UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by a Party other than the Registrant  ☐

Filed by the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

NEOWARE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

The information in this document is not complete and can be changed.

NEOWARE, INC.

3200 Horizon Drive

King of Prussia, Pennsylvania 19406

August 28, 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Neoware, Inc., which we refer to as Neoware, to be held at 10:00 A.M., Eastern Time, on September 27, 2007, at the Valley Forge Suites Hotel, 888 Chesterbrook Blvd., Chesterbrook, Pennsylvania 19087. The attached notice of the special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting you will be asked to consider and vote upon a proposal to adopt a merger agreement, dated as of July 23, 2007, under which Neoware would be acquired by Hewlett-Packard Company. If the merger is completed, you, as a holder of Neoware common stock, will be entitled to receive $16.25 in cash, without interest and less any applicable withholding taxes, for each share of Neoware common stock you own at the effective time of the merger.

The Neoware board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Neoware and its stockholders.

Accordingly, the Neoware board of directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Neoware common stock entitled to vote on the proposal. If you fail to vote on the proposal to adopt the merger agreement, the effect will be the same as a vote against the proposal. Whether or not you plan to attend the special meeting, please submit your proxy in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	use the Internet website shown on your proxy card; or

•	complete, sign, date and return the enclosed proxy card at your first opportunity.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You also may obtain more information about Neoware from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares, please call The Proxy Advisory Group, LLC, our proxy solicitation agent, toll-free at (800) 440-7435.

Thank you for your cooperation and continued support.

Very truly yours,

Dennis P. Flanagan

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated August 28, 2007, and is expected to be first mailed to stockholders on or about August 28, 2007.

NEOWARE, INC.

3200 Horizon Drive

King of Prussia, Pennsylvania 19406

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 27, 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Neoware, Inc., a Delaware corporation, which we refer to as Neoware, to be held at 10:00 A.M., Eastern Time, on September 27, 2007, at the Valley Forge Suites Hotel, 888 Chesterbrook Blvd., Chesterbrook, Pennsylvania 19087, to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of July 23, 2007, referred to as the merger agreement, by and among Neoware, Inc., a Delaware corporation, referred to as Company, Hewlett-Packard Company, a Delaware corporation, referred to as HP, and Narwhal Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of HP, referred to as Merger Sub, as it may be amended from time to time;

•

a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	any other matter that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders who owned Neoware common stock of record at the close of business on August 23, 2007 are entitled to notice of, to vote at, and to attend the special meeting and any adjournment or postponement of the special meeting. A list of Neoware stockholders eligible to vote at the special meeting will be available at our principal offices at 3200 Horizon Drive, King of Prussia, Pennsylvania 19406 during normal business hours from August 29, 2007 through September 26, 2007, and will also be available at the special meeting and at any adjournment or postponement thereof.

The Neoware board of directors has unanimously (1) determined that the merger agreement, the terms thereof and the merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, Neoware and the holders of Neoware common stock (other than HP, Merger Sub and their respective subsidiaries and affiliates) and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, the Neoware board of directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes represented at the special meeting to adopt the merger agreement.

Your vote is very important regardless of the number of shares that you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Neoware common stock entitled to vote on the proposal. The adjournment proposal requires the affirmative vote of a majority of the shares of Neoware common stock present at the special meeting and entitled to vote thereon. Your shares can be voted at the special meeting only if you are present or represented by a valid proxy. Even if you plan to attend the special meeting, we request that you submit your proxy in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	use the Internet website shown on your proxy card; or

•	complete, sign, date and return the enclosed proxy card at your first opportunity.

If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Returning the proxy card or submitting your vote using the telephone or Internet will not deprive you of your right to attend the special meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name or present evidence of your ownership of the shares as of the record date, such as a copy of your most recent statement.

If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards through one of the methods described above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to adopt the merger agreement and approval of the proposal to adjourn or postpone the special meeting referred to above.

Neoware’s stockholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Appraisal Rights” in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

If you have any questions or need assistance in voting your shares, please call The Proxy Advisory Group, LLC, our proxy solicitation agent, toll-free at (800) 440-7435.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

BY ORDER OF THE BOARD OF DIRECTORS,

Keith D. Schneck

Chief Financial Officer and Secretary

August 28, 2007

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet summarizes selected information in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting.

•	The Parties to the Merger. See “The Parties to the Merger” on page 40.

•

Neoware, Inc. is a leading global provider of thin client computing solutions. Neoware is a Delaware corporation, its principal executive offices are located at 3200 Horizon Drive, King of Prussia, Pennsylvania 19406 and its telephone number is (610) 277-8300. References to “Neoware,” the “company,” “we,” “our,” or “us” in this proxy statement refer to Neoware, Inc., and its subsidiaries, unless otherwise indicated by context.

•

Hewlett-Packard Company, a Delaware corporation, which we refer to in this proxy statement as HP, is a technology solutions provider to customers, businesses and institutions globally. HP’s principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304 and its telephone number is (650) 857-1501.

•

Narwhal Acquisition Corporation, a Delaware corporation, which we refer to in this proxy statement as Merger Sub, is a wholly owned subsidiary of HP. Merger Sub was formed solely for the purpose of effecting the merger. Merger Sub has not engaged in any business other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

•

The Merger. You are being asked to vote to adopt the Agreement and Plan of Merger, dated as of July 23, 2007, among Neoware, HP and Merger Sub, which we refer to in this proxy statement as the merger agreement, pursuant to which Merger Sub will merge with and into Neoware, with Neoware continuing as the surviving corporation in the merger, which we refer to in this proxy statement as the surviving corporation. The surviving corporation will continue to do business under the name “Neoware, Inc.” following the merger and will be a wholly owned subsidiary of HP. As a result of the merger, Neoware will cease to be an independent, publicly traded company. If the merger is completed, immediately thereafter, HP will directly own all of the outstanding capital stock of Neoware. See “The Merger Agreement” beginning on page 44. A copy of the merger agreement is attached as Appendix A to this proxy statement.

•

Merger Consideration. If the merger is completed, you will be entitled to receive $16.25 in cash, without interest and less any applicable withholding taxes, for each share of Neoware common stock that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). See “The Merger Agreement—Merger Consideration” and “Dissenters’ Appraisal Rights” beginning on pages 44 and 64, respectively.

•

Treatment of Outstanding Options and Restricted Stock. At the effective time of the merger, each outstanding option to acquire Neoware common stock granted under Neoware’s stock option plan or otherwise:

•

having an exercise price less than $16.25 per share whether vested or unvested will become fully vested and converted into the right to receive an amount in cash from the surviving corporation equal to the positive product obtained by multiplying (x) the aggregate number of shares that were issuable upon exercise of the option immediately prior to the effective time of the merger and (y) the excess, if any, of $16.25 over the per share exercise price which amount shall be less any applicable withholding taxes; and

•	having an exercise price per share equal to or greater than $16.25 per share will be cancelled without payment or consideration.

At the effective time, each outstanding award of Neoware restricted stock held by an employee who becomes an employee of HP or one of its subsidiaries (including Neoware) immediately after the effective time of the merger that is subject to vesting or other lapse restrictions and has not otherwise been forfeited immediately prior to the effective time of the merger will (a) be subject to, and will become vested upon, terms and conditions that are substantially similar to those currently applicable to such restricted stock, (b) represent the right to receive the merger consideration as each share vests, subject to applicable withholding requirements, and (c) continue to be subject to the other terms and conditions of the applicable initial documentation for such restricted stock.

•

Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Neoware common stock at the close of business on August 23, 2007, the record date for the special meeting. Each outstanding share of Neoware common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting and any adjournment or postponement thereof. As of the record date, there were 20,204,510 shares of Neoware common stock entitled to be voted at the special meeting. See “The Special Meeting of Stockholders—Record Date” on page 41.

•

Stockholder Vote Required to Adopt the Merger Agreement. You are being asked to consider and vote upon a proposal to adopt the merger agreement. For us to complete the merger, stockholders holding a majority of the shares of Neoware common stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement. See “The Special Meeting of Stockholders—Voting Rights; Quorum; Vote Required for Approval” beginning on page 41.

•

Voting Information. Before voting your shares of Neoware common stock, we encourage you to read this proxy statement in its entirety, including its appendices, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card (which requires no postage if mailed in the United States), or submit your vote via the Internet or by telephone as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote. See “The Special Meeting of Stockholders—Voting and Revocation of Proxies” on page 42.

•

Determination of the Board of Directors. After careful consideration, the Neoware board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Neoware and the holders of Neoware common stock (other than HP, Merger Sub and their respective subsidiaries and affiliates) and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger—Determination of the Board of Directors; Reasons for Approval of the Merger; Recommendations” beginning on page 20.

Accordingly, the Neoware board of directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

•

Share Ownership of Neoware Directors and Officers. As of August 23, 2007, the record date, the directors and executive officers of Neoware held and are entitled to vote at the special meeting, in the aggregate, shares of Neoware common stock representing approximately 2.9% of the outstanding shares of Neoware common stock. Each of the directors and executive officers has informed Neoware that he currently intends to vote all of his shares of Neoware common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal, if necessary. See “The Special Meeting of Stockholders—Voting Rights; Quorum; Vote Required for Approval” beginning on page 41.

•

Opinion of the Board of Directors’ Financial Advisor. The Neoware board of directors engaged Lehman Brothers Inc., referred to in this proxy statement as Lehman Brothers, to assist it in connection with its evaluation of the proposed merger. On July 23, 2007, Lehman Brothers rendered to the Neoware board of directors an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of July 23, 2007, based on and subject to the factors and assumptions set forth therein, and other matters that Lehman Brothers considered relevant, the consideration to be offered to the holders of Neoware common stock in the merger was fair, from a financial point of view, to such stockholders. The full text of Lehman Brothers’ written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Neoware will pay Lehman Brothers a fee of approximately $4.2 million in connection with its services as financial advisor, of which $500,000 was paid upon delivery of the opinion and the remainder will be payable only if the merger is consummated. Lehman Brothers’ opinion was provided to Neoware’s board of directors in connection with and for the purposes of the board’s evaluation of the merger and does not constitute a recommendation to any stockholder of Neoware as to how such stockholder should vote with respect to the merger or any other matter. See “The Merger—Opinion of Lehman Brothers Inc.” beginning on page 21 and Appendix B.

•

Material United States Federal Income Tax Consequences. The merger will be a taxable transaction to you if you are a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences”). For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Neoware common stock generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Neoware common stock. If your shares are held by you as capital assets, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual shareholder are eligible for preferential rates of U.S. federal income tax if the shares were held for more than one year. If the shares were held for one year or less, such capital gains recognized by an individual shareholder will be subject to tax at ordinary income tax rates. The payment of cash to you pursuant to the merger will be subject to information reporting and may be subject to backup withholding tax, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. The tax consequences of the merger to you are complex and will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you under federal, state, local, non-U.S. and other tax laws. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 34.

•

Procedures for Receiving the Merger Consideration. See “The Merger—Procedures for Receiving the Merger Consideration” beginning on page 30. If the merger is completed, each Neoware stockholder will receive materials from the paying agent, Computershare Trust Company of New York. As soon as possible after the completion of the merger, the paying agent will provide instructions to each holder of record of shares of Neoware common stock that will explain how to surrender stock certificates. Each Neoware stockholder will receive cash for his, her or its shares from the paying agent after complying with these instructions. If the stockholder’s shares of common stock are held in “street name” by his, her or its broker, the stockholder will receive instructions from his, her or its broker as to how to effect the surrender of the “street name” shares and receive cash for those shares. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

•

Appraisal Rights. Under the General Corporation Law of the State of Delaware, holders of Neoware common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of

Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. A summary of the relevant provisions of Delaware law is included in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Holders of Neoware common stock intending to exercise their appraisal rights must, among other things, submit a written demand for an appraisal to Neoware prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 64 and Appendix C.

•

Termination of the Merger Agreement. Under certain circumstances, the merger agreement may be terminated and the merger abandoned prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. See “The Merger Agreement—Termination” beginning on page 54. The merger agreement may be terminated as follows:

(1)	by mutual written consent of Neoware and HP.

(2)	by either HP or Neoware if:

(a)	the merger shall not have been consummated on or before January 23, 2008, except that either party may extend the date of termination until April 23, 2008 if the antitrust approvals are the only conditions to the merger agreement that remain to be satisfied;

(b)	any law or order issued by any court or agency of competent jurisdiction having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable; or

(c)	the special meeting of stockholders (including any adjournment thereof) is held and approval of the proposal to adopt the merger agreement has not been obtained from a majority of the holders of Neoware’s outstanding common stock entitled to vote on the proposal (except Neoware may not terminate the merger agreement for this reason if the approval was not obtained due to the action or failure to act by Neoware and such action or failure to act constitutes a breach of the merger agreement by Neoware).

(3)	by HP:

(a)	upon a breach of any covenant or agreement on the part of Neoware set forth in the merger agreement such that, as of the time of such breach, the condition to the consummation of the merger that Neoware shall have performed or complied in all material respects with each of its agreements and covenants required under the merger agreement to be performed or complied with at or prior to the consummation of the merger would not be satisfied;

(b)	upon a breach of any representation or warranty on the part of Neoware or if the representations and warranties of Neoware (disregarding all materiality and material adverse effect qualifications in such representations and warranties) shall have become untrue and such failure to be true, in the aggregate, has or would reasonably be expected to have a material adverse effect on Neoware (except that the representations relating to capital structure must be true in all but de minimis respects and the representations relating to board approval, takeover statutes and brokers’ fees and expenses must be true in all respects), and such breach is not cured after notice and during a specified cure period;

(c)	if:

•	there occurs any change in the Neoware board’s recommendation for the merger;

•	Neoware has failed to include in this proxy statement the board’s recommendation for the merger;

•

the Neoware board fails to reaffirm (publicly, if so requested by HP) the board’s recommendation for the merger within 10 calendar days after the date any acquisition proposal (or material modification thereto) is first publicly disclosed;

•

a tender or exchange offer relating to Neoware securities has been commenced by a person unaffiliated with HP and Neoware shall not have sent to its securityholders pursuant to Rule 14e-2 of the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement unconditionally reaffirming the Neoware board’s recommendation for the merger and unconditionally recommending that securityholders reject such tender or exchange offer; or

•

Neoware has breached in any material respect its obligations to call a special meeting of the stockholders to vote on the merger agreement, Neoware’s board has failed to unanimously recommend that Neoware stockholders vote in favor of adoption of the merger agreement, or Neoware has breached its obligations with regard to alternative acquisition proposals.

(4)	by Neoware:

(a)	upon a material breach of any material covenant or agreement on the part of HP or Merger Sub, or if the representations and warranties of HP and Merger Sub (disregarding all materiality qualifications in such representations and warranties) shall have become untrue and such failures to be true, in the aggregate, would reasonably be expected to materially adversely affect the ability of HP to consummate the merger, and such breach is not cured after notice and during a specified cure period; or

(b)	immediately prior to entering into a definitive agreement with respect to a superior offer, provided that (A) Neoware received such superior offer other than as a result of a breach or violation of the merger agreement, (B) Neoware has not breached or violated the terms of the merger agreement relating to acquisition proposals, (C) the Neoware board has effected a change of its recommendation regarding the merger agreement in response to such superior offer in accordance with the merger agreement and has authorized Neoware to enter into such definitive agreement, (D) Neoware has notified HP in writing that Neoware intends to enter into such definitive agreement for such superior offer, which notice shall include the most current version of such definitive agreement and the identity of the person making such superior offer, (E) HP shall not have made, within 5 business days of being notified of such superior offer in accordance with the terms of the merger agreement, a counter-offer or proposal that the Neoware board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders as such superior offer, and (F) prior to or simultaneous with such termination, Neoware pays HP a termination fee of $10 million, as described below under the heading “The Merger Agreement—Fees and Expenses; Termination Fee” on page 56.

•

Effect of Termination; Termination Fee. In general, if the merger agreement is terminated, neither Neoware nor HP will have any liability to the other under the merger agreement except for damages resulting from willful breach of the merger agreement and any obligation to pay the termination fee specified in the merger agreement. If Neoware or HP terminates the merger agreement under certain circumstances specified in the merger agreement, Neoware will be required to pay a termination fee of $10 million to HP. See “The Merger Agreement—Fees and Expenses; Termination Fee” on page 56.

•

Conditions to the Merger. The obligation to consummate the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 58. Those conditions include the following:

•	the merger agreement shall have been adopted by the affirmative vote or consent of the holders of a majority of the outstanding shares of Neoware common stock entitled to vote on the proposal;

•

the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act, and any applicable waiting period under any foreign antitrust law relating to the merger, must have expired or been earlier terminated and the merger must have been approved under any applicable foreign antitrust law that does not provide for such a waiting period (see “The Merger—Regulatory Approvals” on page 36);

•	no law or order issued by any court or agency of competent jurisdiction making the merger illegal or otherwise prohibiting the consummation of the merger shall be in effect;

•	the representations and warranties of each of Neoware, HP and Merger Sub must be true and correct as of the closing date, subject in many cases to material adverse effect qualifications;

•

each of Neoware, HP and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the consummation of the merger; and

•

there shall not have occurred since July 23, 2007 any event that has had or would reasonably be expected to have a material adverse effect with respect to Neoware and its subsidiaries, taken as a whole, or Neoware’s ability to consummate the merger.

•	Alternative Acquisition Proposals. From and after July 23, 2007, Neoware has agreed that neither it nor any of its subsidiaries shall, directly or indirectly:

(1)	except as permitted during the go-shop period described below, solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making of, submission or announcement of, any alternative acquisition proposal;

(2)	except as permitted during the go-shop period, participate in any discussions or negotiations regarding, or provide non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an alternative acquisition proposal;

(3)	approve, endorse or recommend any alternative acquisition proposal;

(4)	terminate, amend or waive or fail to enforce any rights under any standstill or other similar agreement between Neoware or its subsidiaries, on one hand, and another person (other than HP), on the other hand;

(5)	take any action to exempt any person (other than HP, Merger Sub and their affiliates) from takeover or similar laws contained in the Delaware General Corporation Law; or

(6)	enter into any letter of intent or other agreement relating to any alternative acquisition proposal or any transaction contemplated thereby.

Notwithstanding Neoware’s obligations described above, from July 23, 2007 until 12:01 A.M. (New York City time) on August 18, 2007, which period is referred to as the go-shop period, Neoware had the right under (and subject to the terms and conditions of) the merger agreement to, directly or indirectly, (a) solicit, initiate, encourage and facilitate the making or submission of any alternative acquisition proposals and (b) participate in discussions and negotiations regarding, and furnish non-public information with respect to, and take any other action to facilitate inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an alternative acquisition proposal, except that Neoware, its subsidiaries and their respective representatives may not engage in these actions with more than eight third parties. None of the parties contacted on behalf of Neoware during the go-shop period (or any other party) made a proposal to acquire Neoware during the go-shop period.

See “The Merger—Background of the Merger” beginning on page 14 and “The Merger Agreement—Alternative Acquisition Proposals” beginning on page 51.

Notwithstanding these restrictions, under certain circumstances, the Neoware board of directors may respond to a bona fide unsolicited written alternative acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior offer so long as Neoware complies with certain terms of the merger agreement described under “The Merger Agreement—Alternative Acquisition Proposals” beginning on page 51. These terms include Neoware’s board determining in good faith, after obtaining advice from Neoware’s financial advisor and outside legal counsel, that such alternative acquisition proposal is, or is likely to result in, a superior offer, negotiating with HP in good faith to make adjustments to the merger agreement and, if required, paying a termination fee. To date, no party has made a proposal to acquire Neoware since the execution of the merger agreement.

•

Financing of the Merger. There is no financing condition to the merger. Neoware estimates that the total amount of funds necessary to consummate the merger, including anticipated fees and expenses, is approximately $343.4 million. HP is expected to provide that amount through HP’s cash on hand. See “The Merger—Financing” on page 31.

•

Interests of Neoware’s Directors and Executive Officers. In considering the recommendations of the Neoware board of directors, Neoware’s stockholders should be aware that certain of Neoware’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Neoware’s stockholders generally. The Neoware board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

•

At the effective time of the merger, shares of Neoware common stock held by our executive officers and directors will be converted into cash consideration on the same terms as all shares of Neoware common stock are converted.

•

The vesting of certain equity compensation awards and the conversion and payment of certain equity compensation awards held by executive officers and directors will occur automatically and be accelerated at the time of the merger.

•

We expect that our Chief Executive Officer, our Executive Vice President, EMEA, our Executive Vice President, Sales, Americas and ASPAC, and our Chief Operating Officer will serve as employees of HP following the merger.

•

While we do not currently expect severance to be payable except with respect to our Chief Financial Officer, each of our executive officers will become entitled to receive severance benefits if their employment is not continued after the merger or, with respect to our Chief Executive Officer, if he is not offered a position by the surviving company as President and Chief Executive Officer reporting solely to the board of directors of the resulting company, or if he does not accept employment in any other capacity.

•

Our executive officers and directors will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as executive officers or directors. See “The Merger—Interests of Neoware’s Directors and Executive Officers in the Merger” beginning on page 31.

•

Regulatory Approvals. Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or otherwise been terminated. Neoware and HP filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on August 10, 2007, and are awaiting termination or expiration of the applicable waiting period. The merger is also subject to review by the governmental authorities of various other foreign jurisdictions under the antitrust and foreign investment laws of those jurisdictions. See “The Merger—Regulatory Approvals” on page 36.

•

Market Price of Neoware Common Stock. The closing price of Neoware common stock on the NASDAQ Global Select Market on July 20, 2007, the last trading date prior to announcement of the proposed merger transaction, was $15.24 per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Neoware. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Neoware and HP have agreed that HP will acquire Neoware through the merger of Merger Sub with and into Neoware, subject to certain conditions. Neoware is holding a special meeting of stockholders in order to obtain your approval of a proposal to adopt the merger agreement. We cannot complete the merger unless our stockholders approve this proposal. We have included in this proxy statement important information about the merger, the merger agreement and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the merger agreement as Appendix A. The enclosed voting materials allow you to vote your shares of Neoware common stock without attending the special meeting. Your vote is very important and we encourage you to vote your proxy as soon as possible.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at 10:00 A.M., Eastern Time, on September 27, 2007, at the Valley Forge Suites Hotel, 888 Chesterbrook Blvd., Chesterbrook, Pennsylvania 19087.

Q:	Who can vote on whether or not to adopt the merger agreement?

A:	You are entitled to vote at the special meeting (in person or by proxy) if you owned shares of Neoware common stock at the close of business on August 23, 2007, the record date for the special meeting. Each outstanding share of Neoware common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•

to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which proposal we also refer to as the adjournment proposal; and

•	to act upon any other matter that may properly come before the special meeting or any adjournment thereof.

Q:	What will be the effect of the merger?

A:	Under the merger agreement, Merger Sub will be merged with and into Neoware, with Neoware being the surviving corporation. If the merger is completed, immediately thereafter HP will directly own all of the outstanding capital stock of Neoware. Accordingly, after the merger, you will no longer have an equity interest in Neoware and will not participate in any potential future earnings or growth of Neoware.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $16.25 in cash, without interest and less any applicable withholding taxes, for each share of Neoware common stock that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). At the effective time of the merger, each outstanding option to acquire Neoware common stock granted under Neoware’s stock option plan or otherwise:

•

having an exercise price less than $16.25 per share whether vested or unvested will become fully vested and converted into the right to receive an amount in cash from the surviving corporation equal to the positive product obtained by multiplying (x) the aggregate number of shares that were issuable upon exercise of the option immediately prior to the effective time of the merger and (y) the excess, if any, of $16.25 over the per share exercise price which amount shall be less any applicable withholding taxes; and

•	having an exercise price per share equal to or greater than $16.25 per share will be cancelled without payment or consideration.

At the effective time, each outstanding award of Neoware restricted stock held by an employee who becomes an employee of HP or one of its subsidiaries (including Neoware) immediately after the effective time of the merger that is subject to vesting or other lapse restrictions and has not otherwise been forfeited immediately prior to the effective time of the merger will (a) be subject to, and will become vested upon, terms and conditions that are substantially similar to those currently applicable to such restricted stock, (b) represent the right to receive the merger consideration as each share vests, subject to applicable withholding requirements, and (c) continue to be subject to the other terms and conditions of the applicable initial documentation for such restricted stock.

Q:	How does Neoware’s board of directors recommend that I vote?

A:	The Neoware board of directors unanimously recommends that you vote:

•	FOR the proposal to adopt the merger agreement; and

•	FOR the adjournment proposal.

Q:	How do Neoware’s directors and executive officers intend to vote?

A:	Each of our directors and executive officers has informed us that he or she currently intends to vote all of his shares of Neoware common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Q:	What vote of our stockholders is required to adopt the merger agreement and to approve the adjournment proposal?

A:	For us to complete the merger, stockholders holding a majority of the shares of Neoware common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote FOR the proposal to adopt the merger agreement. A failure to vote or an abstention will have the same effect as a vote against the proposal to adopt the merger agreement.

If necessary, the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Neoware common stock present or represented by proxy at the meeting and entitled to vote on that proposal.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of Neoware common stock must be present for the special meeting to be held. A quorum will be present if the holders of a majority of the outstanding shares of Neoware common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Neoware. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Neoware common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please submit your proxy in one of the following ways:

•	by completing, signing, dating and returning the enclosed proxy card;

•	by using the telephone number printed on your proxy card; or

•	by using the Internet voting instructions printed on your proxy card.

You can also attend the special meeting and vote, or change your prior vote, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares using one of the methods described above. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

Q:	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. This proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Neoware common stock entitled to vote on the proposal. Abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to adopt the merger agreement.

For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast and will have no effect on the adjournment proposal but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the proposal to adopt the merger agreement, FOR the adjournment proposal, and in accordance with the recommendations of Neoware’s board of directors on any other matter that may properly come before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the proposal to adopt the merger agreement but will have no effect on the adjournment proposal.

Q:	How do I revoke or change my vote?

A:

You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a stockholder of record by notifying the Corporate Secretary of Neoware in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We anticipate that the merger will be completed in the fourth calendar quarter of 2007, subject to receipt of stockholder approval at the special meeting and the satisfaction of the other closing conditions under the merger agreement.

Q:	What is required to complete the merger?

A:	We are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include receipt of Neoware stockholder approval and expiration of the applicable waiting period under the HSR Act. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completing the Merger” beginning on page 58.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration to which you are entitled. You should use the letter of transmittal to exchange stock certificates for that merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Q:	What if my stock is uncertificated?

A:	If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger is completed as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled. See “The Merger—Procedures for Receiving the Merger Consideration” beginning on page 30. Shortly after the merger is completed, your broker, bank or other nominee will receive a letter of transmittal with instructions informing them how to send to the paying agent book-entry account statements reflecting to the ownership of such street name stock in order to receive the appropriate merger consideration. See “The Merger—Procedures for Receiving the Merger Consideration” beginning on page 30.

Q:	What if I own restricted stock or options?

A:

If you are the record owner of restricted stock as to which all restrictions have lapsed, the paying agent will pay the merger consideration to which you are entitled automatically by delivering the payment to you, without interest and less any applicable withholding taxes, shortly after the merger is completed at the address reflected in our transfer agent’s records. If you are the owner of restricted stock that is subject to vesting or other lapse restrictions that have not been satisfied as of the effective time of the merger and you are an employee of HP or any of its subsidiaries (including Neoware) immediately after the effective time of the merger, your outstanding awards of restricted stock will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, when the vesting or other restrictions on your restricted stock have lapsed. If you are the beneficial owner of options having an exercise price less than $16.25, whether vested or unvested, the paying agent will pay the merger consideration to which you are entitled automatically by delivering the payment to you, without interest and less any applicable withholding taxes, shortly after the merger is completed at the address reflected in our records. If the exercise of your options is $16.25 or more per share, then your options will be cancelled without payment of additional consideration. See “The Merger—Procedures for Receiving the Merger Consideration” and “The Merger Agreement—Treatment of Options and Restricted Stock” beginning on pages 30 and 45, respectively.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you under federal, state, local, non-U.S. and other tax laws. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 34.

Q:	Am I entitled to appraisal rights?

A:	Yes. If you are a stockholder who objects to the merger, and if you comply with the required procedures under Delaware law, you will be entitled to appraisal rights under Delaware law. See “Dissenters’ Appraisal Rights” beginning on page 64 and Appendix C.

Q:	How can I obtain additional information about Neoware?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended June 30, 2006, excluding certain of its exhibits, and other filings with the SEC without charge to any stockholder who delivers a written request to Cameron Associates, 1370 Avenue of the Americas, New York, NY 10019, or calls Cameron Associates at (212) 245-8800. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or on the investor relations page of Neoware’s website at investor.neoware.com/pages/sec-filings.html. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” on page 68.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact The Proxy Advisory Group, LLC, our proxy solicitation agent, by telephone at (800) 440-7435.

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger,” “The Merger Agreement” and “Financial Projections” and in statements containing the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar words or expressions. Forward-looking statements also include the following: (1) statements containing projections of revenues, operating expenses, income (or loss), earnings (or loss) per share, capital expenditures, dividends, capital structure, and other financial items; (2) statements concerning the plans and objectives of Neoware management for future operations, including plans or objectives relating to its products or services; (3) statements of future economic performance; (4) statements of the assumptions underlying or relating to any statement described in (1), (2), or (3); (5) any report issued by Lehman Brothers or other outside reviewers retained by Neoware, to the extent that the report assesses a forward-looking statement made by Neoware; and (6) statements regarding the timing or completion of the merger. Actual results could differ materially from those predicted by these forward-looking statements.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties as well as assumptions, among other things, about us and economic and market factors. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Neoware. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future developments or otherwise.

Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements. You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference, attached to this proxy statement or referred to in this proxy statement, as of the respective dates of such documents. These and other factors are discussed in our current filings with the SEC, including Neoware’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to complete the merger, including the receipt of the required stockholder or regulatory approvals;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings instituted against us and others in connection with the proposed merger;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	business uncertainty and contractual restrictions prior to the merger close;

•	competition generally and the increasingly competitive nature of our industry;

•	the effect of war, terrorism or catastrophic events;

•	stock price and interest rate volatility; and

•	marketing effectiveness.

The foregoing list and the risks reflected in this proxy statement should not be construed to be exhaustive. Actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our results of operations, financial condition, cash flows, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations.

THE MERGER

Background of the Merger

Our board of directors and senior management regularly review Neoware’s business and operations, as well as the strategic alternatives available to maximize stockholder value. In particular, with the appointment of Klaus Besier as our Chief Executive Officer in October 2006, Neoware has implemented new plans and initiatives for improving Neoware’s financial performance, including new sales, marketing, product development and infrastructure initiatives and updating our product offerings, all of which require continued investment in fiscal 2008 and fiscal 2009. During this period, there has been turnover in several positions within senior management and several key openings still exist. From March 11 to March 13 of this year, as part of our ongoing efforts to evaluate our alternatives, our senior management met for an offsite strategic planning meeting to conduct an in-depth analysis of Neoware’s business, operations and strategic alternatives. As part of this analysis, senior management reviewed Neoware’s stand-alone opportunities and potential acquisitions. In addition, Lehman Brothers from time to time in 2007 had explored whether other clients of Lehman Brothers would be interested in pursuing an opportunity with Neoware and none expressed a strong interest.

On April 5, 2007, Mr. Besier, who is also a member of our board, received a call from a representative of HP who expressed HP’s interest in exploring the possibility of a partnership or other strategic relationship with Neoware, including a potential acquisition of Neoware by HP. Mr. Besier promptly sought guidance from our board on how to respond to HP.

On April 10, 2007, our board held a special telephonic meeting. Mr. Besier and Keith Schneck, our Chief Financial Officer, and a representative of our outside legal counsel, McCausland Keen & Buckman, also attended. Senior management and our board discussed HP’s approach as well as HP’s desire for a meeting to discuss its interest in Neoware. Our board discussed the potential opportunities with HP and the status of Neoware’s present initiatives and stand-alone opportunities, including potential acquisitions. Our board authorized senior management to meet with HP to discuss potential opportunities, but given the preliminary nature of these discussions, directed them to continue focusing on the ongoing initiatives being undertaken by Neoware.

On April 24, 2007, in order to facilitate meaningful discussions and promote the efficient exchange of information, Neoware and HP entered into a non-disclosure agreement.

Also on April 24, 2007, our senior management met with representatives of HP. At the meeting, the parties discussed HP’s personal computer and thin client business, growth opportunities in virtualization, our product offerings and how the two businesses could potentially be combined. These discussions were at a very high level, were focused on product lines and business opportunities, did not involve the disclosure of non-public information and did not involve discussions of price or other terms. Between April 24, 2007 and June 12, 2007, HP representatives made several phone calls to our senior management informing them that HP was still considering a strategic relationship, but no decisions had been reached.

On April 27, 2007, our board, with legal counsel present, held a regularly scheduled quarterly meeting to review our business, strategy and financial performance with senior management. This review included a discussion of the various alternatives available to Neoware for growing its presence in the Virtual Desktop Infrastructure (VDI) marketplace and a presentation by Neoware’s strategy consultant on the offsite strategy meeting that had been held from March 11 to March 13, which had focused on the opportunities available to and challenges facing Neoware, as well as the initiatives that could be undertaken in order to exploit available opportunities.

On May 18, 2007, our board, with legal counsel present, held a special telephonic meeting at which our senior management provided our board with an update on the virtualization market and our virtualization and VDI initiatives. Senior management discussed the activities of Neoware’s principal competitors and the apparent increase in interest in thin client computing driven by virtualization. Senior management and our board discussed the reasons for investing in VDI, the rewards and risks of such investment, the existing virtualization architecture and how Neoware’s products fit into that architecture, and the current state of the virtualization market. Senior management gave our board an update on discussions with HP, and our board discussed other acquisition opportunities.

On June 12, 2007, Mr. Besier received a telephone call from representatives of HP indicating HP’s desire to enter into an exclusive period of negotiation with respect to a non-binding proposal for HP to purchase, subject to satisfactory completion of due diligence and receipt of necessary approvals, Neoware for $13.00 in cash per share. Terms that HP proposed included a requirement that Neoware have $120 million in cash at closing and that the definitive agreement provide for a customary no-shop provision and a customary termination fee. HP also indicated that it intended to provide a retention pool for management and key employees of up to $5 million, the details of which were to be determined in negotiation of the definitive agreement. The non-binding proposal would expire on June 15, 2007 if Neoware did not enter into an exclusivity agreement with HP by such time.

On June 13, 2007, we received from HP a written indication of interest dated June 12, 2007 containing the terms of the non-binding proposal outlined verbally the day before.

On June 13, 2007, our board held an all day regularly scheduled meeting to review the operating plan and budget for fiscal 2008 with senior management. Each member of senior management reported on the current fiscal year performance and outlook for 2008. Senior management reported that, as reflected in Neoware’s proposed operating plan and budget, senior management expected that during fiscal 2008 Neoware would continue to incur major spending increases for sales, marketing and product development, and that operating income could be expected to continue to be negatively affected by further declines in gross profit margins due to competitive pressures, with some improvement in the fourth fiscal quarter. In addition senior management reviewed the risks and opportunities associated with the proposed budget and initiatives for fiscal 2008. Our board discussed the introduction of new products and technologies by competitors and the potential impact of such an introduction on Neoware’s business. At this meeting our board approved the 2008 operating plan and budget.

At the June 13, 2007 meeting our board also discussed the indication of interest that had been received from HP, including the $13.00 per share in cash price and the timing of the potential transaction in relation to Neoware’s ongoing rebuilding initiatives. At the end of these discussions, our board concluded that $13.00 per share in cash was inadequate and requested that senior management respond to HP indicating an interest in further discussions but at a higher price.

On June 15, 2007, senior management of Neoware and two members of our board contacted representatives of HP by telephone and indicated that our board considered $13.00 per share inadequate, suggesting a price of $18.00 per share as a counterproposal. As part of the conversation, senior management of Neoware requested that HP consider the value of Neoware’s entire product portfolio, including its research and development initiatives.

On June 21, 2007, representatives of Neoware met with representatives of HP for a technical demonstration of certain of Neoware’s software products.

Also on June 21, 2007, we contacted Jones Day, who had from time to time prior to that performed legal services for us on other matters, regarding the potential transaction.

On June 26, 2007, representatives of HP contacted our senior management by telephone to inform us that HP was willing to raise its proposed price to $15.25 in cash per share, subject to the conditions set forth in its June 12, 2007 letter. HP requested a response within 24 hours and informed us that it would proceed with the proposed transaction only if Neoware granted HP a 30 day exclusivity period as contemplated by the June 12 letter.

Between June 13 and June 27, 2007, management gave informal updates to our board regarding contact with HP.

On June 27, 2007, our board held a special telephonic meeting with senior management and legal counsel in attendance. At the meeting, our board heard a presentation regarding the current status of discussions with HP and discussed HP’s request for exclusivity, which would prohibit Neoware from contacting other potential buyers. Our board discussed the consequences of entering into an exclusivity agreement and not being able to solicit other potential acquirors of Neoware prior to signing a definitive agreement. A representative of Jones Day discussed with our board its fiduciary duties in connection with the proposed transaction, HP’s requirement for exclusivity, and the retention of a financial advisor.

Our board then discussed the potential transaction and the engagement of a financial advisor to advise our board. After a discussion of various financial advisors, our board determined that it would engage Lehman Brothers because of its expertise, reputation and familiarity with Neoware. Our board instructed senior management to engage Lehman Brothers and to advise HP that Neoware needed additional time before responding to its indication of interest.

Also on June 27, 2007, Neoware engaged Lehman Brothers as its financial advisor in respect of a potential sale of Neoware.

On June 29, 2007, our board held a special telephonic meeting with senior management, legal counsel and Lehman Brothers in attendance at which Lehman Brothers made a presentation regarding the proposed transaction. Lehman Brothers noted that it was important to consider the potential effect of management’s public release of its guidance for fiscal 2008 on Neoware’s stock price. In this regard, Neoware had not given any guidance for fiscal 2008, which in the normal course would have been provided in August 2007, in its announcement of its year-end earnings for fiscal 2007.

Also on June 29, 2007, a representative of Jones Day discussed with our board the transaction process and our board’s fiduciary duties in connection with the proposed transaction and HP’s requirement for exclusivity.

Our board also discussed the risks involved in going forward with the transaction and the impact on Neoware’s customers, suppliers, management and employees. Included in the discussion was that HP had proposed a $5 million retention bonus program under which our senior management and key employees that continued as employees of Neoware or HP after the acquisition would be eligible to receive retention bonuses determined in consultation with Mr. Besier and that HP was making offers of employment to selected senior management and key employees of Neoware. Our board also discussed HP’s requirement for exclusivity to proceed with a potential transaction, the likelihood of another potential buyer at $15.25 or greater per share price, the likelihood of HP’s continued interest if Neoware did not grant exclusivity or chose to canvass any other prospective buyers and the impact on customers and suppliers if news leaked that Neoware was actively seeking to be acquired. Our board concluded that the proposed price of $15.25 per share in cash was sufficient to continue discussions with and provide exclusivity to HP for a period of 30 days after due diligence was made available to HP, but instructed our senior management and Lehman Brothers to continue to request that HP increase its proposed price.

On June 29, 2007, following the board meeting, Lehman Brothers contacted HP and requested a price of $16.00 per share in cash, elimination of the $120 million cash balance required for closing, acceleration of certain options for management and a shorter exclusivity period, and explained that any proposed transaction would require a termination fee on the low end of the customary range.

On June 30, 2007, HP contacted Lehman Brothers and declined to increase its proposed price but indicated a willingness to discuss further the other terms proposed.

During the course of July 2007, Mr. Besier had several conversations with senior representatives of HP regarding timing of the proposed transaction, due diligence issues, post-merger retention packages for senior management and key employees of Neoware and acceleration of Neoware stock options in connection with the proposed transaction. See “The Merger—Interests of Neoware’s Directors and Executive Officers in the Merger” beginning on page 31.

On July 1, 2007, HP’s internal legal counsel delivered a draft exclusivity agreement to our counsel. After several discussions and exchanges of drafts, the terms of the exclusivity agreement were agreed to on July 6, 2007, including a termination date of July 31, 2007. The parties signed the exclusivity agreement on July 9, 2007.

On July 6, 2007, our board held a special telephonic meeting to receive an update from our senior management, legal counsel and financial advisor. Senior management explained that HP had declined our request to increase its proposed price of $15.25 in cash per share.

On July 9, 2007, we began to provide HP with access to an online data room with information regarding our business. On July 10 and 11, 2007, our senior management and other members of our management team met with HP to provide additional information with respect to Neoware. Representatives of Lehman Brothers participated in the meetings.

Also on July 9, 2007, HP’s outside legal counsel, Cleary Gottlieb Steen & Hamilton LLP, circulated a draft merger agreement to our legal counsel.

On July 13, 2007, our board held a special telephonic meeting to receive an update from its advisors on the discussions with HP and to review the material issues raised by the draft merger agreement. Representatives of Lehman Brothers also reviewed with our board the performance of Neoware’s stock, noting that the premium of 4.5% represented by the proposed $15.25 per share price in the proposed transaction compared to Neoware’s stock price of $14.60 as of July 12, 2007 was relatively low for a transaction of this nature. Our board also discussed the challenges faced by Neoware’s business, including the need to complete the update of its product line, the increase in operating expenses and the completion of planned investments during the next year, the prospect for the future business given increased competition and the pressure on margins, the lack of interest of other potential buyers in acquiring Neoware when informally contacted by Lehman Brothers over the last several months and the risks associated with delaying the transaction, which included HP losing interest in the acquisition, the difficulty in making decisions regarding operations that might make Neoware less attractive to HP and the difficulty of retaining critical employees. Our board concluded that, based on its review and consideration of all of the foregoing factors, many of which had been discussed at length in prior meetings, the proposed transaction with HP was still in the best interests of our stockholders and Neoware and its advisors should continue to provide due diligence materials to HP and to review and provide comments on the draft merger agreement, but that Lehman Brothers should seek to negotiate an increase in the proposed deal price.

Also on July 13, 2007, Jones Day provided comments on the draft merger agreement to Cleary Gottlieb.

On July 14, 2007, Lehman Brothers contacted HP and discussed the recent increase in Neoware’s stock price and that a further increase in the price could make it challenging for the transaction to proceed at the current offer price.

On July 15 and 16, 2007, Jones Day, Cleary Gottlieb and HP’s internal legal counsel had a series of discussions regarding the terms of the merger agreement.

On July 17, 2007, our board held a special telephonic meeting to discuss with its advisors the status of the negotiations with HP. Jones Day and Lehman Brothers provided our board with an update regarding the proposal from HP and the negotiations regarding the material terms of the proposed merger agreement and our board instructed its advisors with respect to the open points of negotiation. Our board continued to consider what price and terms it would be willing to agree to and discussed the recent trading activity in Neoware’s common stock (which had closed on July 16, 2007 at $14.35 per share). Our board again discussed the 2008 plan and budget, which had been discussed, reviewed and approved at the board meeting held on June 13, 2007. Our board and management noted, based on revenue growth consistent with the industry in which Neoware operates but with declining gross profit margins and high operating spending levels in relation to revenue and using assumptions regarding expected trading multiples, that in two years Neoware stock price could be lower than the current stock price. Our board further discussed the 2008 operating plan and unanimously agreed that our board and management had not changed its views on the prospects for Neoware and its business. Our board indicated to senior management and Lehman Brothers that they should continue to discuss with HP the possibility of increasing the price. Mr. Besier updated our board on the discussions regarding retention packages for senior management and key employees, including his own retention package.

On July 18, 2007, Lehman Brothers contacted HP and further explored the possibility of increasing the price. HP declined to do so.

On July 19, 2007, at the direction of our board, Jones Day discussed certain significant provisions of the merger agreement with Cleary Gottlieb.

At a special telephonic meeting of our board on July 20, 2007, Jones Day and Lehman Brothers provided our board with an update regarding the proposal from HP and the negotiations regarding the material terms of the proposed merger agreement and our board instructed its advisors with respect to the open points of negotiation. At this meeting, individual members of our board again discussed the issues raised by the operating plan and budget for fiscal 2008 presented by senior management to our board at the June 13, 2007 board meeting and the conclusion reached at that meeting that in two years Neoware’s stock price could be lower than the current stock price, based on revenue growth consistent with expectations in the industry in which Neoware operates but with declining gross profit margins and high operating spending levels in relation to revenue. Our board and its advisors reviewed management’s presentation of the 2008 operating plan and budget once again, including the conclusion regarding Neoware’s future stock price. Our board concluded that nothing had changed since that meeting in terms of Neoware’s outlook for the future, and that the proposed transaction continued to be in the best interests of Neoware’s stockholders. Mr. Besier gave an update on the status of the discussions with HP regarding retention for senior management and key employees.

After the close of market on July 20, 2007, Lehman Brothers contacted HP to discuss Neoware’s continued request for a price increase, particularly in light of Neoware’s closing stock price of $15.24 on July 20, 2007. HP declined to increase the proposed price.

On July 21, 2007, senior management and Neoware’s advisors discussed the prospects for the proposed transaction at the proposed transaction price and again decided to request an increase in the transaction price and other concessions from HP such as HP agreeing to a “go-shop” provision to permit Neoware to conduct an active market check following the execution of a definitive agreement with HP and a reduction in the proposed termination fee, if the proposed transaction was to move forward. Both senior management and Lehman Brothers agreed to inform HP of Neoware’s concerns.

Later on July 21, 2007, Lehman Brothers advised HP again that, in light of the recent increase in the trading price for our common stock, the proposed price of $15.25 per share was likely no longer acceptable. HP declined to increase the price.

Thereafter on July 21, 2007, Mr. Besier also advised HP of Neoware’s concerns. HP responded by suggesting that the merger agreement be signed (on the same terms and at the price of $15.25 per share) before the market opening on Monday morning, July 23, 2007.

At a special telephonic meeting held on the morning of July 22, 2007, our board received an update on the current status of the potential transaction with HP, including its suggestion that a merger agreement be signed by July 23, 2007. Our board considered Neoware’s ability to continue as a stand-alone company. Our board also discussed whether or not Neoware should approach HP and ask for a price in the range of $16.00 to $16.50 per share as well as a go-shop. Our board concluded that Lehman Brothers should indicate to HP that Neoware would be willing to execute a merger agreement before the market opening on July 23, 2007 if HP increased its price to $16.25 and agreed to terms such as a 2% termination fee (as opposed to a fee in excess of 3% as proposed by HP) and the addition of a go-shop provision.

After the board meeting, Lehman Brothers contacted HP. During the course of several conversations, HP agreed to increase the proposed transaction price to $16.25 per share, to provide for a 20 business day go-shop provision and to a termination fee of 3% of the transaction value.

At a special telephonic meeting in the afternoon of July 22, 2007, our board received an update from senior management and Neoware’s advisors on the response from HP. Lehman Brothers and Jones Day reviewed the remaining open issues and reported that HP had agreed to our proposal with certain changes as described above. In response to questions raised by our board, Lehman Brothers also advised our board that it believed the 20 business day go-shop period was a sufficient period to permit another potential buyer to gain enough information to submit a proposal, and noted that other potential buyers would still be permitted to submit proposals following the termination of the go-shop period if they met the standards set forth in the merger agreement. Similarly, in response to questions raised by our board, Lehman Brothers advised our board that it did not believe that the 3% termination fee proposed by HP would unduly discourage any other potential buyer from making a bid. After discussion, our board determined that HP’s revised proposal was acceptable. Mr. Besier gave an update on the status of the discussions with HP regarding retention for senior management and key employees and acceleration of stock options and HP’s requirement that he execute his employment offer at the time of signing the definitive acquisition agreement.

During this period, Jones Day and Cleary Gottlieb continued to negotiate and finalize the definitive acquisition agreement.

Thereafter on July 22, 2007, a 9 P.M. Eastern Time special telephonic meeting of our board was held at which our board received an additional update from senior management and Neoware’s advisors on the status of the merger agreement and the proposed timing for finalizing and executing the merger agreement.

Following the board meeting, our advisors, our senior management and HP and its legal counsel continued to negotiate the terms of the merger agreement through the evening of July 22, and the morning of July 23, 2007.

On the morning of July 23, 2007, our board, at a special telephonic meeting, together with its financial and legal advisors, met to consider the definitive terms of the merger, the merger agreement and related transactions. At the meeting Jones Day reviewed with Neoware its fiduciary duties and obligations in connection with the transaction as well as the material terms of the definitive merger agreement. Mr. Besier gave an update on the status of discussions regarding retention of our employees between signing the definitive acquisition agreement and closing the acquisition and the status of his own employment arrangement with HP. In addition, Lehman Brothers issued its oral opinion (confirmed later in writing) that, as of July 23, 2007, and based upon and subject to the assumptions made, matters considered and qualifications and limitations to the review undertaken in connection with such opinion, the merger consideration of $16.25 per share to be offered to Neoware’s stockholders in the merger was fair, from a financial point of view, to such stockholders. After deliberation and based upon the totality of the information presented and considered during its evaluation of the merger and the merger agreement including, without limitation, the fairness opinion issued by Lehman Brothers, our board determined that the merger was advisable, fair to and in the best interests of Neoware and our stockholders and our board unanimously (i) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (ii) resolved to recommend that our stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Later in the morning on July 23, 2007 before the trading markets opened, the parties executed the merger agreement, and Neoware and HP issued a joint press release announcing the transaction. The material terms of the merger agreement are described below under the caption “The Merger Agreement.”

Following the execution of the merger agreement, at the direction of our board, Lehman Brothers began the process of contacting parties to determine whether they might be interested in exploring a transaction with Neoware that would be superior to the proposed transaction. As permitted by the go-shop provision of the merger agreement, Lehman Brothers contacted eight potential strategic buyers. Of the eight parties Lehman Brothers contacted, none elected to sign a confidentiality agreement permitting it to receive additional nonpublic information about Neoware and its business. To date, no party has made a proposal to acquire Neoware since the execution of the merger agreement.

Determination of the Board of Directors; Reasons for Approval of the Merger; Recommendations.

Board of Directors. After careful consideration, on July 23, 2007, the Neoware board of directors unanimously (1) determined that the merger agreement, the terms thereof and the merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, Neoware and the holders of Neoware common stock (other than HP, Merger Sub and their respective subsidiaries and affiliates) and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, the Neoware board of directors unanimously recommends that stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Reasons for the Merger. The material factors considered by our board of directors that support the determination and recommendation set forth above include the following:

•

the $16.25 per share cash merger consideration represents an approximately 20.5% premium to the trailing 30-day average share price, an approximately 30.3% premium to the 60-day trailing average share price and an approximately 6.6% premium to Neoware’s 52-week high closing price on July 20, 2007;

•

the implied enterprise value of the transaction represents an approximately 37.9% premium to the trailing 30-day average enterprise value, an approximately 59.9% premium to the trailing 60-day average enterprise value and an approximately 10.7% premium to the 52-week high enterprise value on July 20, 2007;

•	the fact that $16.25 per share represented a 25.0% increase from HP’s originally proposed acquisition price of $13.00 per share;

•	the fact that the merger consideration is cash, which will be paid from readily available funds and not subject to a financing condition, provides certainty of value to all of our stockholders;

•	Neoware’s internal expectations on profitability for its fiscal 2008;

•	the significant level of competition faced by Neoware from direct competitors with greater name recognition, engineering, manufacturing and marketing capabilities;

•	the future business prospects of Neoware on a stand alone basis given the difficult pricing and gross margin environment;

•	the significant amount of capital resources required by Neoware to invest in sales, marketing and product development and the rebuilding of infrastructure;

•	the financial analyses presented by Lehman Brothers;

•

the opinion of Lehman Brothers that as of July 23, 2007 and based on and subject to the assumptions, qualifications and limitations in its opinion, the $16.25 per share cash merger consideration to be offered to our stockholders was fair, from a financial point of view, to our stockholders. A summary of Lehman Brothers’ presentation and analyses is described under “The Merger—Opinion of Lehman Brothers Inc.” beginning on page 21 and the written opinion of Lehman Brothers dated July 23, 2007 is included as Appendix B to this proxy statement;

•

the fact that the merger agreement (i) provided Neoware with a 20 business day post-signing go-shop period during which Neoware was permitted to solicit interest in an alternative acquisition transaction from, and provide non-public information to, up to eight additional parties, and (ii) permits Neoware to respond to unsolicited proposals under certain circumstances;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, Neoware’s board of directors is permitted to change its recommendation to stockholders to vote in favor of the proposal to adopt the merger agreement and to terminate the merger agreement in order to enter into a definitive agreement with respect to an alternative acquisition proposal that constitutes a superior offer upon the payment to HP of a $10 million termination fee (representing approximately 3% of the anticipated merger consideration);

•	the fact that senior management has experienced turnover and several key executive positions remain open; and

•	the reputation and financial condition of HP.

Our board also considered the following material risks or potentially adverse factors in making its determination and recommendation:

•	the fact that following the merger our current stockholders will no longer participate in any of our potential future earnings or growth;

•

the interests of certain of our directors and executive officers that may be different from, or in addition to, the interests of our other stockholders (see “The Merger—Interests of Neoware’s Directors and Executive Officers in the Merger” beginning on page 31 for more information);

•	the fact that the merger consideration to be received by our stockholders who are U.S. persons will be taxable to the stockholders for federal income tax purposes; and

•	the possibility of disruption to our operations following the announcement of the merger, and the resulting effect on us if the merger does not close.

The foregoing discussion of the information and factors considered by our board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered. In view of the wide variety of reasons and factors considered, our board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, our board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, our board conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the merger.

The Neoware board of directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Opinion of Lehman Brothers Inc.

Pursuant to an engagement letter dated effective July 15, 2007, Neoware retained Lehman Brothers to act as its financial advisor in connection with the proposed merger.

On July 23, 2007, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to Neoware’s board of directors that, as of such date, and based upon and subject to the various considerations and assumptions set forth in its opinion, the consideration to be offered to the stockholders of Neoware in the proposed merger is fair, from a financial point of view, to such stockholders.

The full text of the written opinion of Lehman Brothers dated July 23, 2007, which sets forth the assumptions made, procedures followed, matters considered and limits on the opinion and review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to read the opinion in its entirety.

Lehman Brothers’ written opinion is addressed to Neoware’s board of directors, is directed only to the consideration to be offered to the stockholders of Neoware in the proposed merger and does not constitute a recommendation to any stockholder of Neoware as to how such stockholder should vote with respect to the proposed merger or any other matter. Lehman Brothers has not been requested to opine as to, and Lehman Brothers’ opinion does not in any manner address, Neoware’s underlying business decision to proceed with or effect the proposed merger. No limitations were imposed by Neoware’s board of directors upon Lehman Brothers with respect to the investigations made or procedures followed by it in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed merger;

•

publicly available information concerning Neoware that Lehman Brothers believed to be relevant to its analysis, including Neoware’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007;

•

financial and operating information with respect to the business, operations and prospects of Neoware furnished to Lehman Brothers by Neoware, including financial projections of Neoware prepared by the management of Neoware;

•	published estimates of independent research analysts with respect to the future financial performance of Neoware;

•	a trading history of the common stock of Neoware from January 1, 2004 to July 20, 2007 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Neoware with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

•	Neoware’s prior experience in negotiating a possible strategic transaction with another party.

In addition, Lehman Brothers had discussions with the management of Neoware concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of Neoware that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Neoware, upon advice of Neoware, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Neoware as to the future financial performance of Neoware and that Neoware would perform substantially in accordance with such projections. In addition to using management projections, Lehman Brothers for the purposes of its analysis performed sensitivity analyses on the financial projections of Neoware to reflect more conservative assumptions regarding the growth rate of Neoware’s revenues. In addition, Lehman Brothers also used published estimates of independent research analysts for the purpose of its analysis. Lehman Brothers discussed the forgoing with the management of Neoware, and they agreed with the appropriateness of, and consented to Lehman Brothers’ reliance upon, such sensitized projections and published estimates in performing its analysis. Lehman Brothers further assumed, upon advice of Neoware and its legal advisors, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the proposed merger would be obtained within the constraints contemplated by the merger agreement. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Neoware and did not make or obtain any evaluations or appraisals of the assets or liabilities of Neoware. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

Additionally, Lehman Brothers expressed no opinion as to the prices at which the share of common stock of Neoware may trade at any time following the announcement of the proposed merger. Under the terms of its engagement, Lehman Brothers was not requested by Neoware to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Neoware’s business prior to the execution of the merger agreement. However, Lehman Brothers was so authorized for a limited period of time following execution of the merger agreement, subject to the terms, conditions and procedures set forth therein. See “The Merger—Background of the Merger” and “The Merger Agreement—Alternative Acquisition Proposals” beginning on pages 14 and 51, respectively.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Neoware’s common stock, but rather made its determination as to the fairness, from a financial point of view, to Neoware’s stockholders of the consideration offered to such stockholders in the proposed merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analyses and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Neoware, HP and Merger Sub. None of Neoware, HP, Merger Sub, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the board of directors of Neoware. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Stock Trading History

To illustrate the trend in the historical traded prices of Neoware common stock and to compare such trading history with the prices of similarly situated companies, Lehman Brothers considered historical data with respect to the trading price of Neoware shares for the period from July 21, 2006 through July 20, 2007. During this period, the closing stock price of Neoware ranged from $10.07 to $15.24 per share. Lehman Brothers also considered historical data with respect to the trading price of Neoware shares for the period from April 20, 2007 through July 20, 2007 and the relative stock price performances during the same period of the NASDAQ Composite Index, the Russell 2000 Index, and a composite index of enterprise software solution providers and global PC manufacturers, or the Composite Index, as listed below. Lehman Brothers noted that while there is no pure-play publicly traded thin client solutions provider, Lehman Brothers utilized selected enterprise software solution providers and global PC manufacturers in its analysis.

The Composite Index consisted of:

•	Acer Inc.

•	Avocent Corporation

•	Blue Coat Systems, Inc.

•	Citrix Systems, Inc.

•	Dell Inc.

•	Digi International Inc.

•	Fujitsu Limited

•	Gateway, Inc.

•	Micros Systems, Inc.

•	NetScout Systems, Inc.

•	OPNET Technologies, Inc.

•	Rackable Systems, Inc.

•	Sun Microsystems, Inc.

Lehman Brothers noted that during the time period from April 20, 2007 through July 20, 2007, the share price of Neoware common stock increased 30.9%, versus the NASDAQ Composite Index, which increased 6.4%, the Russell 2000 Index, which increased 0.9%, and the Composite Index, which increased 9.1%.

Equity Research Analysts

In order to illustrate how the consideration offered to Neoware’s stockholders in the proposed merger compared with publicly available price targets published by various firms that publish independent research on Neoware (including BMO Capital Markets Corp., Canaccord Adams Inc., Needham & Company, LLC and Thomas Weisel Partners LLC), Lehman Brothers compared the merger consideration of $16.25 per share with the published price targets by various brokerage firms of $11.50 to $24.00 per share. Lehman Brothers noted that the merger consideration of $16.25 per share was above the mean and median price targets of $16.17 and $13.00, respectively. Lehman Brothers noted that BMO had the highest price target at $24.00 per share as well as the highest estimates for revenue and earnings per share.

Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies with similar operating characteristics as Neoware, Lehman Brothers reviewed and compared specific financial and operating data relating to Neoware with selected companies that Lehman Brothers deemed comparable to Neoware. As mentioned previously, while Lehman Brothers noted that there is no pure play publicly-traded thin client solutions provider, Lehman Brothers included the following companies in its review:

Enterprise IT Solution Providers:

•	Avocent Corporation

•	Blue Coat Systems, Inc.

•	Citrix Systems, Inc.

•	Digi International Inc.

•	NetScout System, Inc.

•	OPNET Technologies, Inc.

•	Rackable Systems, Inc.

Value-Added Software:

•	Micros Systems, Inc.

Global PC Manufacturers:

•	Acer Inc.

•	Dell Inc.

•	Fujitsu Limited

•	Gateway, Inc.

•	Sun Microsystems, Inc.

Lehman Brothers calculated and compared various financial multiples and ratios of Neoware to the corresponding multiples and ratios of the selected companies. The multiples and ratios of Neoware, in the first instance, were based on publicly available information and Institutional Brokerage Estimate System, or IBES, estimates available as of July 20, 2007 and, in the second instance, were based on the projections prepared by Neoware management. The multiples and ratios of each of the other companies were based on IBES estimates available as of July 20, 2007. Lehman Brothers calculated and analyzed the multiples of each company’s enterprise value, as described below, to 2007 and 2008 calendar year expected revenues and earnings before interest, taxes, depreciation and amortization, or EBITDA, as well as the multiples of each company’s stock price to 2007 and 2008 calendar year expected cash earnings per share, or cash EPS. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its fully diluted common stock, the value of any preferred stock (at liquidation value), the book value of any minority interest in other equity and the value of any material debt-equivalent liabilities less any cash and cash equivalents. The results of these analyses are summarized below:

	Total Enterprise Value as a Multiple of:
	Calendar Year
	Revenue				EBITDA				Price / Cash Earnings Per Share
	2007		2008		2007		2008		2007		2008
Implied Multiples for Selected Comparable Companies:
Enterprise IT Solution Providers
Mean	2.43	x	2.21	x	12.1	x	8.0	x	26.5	x	22.3	x
Median	1.92	x	2.07	x	10.8	x	8.0	x	25.2	x	20.7	x
Value-Added Software:
Mean	2.58	x	2.23	x	14.6	x	NM		24.2	x	19.8	x
Median	2.58	x	2.23	x	14.6	x	NM		24.2	x	19.8	x
Global PC Manufacturers:
Mean	1.03	x	0.99	x	10.2	x	8.4	x	30.6	x	20.5	x
Median	0.94	x	0.89	x	10.7	x	8.4	x	24.1	x	21.4	x
Total Composite Group:
Mean	1.91	x	1.70	x	11.4	x	8.3	x	28.0	x	21.3	x
Median	1.75	x	1.40	x	11.2	x	8.4	x	24.3	x	20.7	x
Implied Multiples for Neoware
Neoware—Street at Market	2.05	x	1.46	x	NM		41.4	x	NM		42.2	x
Neoware—Management at Market	2.06	x	1.65	x	NM		NM		NM		83.3	x

Lehman Brothers also noted the implied multiples of 2007 and 2008 calendar year expected revenues based on the transaction price at $16.25 per share:

	Total Enterprise Value as a Multiple of:
	Calendar Year Revenue
	2007		2008
Implied Multiples for Neoware:
Neoware—Street at Transaction	2.27	x	1.61	x
Neoware—Management at Transaction	2.28	x	1.83	x

Given the inherent differences in the businesses, operations and prospects of Neoware and the selected comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analyses, but also made qualitative judgments concerning differences in the financial and operating characteristics and prospects of Neoware and the selected comparable companies that could affect the public trading values of each. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Neoware and the selected comparable companies. Based upon these judgments, Lehman Brothers selected 1.75x to 2.25x calendar year 2007 revenue multiples and calculated the implied prices per share of Neoware common stock of $13.95 to $16.10 and $13.91 to $16.05 using Wall Street projections and Neoware management projections, respectively, and selected 1.25x to 1.75x calendar year 2008 revenue multiples and calculated the implied prices per share of Neoware of $13.99 to $17.02 and $13.07 to $15.78 using Wall Street projections and Neoware management projections, respectively. Lehman Brothers noted that the offer price of $16.25 per share was above three of these four implied price ranges and within the fourth implied price range.

Precedent Transactions Analysis

Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in 18 acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analyses based on the similarity of the target companies in the transactions to Neoware in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

•	April 5, 2007—Acquisition of webMethods, Inc. by Software AG

•	January 29, 2007—Acquisition of Altiris, Inc. by Symantec Corp.

•	January 16, 2007—Acquisition of Phoenix Technologies Ltd. by Ramius Capital

•	December 20, 2006—Acquisition of Ardence Inc. by Citrix Systems, Inc.

•	August 3, 2006—Acquisition of MRO Software, Inc. by International Business Machines Corporation

•	July 5, 2006—Acquisition of Hummingbird Ltd. by Open Text Corporation

•	April 27, 2006—Acquisition of LANDesk Group by Avocent Corporation

•	March 20, 2006—Acquisition of SBS Technologies, Inc. by GE Fanuc Embedded Systems

•	December 21, 2005—Acquisition of Micromuse Inc. by International Business Machines Corporation

•	September 19, 2005—Acquisition of Peregrine Systems, Inc. by Hewlett-Packard Company

•	April 7, 2005—Acquisition of Concord Communications, Inc. by CA, Inc.

•	January 27, 2005—Acquisition of MAPICS, Inc. by Infor Global Solutions

•	January 18, 2005—Acquisition of Computer Network Technology Corporation by McDATA Corporation

•	March 29, 2004—Acquisition of OSA Technologies, Inc. by Avocent Corporation

•	March 3, 2004—Acquisition of Merant plc by Serena Software, Inc.

•	January 30, 2004—Acquisition of eMachines, Inc. by Gateway, Inc.

•	October 27, 2003—Acquisition of ON Technology Corporation by Symantec Corporation

•	September 22, 2002—Acquisition of Remedy Corporation by BMC Software, Inc.

Based on publicly available information, Lehman Brothers considered, among other things, the comparable companies’ enterprise value implied in the respective transaction as multiples of the last twelve months and forward twelve months revenues. The results of such precedent transaction analyses are summarized below:

	1st Quartile		Mean		Median		3rd Quartile
Enterprise Value as a multiple of:
Last Twelve Months Revenue	1.46	x	2.28	x	2.00	x	2.80	x
Forward Twelve Months Revenue	1.44	x	2.19	x	1.98	x	2.63	x

The reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Neoware, and the businesses, operations, financial conditions and prospects of the companies included in the precedent transaction analyses. Accordingly, Lehman Brothers believed that a purely quantitative comparable transaction analyses would not be particularly meaningful in the context of the proposed merger. Lehman Brothers believed that the appropriate use of the precedent transaction analyses required qualitative judgments concerning the differences between the characteristics of these transactions and the proposed merger which would affect the acquisition values of the acquired companies and Neoware.

Based upon these judgments, Lehman Brothers selected a range of Enterprise Value to Forward Twelve Months Revenue multiples for the precedent transactions of 1.50x to 2.25x and calculated a range of implied prices for Neoware of $13.57 to $17.16 using Wall Street projections, and $13.75 to $17.43 using Neoware management projections. Lehman Brothers noted that the consideration of $16.25 per share offered in the proposed merger was within the range of these implied price ranges.

Premiums Paid Analysis

In order to assess the premium offered to Neoware stockholders in the proposed merger relative to premiums offered to stockholders in various other transactions, Lehman Brothers reviewed the premiums paid for 127 control transactions of publicly traded domestic companies valued between $200 million and $1 billion which have occurred since January 1, 2004. For each transaction, Lehman Brothers calculated the premiums paid by the acquiring company by comparing the announced transaction value per share in the transaction to the historical target company’s average stock price and enterprise value during selected periods leading up to the announcement of the transaction. Lehman Brothers reviewed the following financial statistics where available: (1) implied premium to price one-trading day prior to announcement; (2) implied premium to the 30-calendar day average price prior to announcement; (3) implied premium to the 60-calendar day average price prior to announcement; (4) implied premium to the 90-calendar day average price prior to announcement; (5) implied premium to the 52-week high price in the 52-week period prior to announcement; (6) implied premium to enterprise value one-trading day prior to announcement; (7) implied premium to the 30-calendar day average enterprise value prior to announcement; (8) implied premium to the 60-calendar day average enterprise value prior to announcement; (9) implied premium to the 90-calendar day average enterprise value prior to announcement; and (10) implied premium to the 52-week high enterprise value in the 52-week period prior to announcement.

This analysis indicated the following premiums paid:

Summary of Precedent Transaction	1st	1st		3rd	8th
Premiums Paid:	Octile	Quartile	Median	Quartile	Octile

Premium to One-Day Prior Price	2.3%	12.5%	21.5%	37.4%	69.4%
Premium to 30-Day Average Price	6.8%	18.4%	27.5%	39.1%	68.2%
Premium to 60-Day Average Price	14.3%	23.0%	32.1%	45.6%	79.1%
Premium to 90-Day Average Price	15.4%	24.2%	30.6%	48.1%	83.6%
Premium to 52-Week High Price	(27.3)%	(11.7)%	4.2%	13.7%	30.5%
Premium to One-Day Prior Enterprise Value	1.9%	12.6%	23.3%	43.4%	113.3%
Premium to 30-Day Avg. Enterprise Value	5.1%	16.7%	29.5%	51.1%	102.9%
Premium to 60-Day Avg. Enterprise Value	14.3%	27.7%	43.3%	63.9%	121.5%
Premium to 90-Day Avg. Enterprise Value	14.7%	30.1%	41.6%	69.7%	113.7%
Premium to 52-Week High Enterprise Value	(29.9)%	(10.7)%	4.4%	12.9%	34.8%

The following table summarized Lehman Brothers’ analysis, based on historical share prices for Neoware stock as of July 20, 2007:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Share

Premium to 1-Day Prior Price	2.3% - 37.4%	$15.59 - $20.94
Premium to 30-Day Average Price	6.8% - 39.1%	$14.40 - $18.75
Premium to 60-Day Average Price	14.3% - 45.6%	$14.25 - $18.15
Premium to 90-Day Average Price	15.4% - 48.1%	$13.79 - $17.69

Premium to 1-Day Prior Enterprise Value	1.9% - 43.4%	$15.41 - $19.05
Premium to 30-Day Avg. Enterprise Value	5.1% - 51.1%	$13.85 - $17.11
Premium to 60-Day Avg. Enterprise Value	14.3% - 63.9%	$14.51 - $18.01
Premium to 90-Day Avg. Enterprise Value	14.7% - 69.7%	$14.54 - $18.42

Lehman Brothers noted that the implied premiums at the transaction stock price of $16.25 per Neoware share was within the range indicated by the first octile and third quartile of the one-trading day, 30-calendar day, 60-calendar day and 90-calendar day equity value premiums, and within the ranges indicated by the first octile and third quartile of the one-trading day, 30-calendar day, 60-calendar day and 90-calendar day enterprise value premiums. Lehman Brothers also noted that the premium to Neoware’s 52-week high closing price in the 52 weeks prior to the announcement of the transaction was 6.6% while the premium to Neoware’s 52-week high enterprise value in the 52 weeks prior to the announcement of the transaction was 10.7%.

Discounted Cash Flow Analysis

Lehman Brothers performed a discounted cash flow analysis of Neoware to calculate the estimated present value of Neoware’s common stock. A discounted cash flow analyses is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors applicable to a particular asset. The estimated present value of Neoware’s common stock was calculated by adding the estimated free cash flow projections for the 12 month periods ending June 30, 2007 through June 30, 2012 using Neoware management projections and a sensitized version of management projections, which reflect more conservative assumptions regarding the growth rate of Neoware’s revenues, and the present value of the terminal value per share of Neoware common stock at June 30, 2012. The sensitized financial projections assumed a 25% lower revenue growth rate as compared to the Neoware management base case projections during the 12 month periods ending June 30, 2009 through June 30, 2012.

To estimate the residual value of Neoware at the end of the forecast period, or terminal value, Lehman Brothers applied a range of terminal value multiples based on earnings before interest, taxes, depreciation and amortization, or EBITDA, for the one-year period ending June 30, 2013 of 10.0x to 12.0x in the Neoware management base case scenario and 9.0x to 11.0x in the sensitized Neoware management projection scenario. Lehman Brothers discounted the estimated terminal value to a present value at a range of after-tax discount rates ranging from 12.0% to 14.0%. This range of discount rates was based on an analysis of Neoware’s weighted average cost of capital and those of other comparable companies.

Based on these discount rates and selected range of terminal values, the analyses resulted in a range of implied prices per share of approximately $14.92 to $17.66 using the Neoware management projections and a range of implied prices per share of approximately $12.61 to $14.84 using the sensitized Neoware management projections, which reflect more conservative assumptions regarding the growth rate of Neoware’s revenues. Lehman Brothers noted that the consideration of $16.25 per share offered in the proposed merger was within the range of implied prices based on Neoware management projections and above the range based on the sensitized Neoware management projections.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, Lehman Brothers and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Lehman Brothers was selected by Neoware as its financial advisor based on Lehman Brothers’ qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions.

Under the terms of its engagement as a financial advisor to the board of directors of Neoware, Lehman Brothers is entitled to receive a fee of approximately $4.2 million, of which $500,000 was paid in connection with the delivery of its fairness opinion and the remainder payable only upon the closing of the merger. In addition, Neoware has agreed to reimburse Lehman Brothers for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify Lehman Brothers against certain liabilities, including liabilities arising under federal securities laws. Lehman Brothers and its affiliates have business relationships with, and have provided and continue to provide, a variety of commercial and investment banking services to, Neoware and HP and their respective affiliates. In connection with the above-described investment banking and other financial services Lehman Brothers has received, and may receive, compensation. Lehman Brothers is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Lehman Brothers and its affiliates may provide such services to Neoware, HP and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) or loans of Neoware and HP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities and loans.

Effects of the Merger

If the Neoware stockholders adopt the merger agreement and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Neoware, with Neoware being the surviving corporation. Immediately after the merger, HP will directly own all of the capital stock of Neoware.

When the merger is completed, each share of Neoware common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares held by HP or Merger Sub and shares held by Neoware stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $16.25 in cash without interest and less any applicable withholding taxes. At the effective time of the merger, each outstanding option to acquire Neoware common stock granted under Neoware’s stock option plan or otherwise:

•

having an exercise price less than $16.25 per share, whether vested or unvested, will become fully vested and converted into the right to receive an amount in cash from the surviving corporation equal to the positive product obtained by multiplying (x) the aggregate number of shares that were issuable upon exercise of the option immediately prior to the effective time of the merger and (y) the excess, if any, of $16.25 over the per share exercise price, without interest and less any applicable withholding taxes; and

•	having an exercise price per share equal to or greater than $16.25 per share will be cancelled without payment or consideration.

At the effective time, each outstanding award of Neoware restricted stock held by an employee who becomes an employee of HP or one of its subsidiaries (including Neoware) immediately after the effective time of the merger that is subject to vesting or other lapse restrictions and has not otherwise been forfeited immediately prior to the effective time of the merger will (a) be subject to, and will become vested upon, terms and conditions that are substantially similar to those currently applicable to such restricted stock, (b) represent the right to receive the merger consideration as each share vests, subject to applicable withholding requirements, and (c) continue to be subject to the other terms and conditions of the applicable initial documentation for such restricted stock.

At the effective time of the merger, current Neoware stockholders will cease to have ownership interests in Neoware or rights as Neoware stockholders. Therefore, such current stockholders of Neoware will not participate in any future earnings or growth of Neoware and will not benefit from any appreciation in value of Neoware.

Neoware common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act in this proxy statement, and is quoted on the NASDAQ Global Select Market under the symbol “NWRE.” As a result of the merger, HP will own all of the capital stock of Neoware. After the merger, Neoware common stock will cease to be quoted on the NASDAQ Global Select Market. In addition, registration of Neoware common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings and the requirement to file periodic reports with the SEC, no longer applicable to Neoware.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the officers of Merger Sub immediately prior to the effective time of the merger will become the officers of the surviving corporation. The certificate of incorporation of Neoware will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name will not be amended. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to HP is that our future earnings and growth will be solely for the benefit of their stockholders and not for the benefit of our current stockholders. The detriments to HP are the risk that Neoware will decrease in value following the merger and the payment by us of approximately $6 million in estimated fees and expenses related to the merger. See “The Merger—Financing” on page 31.

Procedures for Receiving the Merger Consideration

After the completion of the merger, Computershare Trust Company of New York, the paying agent, will provide instructions to each holder of record of shares of Neoware common stock that will explain how to surrender stock certificates. Each stockholder will receive cash for his, her or its shares from the paying agent after complying with these instructions. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of the “street name” shares and receive cash for those shares. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY. See “The Merger Agreement—Payment for Shares and Exchange Procedures” beginning on page 45.

Effects on Neoware if the Merger is not Completed

In the event that Neoware’s stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, you will not receive any payment for your shares or options in connection with the merger. Instead, Neoware will remain an independent public company and Neoware common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Neoware stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Neoware common stock and Neoware options. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Neoware, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If Neoware’s stockholders do not adopt the merger agreement or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us as fair to, and in the best interests of, our stockholders will be offered, or that the business, prospects or results of operations, financial condition, or cash flows of Neoware will not be adversely impacted.

In addition, if the merger agreement is terminated under certain circumstances, Neoware will be obligated to pay a termination fee of $10 million to HP. See “The Merger Agreement—Fees and Expenses; Termination Fee” on page 56.

Financing

Neoware estimates that the total amount of funds necessary to consummate the merger and related transactions in connection with the merger, is approximately $343.4 million, consisting of (i) approximately $336 million to pay holders of Neoware securities the amounts due to them under the merger agreement, assuming that no stockholder validly exercises and perfects its appraisal rights, and (ii) approximately $7.4 million to pay the parties’ related fees and expenses in connection with the merger and related transactions. The amount is expected to be provided by HP’s cash on hand.

Interests of Neoware’s Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, Neoware’s stockholders should be aware that certain of Neoware’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Neoware’s stockholders generally. The Neoware board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions and recommendations with respect to the merger agreement and related matters.

Employment

HP and Klaus Besier, our President and Chief Executive Officer, entered into an employment agreement on July 23, 2007. Under the employment agreement, following and contingent upon the closing of the merger, Mr. Besier will serve as HP’s s Vice President, Thin Client Business Unit. The employment agreement provides that Mr. Besier will receive an initial base salary of $250,000 per year, will be eligible to participate in HP’s Pay-for-Results bonus program and will also be eligible to earn a retention bonus to be payable for fiscal 2008 and fiscal 2009. The employment agreement also provides that if Mr. Besier’s employment is terminated for any of the following three reasons during the 12 months after his first date of employment with HP, Mr. Besier will be entitled to receive, as severance, (a) a lump-sum payment equal to his annual base pay, (b) a prorated payment of any bonus based on eligible earnings (to the extent such bonus has not been previously paid), and (c) the full amount of his 2008 guaranteed retention bonus, reduced by any amount of such bonus that has previously been paid to him:

•	If HP terminates Mr. Besier’s employment without cause (as defined therein);

•	If there is a final court order preventing Mr. Besier from performing the duties of his position; or

•

If Mr. Besier resigns as a result of the occurrence of one or more of the following events: (a) without his express written consent, HP reduces his annualized target pay (defined as base salary plus bonus at target) relative to his annualized target pay in effect immediately prior to such reduction, (b) a substantial diminution of his responsibilities accompanied by a reduction in annualized target pay, or (c) if HP decides to relocate his place of employment more than 50 miles from its current location.

Prior to signing the merger agreement, representatives of HP had discussions with Mr. Besier as to the possible terms of employment arrangements with HP after the closing for Messrs. Rubino, Kirby and Bolton and Mr. Besier had general discussions with such senior executives regarding the desirability of them of continuing employment with HP after the closing. Since the signing of the merger agreement, representatives of HP have had periodic ongoing discussions with Messrs. Rubino, Kirby and Bolton regarding the possibility of their employment with HP following the merger. HP expects that formal offers of post-merger employment will be made to such persons in the near future.

Certain other executive officers will receive the severance benefits described below in the event of a termination of their employment, as described below.

Neoware is a party to severance arrangements with each of its executive officers. Although we do not currently expect that severance will be payable to Mr. Besier, Mr. Bolton, Mr. Kirby or Mr. Rubino, the following is a summary of the severance arrangements for each of our executive officers. Upon the closing of the merger, Mr. Besier’s July 23, 2007 employment agreement with HP will supersede any other severance arrangements with Neoware. Mr. Besier’s severance arrangement with Neoware provides that he will receive severance benefits equal to his base salary for a period of 12 months, a cash payment equal to his average annual bonus earned over the prior three years as Chief Executive Officer or President of Neoware and health benefits for a period of 12 months upon the occurrence of any of the following events: (a) a change in his position with Neoware which materially reduces the duties and responsibilities of his position as President and Chief Executive Officer reporting solely to our board of directors, (b) a relocation of his place of employment from the Philadelphia area, or (c) an involuntary termination of Mr. Besier’s employment with Neoware for reasons other than cause. In the event of a change in control, if Mr. Besier is not offered a position by Neoware or the acquirer as President and Chief Executive Officer reporting solely to the board of directors of the resulting company, or if he does not accept employment in any other capacity offered by the acquirer, or Neoware, Neoware will: (1) continue to pay his base salary for a period of one year from the date of termination; (2) pay him an amount equal to the average of the annual bonus that he earned over the prior three years; and (3) pay for Neoware’s portion of his health care costs under COBRA for one year.

The severance arrangement for each of our other executive officers provides that, in the event of a termination of employment upon a change in control, he will receive severance benefits in an amount equal to salary and Neoware’s portion of any COBRA payments for a period of one year and a cash payment equal to the average amount of his annual bonuses for the three years prior to termination.

The following chart sets forth the cash severance benefit payable upon a termination of employment as described above with respect to our executive officers:

Name	Estimated Cash Severance(1)
Klaus P. Besier	$556,519
Keith D. Schneck	$336,709
Eric N. Rubino	$422,433
Peter Bolton	$394,490
James W. Kirby	$475,695

(1)	For purposes of calculating the amounts reflected in this column, we have assumed that the applicable annual compensation applied for purposes of computing severance is equal to the sum of the executive officer’s base salary in effect as of July 2007, plus the average of the executive officer’s bonus for fiscal years 2005, 2006 and 2007 and the total employer contributions with respect to the executive officer’s medical and dental benefits applicable in August 2007.

Treatment of Stock, Options and Restricted Shares

In addition, our directors and executive officers, as stockholders, may have preferences that differ from our unaffiliated stockholders. The table below sets forth, as of October 1, 2007, for each of our executive officers, and our non-employee directors as a group:

•	the number of stock options with exercise prices below $16.25 per share (both vested and unvested), held by such persons and the weighted average exercise price of such options; and

•	the cash payment that will be made to such persons in respect of such stock options upon consummation of the merger.

	Options				Resulting Consideration(1)
Name and Position	Vested Options	Weighted Average Exercise Price of Vested Options	Unvested Options	Weighted Average Exercise Price of Unvested Options
Klaus P. Besier President and Chief Executive Officer	62,500	$13.60	312,500	$13.60	$992,250
Keith D. Schneck Executive Vice President and Chief Financial Officer	83,750	$9.88	61,250	$12.12	$786,350
Eric N. Rubino Chief Operating Officer	43,750	$9.24	100,000	$11.69	$762,650
Peter Bolton Executive Vice President, EMEA	22,500	$10.10	57,500	$12.49	$354,800
James W. Kirby Executive Vice President, Sales, Americas and ASPAC	10,000	$11.15	82,500	$12.32	$375,575
All Non-Employee Directors as a Group (6 persons)	101,250	$12.59	28,750	$11.59	$504,195

(1)	The vesting of all unvested stock options contained in the table above and held by executive officers and directors will automatically be accelerated at the time of the merger.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, HP has agreed that:

•

for six years after the effective time of the merger, HP will cause the surviving corporation and its subsidiaries to honor and fulfill in all respects the obligations of Neoware and its subsidiaries under any and all indemnification agreements in effect immediately prior to July 23, 2007, between Neoware or any of its subsidiaries, on one hand, and any of their respective current or former directors or officers, on the other hand;

•

for six years after the effective time of the merger, the bylaws and certificate of incorporation of the surviving corporation and its subsidiaries will contain provisions relating to indemnification, exculpation and liability of directors and officers that are no less favorable to the officers and directors than as set forth in the certificate of incorporation and bylaws of Neoware and its subsidiaries as of July 23, 2007;

•

the surviving corporation shall indemnify and hold harmless, and advance expenses as incurred by, to the fullest extent Neoware was permitted to do so under applicable law prior to the effective time of the merger, each present and former director and officer of Neoware and its subsidiaries against any liabilities incurred in connection with claims arising out of or related to any action or omission in such person’s capacity as a director or officer of Neoware or its subsidiaries occurring at or prior to the effective time of the merger, to the same extent as provided by Neoware’s bylaws and certificate of incorporation as of July 23, 2007; and

•

for a period of six years after the effective time of the merger, subject to limitations regarding the cost of coverage as set forth in the merger agreement, the surviving corporation shall maintain in effect Neoware’s current directors’ and officers’ insurance in respect of acts or omissions occurring on or before the effective time of the merger, in each case in amount and scope and on other terms no less favorable to such covered parties than those in effect as of July 23, 2007 under Neoware’s directors and officers insurance policies, except that the surviving corporation may elect at its option to (1) substitute Neoware’s policies for policies of HP, the surviving corporation or any of their respective subsidiaries containing terms and conditions no less favorable to the indemnified parties than the insurance that are with carriers with the same or better rating as the carrier of the insurance as of July 23, 2007, (2) request at least 10 business days prior to the effective time of the merger that Neoware obtain extended coverage under its existing directors and officers liability insurance policies for such six year period or (3) obtain and maintain “tail” policies for directors and officers liability insurance covering a period of at least six years from the effective time of the merger on terms no less favorable than Neoware’s directors and officers liability insurance policies in effect as of July 23, 2007, which tail policies will be prepaid and noncancellable.

See “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 56.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Neoware common stock whose shares are converted into the right to receive cash in the merger. The summary is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Neoware common stock. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, including retroactively.

This summary applies only to beneficial holders of Neoware common stock who own such stock as capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who:

•

acquired their shares prior to the effective time of the merger pursuant to the exercise of employee stock options, distributions under Neoware’s Equity Incentive Plan, or other compensation arrangements with Neoware; or

•

hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax).

This summary also does not address the U.S. federal income tax consequences of the merger to a U.S. holder who receives merger consideration as the result of the vesting and/or the deemed exercise of stock options or warrants or as the result of the vesting of restricted stock.

In addition, this summary does not address the federal income tax consequences to a beneficial holder of Neoware common stock who is not a U.S. holder, such as a non-resident alien individual, a foreign corporation, or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws. If these circumstances that are not addressed apply to you, you should consult your own tax advisor.

The United States federal income tax consequences summarized below are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each U.S. holder of Neoware common stock and anyone else who may receive merger consideration is urged to consult such person’s own tax advisor as to the particular tax consequences to such person of the merger, including the application and effect of state, local, foreign and other tax laws.

As used in this discussion, a U.S. holder is any beneficial owner of shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is, in each case, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (A) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (B) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

Tax Consequences of the Merger

The receipt of cash for Neoware common stock pursuant to the merger by a U.S. holder will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum federal income tax rate on net long-term capital gain recognized by a corporation is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, U.S. holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

Information Reporting and Backup Withholding Requirements

Payments made to a U.S. holder in connection with the merger will be subject to information reporting and may be subject to backup withholding, currently at a 28% rate. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the payment agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the payment agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, which we refer to in this proxy statement as the HSR Act, provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or otherwise been terminated. On August 10, 2007, Neoware, HP and Merger Sub made the required filings with the Antitrust Division and the Federal Trade Commission, and are awaiting termination or expiration of the applicable waiting period. Unless Neoware, HP or Merger Sub receive a request for additional information, the waiting period will expire at 11:59 P.M. on September 10, 2007, if not terminated earlier.

At any time before or after consummation of the merger, the Antitrust Division or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Neoware, HP and Merger Sub will prevail.

In addition, the merger is subject to various other foreign antitrust laws. HP and Neoware filed notifications in Austria, China, Germany, Italy, Portugal and Brazil, and they will observe the applicable waiting periods in each country prior to completing the merger (except with respect to Brazil and Italy, where there is no obligation to suspend completion of the merger pending clearance).

Under the merger agreement, Neoware, HP and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, Neoware, HP and Merger Sub have agreed to use their reasonable efforts to resolve any objections or suits asserted by the Federal Trade Commission, the Antitrust Division or any other applicable governmental agency.

Except as noted above, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Preliminary Fiscal 2007 Results and Financial Projections

Neoware’s management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year. We include in this proxy statement the following non-GAAP preliminary unaudited three months ended and fiscal year ended June 30, 2007 financial data, which we refer to as the Preliminary 2007 Financial Data, and projections for fiscal 2008, which we refer to as the Projections, only because they were provided by Neoware’s management to Neoware’s board of directors, Lehman Brothers and HP. The Preliminary 2007 Financial Data and the Projections were prepared by Neoware’s management for internal use and to assist HP and Lehman Brothers with their respective due diligence investigations of Neoware, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles.

On August 10, 2007, Neoware announced its financial results for its fiscal fourth quarter and year ended June 30, 2007, which announcement contained final unaudited amounts that updated all of the Preliminary 2007 Financial Data. Such financial results (which were only recently completed and therefore were not provided to our board, Lehman Brothers or HP prior to the signing of the merger agreement) are included under the columns titled “Three months ended June 30, 2007 – Updated (unaudited)” and “Fiscal Year 2007 – Updated (unaudited)”. Such financial results are subject to completion of year-end audit results.

Neither Neoware’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Preliminary 2007 Financial Data or the Projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. Lehman Brothers and HP did not prepare the information in the table below, have no responsibility therefor, and may have varied some of the assumptions underlying such information for purposes of their analyses. Furthermore, the Projections:

•	necessarily make numerous assumptions, many of which are beyond the control of Neoware and may not prove to have been, or may no longer be, accurate;

•

except as indicated below, do not necessarily reflect revised prospects for Neoware’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that they will be achieved.

Neoware believes the assumptions Neoware’s management used as a basis for the Preliminary 2007 Financial Data and the Projections were reasonable at the time such information was prepared, given the information Neoware’s management had at the time.

The Projections are not a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and stockholder value of Neoware may materially differ from those expressed in the Projections due to factors that are beyond Neoware’s ability to control or predict. We cannot assure you that the Projections will be realized or that Neoware’s future financial results will not materially vary from the Projections. We do not intend to update or revise the Projections.

The Projections are forward-looking statements. For information on factors which may cause Neoware’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 13.

The Preliminary 2007 Financial Data and the Projections have been prepared on a non-GAAP basis, which excludes stock-based compensation expenses and amortization of acquired intangible assets and assumes an income tax rate based on determination of the annual effective income tax rate based on the estimated annual non-GAAP taxable income.

Non-GAAP Preliminary Fourth Quarter and Fiscal Year 2007 (unaudited) and Non-GAAP Projections (in thousands, except percentages and per share data)

	Three months ended June 30, 2007		Fiscal Year 2007		Fiscal Year 2008
	Preliminary	Updated (unaudited)	Preliminary	Updated (unaudited)	Projected
Revenue	24,000	22,995	91,406	90,401	108,250

Gross Profit	9,487	8,108	35,843	34,468	40,275
Gross Profit %	40%	35%	39%	38%	37%

Operating Expenses
Sales & Marketing	5,100	5,315	17,354	17,568	23,053
Research & Development	1,534	1,675	5,962	6,105	10,294
G&A	2,316	1,945	9,090	8,697	7,855
One time charges (includes severance and abandoned acquisition costs)	630	212	3,144	2,769	—

Total Operating Expense	9,580	9,147	35,550	35,139	41,202

Operating Income (loss)	(93)	(1,039)	293	(671)	(927)

Other Expenses	(50)	(14)	(109)	(71)	(200)
Interest Income	1,200	1,178	4,181	4,158	4,800

Income (loss) before tax	1,057	125	4,365	3,416	3,673

Income taxes (benefit)	63	65	(262)	1,770	734

Net Income (loss)	994	60	4,627	1,646	2,939

Fully Diluted Shares	20,000	20,104	19,957	20,040	20,000
Earnings (loss) per share	$0.05	$0.00	$0.23	$0.08	$0.15

In preparing the Projections, Neoware made a number of assumptions, including assumptions regarding the following:

•	Revenue growth;

•	Gross profit;

•	Operating expenses;

•	Interest income;

•	Income taxes; and

•	No future acquisitions.

Non-GAAP Financial Measures

As noted above, the Preliminary 2007 Financial Data and the Projections have been prepared on a non-GAAP basis, which excludes stock-based compensation expenses and amortization of acquired intangible assets and assumes an income tax rate based on determination of the annual effective income tax rate based on the estimated annual non-GAAP taxable income. The following provides our reasons for providing such information on a non-GAAP basis:

•

Stock-based compensation expenses. The information excludes stock-based compensation expenses, which consist of expenses for stock-based compensation that we began recording under SFAS 123R in the first quarter of fiscal 2006. We exclude these expenses from our non-GAAP financial information (including the Projections) primarily because (i) they are expenses that we exclude when assessing the performance of our business, and (ii) exclusion of these expenses allows more meaningful comparisons against financial models prepared by our investors and securities analysts that also present information on a GAAP and non-GAAP basis. In addition, stock-based compensation amounts are difficult to forecast, because the magnitude of the charges depends upon the volume and timing of stock option and other equity-based compensation grants, which can vary dramatically from period to period, and external factors such as interest rates and the trading price and volatility of our common stock. Excluding these stock-based compensation amounts improves comparability of the performance of the business across periods.

•

Amortization of acquired intangible assets. In accordance with GAAP, cost of sales and operating expenses include amortization of acquired intangible assets such as intellectual property, customer lists and covenants not to compete. We exclude these items from our non-GAAP financial information (including the Projections) because (i) they are expenses that we exclude when assessing the performance of our business, as the timing and amount of the expenses vary from period to period as we have a history of acquiring businesses which result in continued additions to amortization expense, and (ii) exclusion of these expenses better allows comparison against financial models prepared by our investors and securities analysts that also present information on a GAAP and non-GAAP basis.

•	Income taxes. We apply a non-GAAP income tax rate based on determination of the annual effective income tax rate based on the estimated annual non-GAAP taxable income.

Neoware believes that its non-GAAP financial information provides meaningful supplemental information regarding Neoware’s operating results because it excludes amounts that Neoware excludes as part of its monitoring of operating results and assessing the performance of the business. For example, Neoware uses non-GAAP measures, including gross profit, operating expense and operating income excluding amortization and stock-based compensation expense in its financial and operational decision making, including decisions regarding staffing, future management priorities and how Neoware will direct future operating expenses on the basis of non-GAAP financial measures. In addition, Neoware has established incentive compensation programs utilizing, in part, such non-GAAP financial measures, including non-GAAP operating income. For the same reasons, management also uses this information in its budgeting and forecasting activities and in quarterly reports to its board of directors.

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Neoware’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. The principal limitation of Neoware’s non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.

THE PARTIES TO THE MERGER

Neoware, Inc.

Neoware is a Delaware corporation that was formed in November 1992. Neoware is a leading global provider of thin client computing solutions. Neoware’s thin client software and devices enable organizations to enhance security, improve manageability, increase reliability and lower the up-front and ongoing cost of computing. Neoware generates revenue primarily from sales of thin client devices, which includes the device and related software, and to a lesser extent from software sold on a standalone basis for use on thin client devices, personal computers and servers and complementary services such as integration, training and maintenance utilizing Neoware’s global integration and development centers. To date, sales of standalone software products and services have not exceeded 10% of consolidated revenues for any period. Neoware sells its products worldwide through alliances with IBM, Lenovo, NEC and ClearCube, and other indirect channels such as distributors, resellers and systems integrators, and to a lesser extent through direct sales.

Neoware’s principal executive offices are located at 3200 Horizon Drive, King of Prussia, Pennsylvania 19406 and its telephone number is (610) 277-8300. Neoware is publicly traded on the NASDAQ Global Select Market under the symbol “NWRE.”

Hewlett-Packard Company and Narwhal Acquisition Corporation

HP was incorporated in 1947 under the laws of the State of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, it changed its state of incorporation from California to Delaware. HP is a leading global provider of products, technologies, solutions and services to individual consumers, small and medium sized businesses and large enterprises. HP’s offerings span enterprise storage and servers, multi-vendor services, including technology support and maintenance, consulting and integration and managed services, personal computing and other access devices, and imaging and printing-related products and services. HP’s principal executive office is located at 3000 Hanover Street, Palo Alto, California 94304 and its telephone number is (650) 857-1501.

Merger Sub is a Delaware corporation, with its principal executive offices located at 3000 Hanover Street, Palo Alto, California 94304, and its telephone number is (650) 857-1501. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Merger Sub is wholly owned by HP. Under the terms of the merger agreement, Merger Sub will merge with and into Neoware. Neoware will survive the merger and Merger Sub will cease to exist.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by Neoware’s board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date: September 27, 2007

Time: 10:00 A.M., Eastern Time

Place: Valley Forge Suites Hotel, 888 Chesterbrook Blvd., Chesterbrook, Pennsylvania 19087

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to act upon any other matter that may properly come before the special meeting and any adjournment or postponement thereof.

Record Date

Neoware’s board of directors has fixed the close of business on August 23, 2007 as the record date for the special meeting, and only holders of record of Neoware common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. On the record date, there were 20,204,510 shares of Neoware common stock outstanding and entitled to vote at the special meeting.

Voting Rights; Quorum; Vote Required for Approval

Each share of Neoware common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all such issued and outstanding shares at the special meeting shall constitute a quorum for the purpose of considering the proposals. Shares of voting Neoware common stock represented at the special meeting but not voted, including shares of Neoware common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Neoware common stock entitled to vote on the proposal. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to adopt the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Neoware common stock present or represented by proxy at the special meeting and entitled to vote on the proposal. For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote on the adjournment proposal, which requires the vote of the holders of a majority of the shares of Neoware common stock present or represented by proxy at the meeting and entitled to vote on the matter.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal, and in accordance with the recommendations of our board of directors on any other matter that may properly come before the special meeting and any adjournment or postponement thereof.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record:

•	by notifying Neoware’s Corporate Secretary, Keith Schneck at 3200 Horizon Drive, King of Prussia, Pennsylvania 19406;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card or vote by telephone or electronically through Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

To Attend the Special Meeting

You do not need to make a reservation to attend the special meeting. However, please note that to be admitted to the meeting you will need to demonstrate that you are a Neoware stockholder entitled to vote at the meeting or the holder of a valid proxy granted by a Neoware stockholder entitled to vote at the meeting. If your shares are registered in your name, an admission card is attached to the enclosed proxy card. Bring the admission card with you to the special meeting. If your shares are held in the name of your broker, bank or other nominee, you will need to bring evidence of your ownership of the shares, such as your most recent account statement. If you do not have an admission card or proof that you own Neoware common stock or hold a valid proxy, you may not be admitted to the meeting.

Rights of Stockholders Who Object to the Merger

Stockholders of Neoware are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Neoware before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 64 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Neoware on behalf of its board of directors. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Neoware common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify The Proxy Advisory Group, LLC against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Neoware common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call The Proxy Advisory Group, LLC, our proxy solicitor, at (800) 440-7435, contact Neoware in writing at Cameron Associates, 1370 Avenue of the Americas, New York, NY 10019, or call Cameron Associates at (212) 245-8800.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Stockholders are urged to read the merger agreement in its entirety for a complete description of the terms and conditions to the merger.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Neoware and Neoware will be the surviving corporation and a wholly owned subsidiary of HP.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which time is referred to as the effective time of the merger.

Certificate of Incorporation; Bylaws; and Directors and Officers of Neoware and the Surviving Corporation

At the effective time of the merger:

•

the certificate of incorporation of Neoware will be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be Neoware, Inc.;

•	the bylaws of Neoware will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger;

•	the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation; and

•	the officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of Neoware common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist and will be converted into the right to receive $16.25 in cash per share without interest and less any applicable withholding taxes, which amount is referred to as the merger consideration, other than:

•	shares held by stockholders who have properly demanded and perfected, and have not timely withdrawn, appraisal rights with respect to such shares, which are referred to as dissenting shares; and

•	shares held by Neoware, HP or any direct or indirect wholly-owned subsidiary of Neoware or HP immediately prior to the effective time of the merger, which will be cancelled.

After the effective time of the merger, each holder of a certificate representing shares of Neoware common stock (other than dissenting shares) will no longer have any rights with respect to such shares other than the right to receive the merger consideration in accordance with Delaware law.

Common Stock of Merger Sub

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Options and Restricted Stock

At the effective time of the merger, each outstanding option to acquire Neoware common stock granted under Neoware’s stock option plan or otherwise:

•

having an exercise price less than $16.25 per share, whether vested or unvested, will become fully vested and converted into the right to receive an amount in cash from the surviving corporation equal to the positive product obtained by multiplying (x) the aggregate number of shares that were issuable upon exercise of the option immediately prior to the effective time of the merger and (y) the excess, if any, of $16.25 over the per share exercise price, without interest and less any applicable withholding taxes; and

•	having an exercise price per share equal to or greater than $16.25 per share will be cancelled without payment or consideration.

At the effective time, each outstanding award of Neoware restricted stock held by an employee who becomes an employee of HP or one of its subsidiaries (including Neoware) immediately after the effective time of the merger that is subject to vesting or other lapse restrictions and has not otherwise been forfeited immediately prior to the effective time of the merger will (a) be subject to, and will become vested upon, terms and conditions that are substantially similar to those currently applicable to such restricted stock, (b) represent the right to receive the merger consideration as each share vests, subject to applicable withholding requirements, and (c) continue to be subject to the other terms and conditions of the applicable initial documentation for such restricted stock.

Payment for Shares and Exchange Procedures

HP will select Computershare Trust Company of New York to act as the paying agent in the merger. Promptly after the effective time of the merger, HP will make available or cause the Merger Sub to make available to the paying agent the funds to pay the merger consideration.

Promptly after the effective time of the merger, HP will cause the paying agent to mail to each holder of record (as of the effective time of the merger) of a certificate for shares of Neoware that were converted into the right to receive the merger consideration (a) a letter of transmittal and (b) instructions for use in effecting the surrender of the certificates in exchange for the merger consideration.

When certificates are surrendered for cancellation to the paying agent together with a completed and validly executed letter of transmittal and such other documents as may be required by the Paying Agent, the holder of the certificates will be entitled to receive the amount of cash (after taking into account all certificates surrendered by such holder) to which such holder is entitled and the surrendered certificates will be canceled. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If payment of the merger consideration is to be made to someone other than the person in whose name the surrendered certificates are registered, it will be a condition of the payment that the certificates will be properly endorsed and otherwise in proper form for transfer and that the persons requesting the exchange will have paid any taxes required.

Each of HP, the paying agent and the surviving corporation will be entitled to deduct and withhold from any consideration payable such amounts as may be required to be deducted or withheld under the Internal Revenue Code, or any other applicable law. To the extent any amount is deducted or withheld, that amount will be treated as having been paid to the person to whom such consideration would otherwise have been paid.

Any portion of the merger fund that remains undistributed 6 months after the effective time of the merger will, at the request of HP, be delivered to HP, and any holders of certificates who have not surrendered their certificates may only look to HP for the merger consideration. If any certificates are not surrendered within two years after the effective time of the merger (or immediately prior to any earlier date on which any merger consideration would otherwise escheat to or become the property of any governmental entity), any such merger consideration will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interests. Neither HP, Merger Sub, the paying agent nor the surviving corporation will be liable to anyone for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains various representations and warranties made by Neoware to HP and Merger Sub and by HP and Merger Sub to Neoware. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating its terms.

Moreover, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Representations and Warranties of Neoware. In the merger agreement, Neoware made representations and warranties to HP and Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, valid existence and good standing of Neoware and its subsidiaries;

•	the requisite corporate power and authority of Neoware to enter into, and perform its obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•

the requisite power and authority of Neoware and each of its subsidiaries to own, lease and operate its properties and to carry on its business as now being conducted and the due qualification or licensing and good standing to do business of Neoware and each of its subsidiaries in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes qualification necessary;

•	the capital structure of Neoware;

•	the valid issuance of outstanding Neoware capital stock;

•	the due execution and delivery of the merger agreement by Neoware;

•	the validity and binding effect of the merger agreement on Neoware;

•

the absence of any breach, default or violation of the organizational documents or contracts of Neoware and its subsidiaries as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	Neoware’s SEC filings (since January 1, 2004) and this proxy statement;

•	the establishment and maintenance by Neoware’s management of disclosure controls and procedures required by rules promulgated under the Exchange Act;

•	the compliance by Neoware and its subsidiaries with applicable laws and with notices, reports and other filings to or with governmental entities;

•	the absence of any litigation and governmental investigations pending or, to Neoware’s knowledge, threatened against Neoware or any of its subsidiaries;

•	the payment, and compliance with laws related to the payment, of taxes by Neoware and its subsidiaries, and other tax matters;

•	the absence of certain changes in the respective business of Neoware and its subsidiaries between March 31, 2007 and July 23, 2007;

•	the absence of undisclosed liabilities of Neoware or its subsidiaries;

•	the receipt by Neoware’s board of directors of an opinion from their financial advisor;

•	the vote required to adopt the merger agreement and to consummate the merger;

•	the recommendation by Neoware’s board of directors that Neoware’s stockholders adopt the merger agreement;

•	the ownership, license and lawful use of intellectual property used by Neoware and its subsidiaries, and other intellectual property matters;

•	the real property leased by Neoware and its subsidiaries and other real estate matters;

•	the representation of employees of Neoware and its subsidiaries by labor unions and other labor matters;

•	the disclosure of certain material contracts and obligations of Neoware, and its subsidiaries, and the absence of certain defaults thereunder or notifications of termination thereof;

•	the absence of certain affiliated contracts and affiliated transactions;

•	certain insurance matters as they relate to Neoware and its subsidiaries;

•	employee benefits plans;

•	absence of brokers’ and finders’ fees (other than the fee to Lehman Brothers);

•	public grants granted to Neoware or its subsidiaries; and

•	privacy matters.

Company Material Adverse Effect. Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect means any change, event, circumstance or effect, individually or when taken together, that is materially adverse to the business, assets, capitalization, condition (financial or otherwise) or results of operations of Neoware and its subsidiaries, taken as a whole, or the ability of Neoware to consummate the transactions contemplated by the merger agreement; except that none of the following shall be deemed to constitute a material adverse effect: (A) stockholder class action litigation or derivative litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty (including any stockholder claims alleging any violations of state common or statutory law, state blue sky laws, federal securities laws or the regulations promulgated thereunder) relating to the negotiation, execution, delivery or performance of the merger agreement and/or the consummation or proposed consummation of any of the transactions contemplated thereby, or (B) any effect that results from (1) changes affecting any of the industries in which Neoware operates generally or the economy generally, provided such changes do not have a materially disproportionate or unique effect on Neoware, (2) acts of war, sabotage or terrorism, provided such acts do not have a materially disproportionate or unique effect on

Neoware, (3) the announcement or pendency of the transactions contemplated by the merger agreement (including any action or inaction by any customers, suppliers, employees or competitors of Neoware or any of its subsidiaries as a result of the announcement or pendency of such transactions), (4) changes resulting from any actions expressly requested in writing by HP or Merger Sub, (5) Company’s failure to take an action as a result of any restrictions set forth in certain clauses of the merger agreement relating to Neoware’s conduct of business pending the merger with respect to which HP has refused, upon Neoware’s written request, to grant a waiver, (6) a decline in the market price, or change in trading volume, of the shares of Neoware or (7) a failure to meet internal or public projections, forecasts or estimates of revenue or earnings in and of itself. The exceptions in clauses (6) and (7) do not prevent or otherwise affect a determination that the underlying cause of any such failure has had or would reasonably be expected to have a material adverse effect.

Representations and Warranties of HP and Merger Sub. The merger agreement also contains various representations and warranties made by HP and Merger Sub to Neoware, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, valid existence and good standing of HP and Merger Sub;

•	the requisite corporate power and authority of HP and Merger Sub to enter into, and perform its obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the due execution and delivery of the merger agreement by HP and Merger Sub;

•	the validity and binding effect of the merger agreement on HP and Merger Sub;

•

the absence of any breach, default or violation of the organizational documents or contracts of HP or Merger Sub as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the information supplied by HP and Merger Sub for inclusion or incorporation into this proxy statement; and

•	the financial capability of HP and Merger Sub in connection with and for the purpose of consummating the transactions contemplated by the merger agreement.

Covenants Relating to Conduct of Business Pending the Merger

Covenants of Neoware. Subject to exceptions referred to in the merger agreement, from July 23, 2007 to the effective time of the merger, or until termination of the merger agreement, Neoware and each of its subsidiaries will, unless consented to in writing by HP (which consent may not be unreasonably withheld or delayed):

•	carry on its business in the ordinary course, in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws;

•	use commercially reasonable efforts to pay its debts and Taxes when due, pay or perform other material obligations when due, subject to good faith disputes over such debts, taxes or obligations;

•	use commercially reasonable efforts to maintain in full force and effect all intellectual property owned by Neoware and each of its subsidiaries; and

•

use commercially reasonable efforts consistent with past practices and policies to (A) preserve intact its business organization as presently conducted and as proposed to be conducted, (B) keep available the services of its present executive officers and company employees and (C) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

Subject to exceptions referred to in the merger agreement, from the date of the merger agreement to the effective time of the merger, or until termination of the merger agreement, Neoware and each of its subsidiaries will not, unless consented to in writing by HP (which consent may not be unreasonably withheld or delayed):

•

declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any securities of Neoware or its subsidiaries or split, combine or reclassify any securities of Neoware or its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any securities of Neoware or its subsidiaries (except for cash dividends by a wholly-owned subsidiary to its parent);

•

purchase, redeem or otherwise acquire, directly or indirectly, any securities of Neoware or its subsidiaries, except (A) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on July 23, 2007 and (B) repurchases of outstanding stock of Neoware’s subsidiaries, at cost, from parties other than Neoware;

•

issue, deliver, sell, authorize, pledge or otherwise encumber any securities of Neoware or its subsidiaries, other than issuances of shares upon the exercise of vested company options existing on July 23, 2007 in accordance with their present terms;

•	cause, permit or propose any amendments to the charter documents of Neoware or its subsidiaries;

•

acquire, offer or agree to acquire (whether by purchase, merger, consolidation or otherwise) any business or any person or division thereof, or otherwise acquire or agree to acquire any business, assets or securities that are material, individually or in the aggregate, to the business of Neoware;

•

enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance; except that this clause shall not prohibit Neoware and its subsidiaries from entering into, in the ordinary course of business consistent with, and on terms similar to those used in, past practice (A) agreements with end-user customers or (B) agreements with distributors or sales representatives; in each case, subject to the restrictions upon Neoware set forth elsewhere in the merger agreement;

•

sell, lease, license, encumber or otherwise dispose of any properties, assets or any securities of Neoware’s subsidiaries except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Neoware, (C) the sale of goods or non-exclusive licenses of intellectual property in the ordinary course of business and in a manner consistent with past practice or (D) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;

•

make any loans, advances or capital contributions to, or investments in, any other person, other than employee advances for business expenses made in the ordinary course of business consistent with past practices provided such employee advances are in compliance with applicable law;

•

except as required by a change in law or generally accepted accounting principles, make any material change in its methods, principles or practices of accounting since March 31, 2007 or revalue any of its assets;

•

make or change any material tax election or adopt or change any accounting method, enter into any closing agreement, settle or compromise any claim or assessment in respect of taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for taxes;

•

(A) pay, discharge, settle or satisfy any claims (including any tax claim), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to July 23, 2007) other than the payment, discharge, settlement or satisfaction for money, of claims, liabilities, obligations or litigation (x) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims not in excess of $250,000 individually or $1,000,000 in the aggregate or (y) to the extent subject to reserves on balance sheet of Neoware dated as of March 31, 2007 as filed by Neoware with the SEC prior to July 23, 2007, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Neoware or any of its subsidiaries is a party or of which Neoware or any of its subsidiaries is a beneficiary;

•

except as required by applicable law and disclosed in writing to HP, take any of the following actions: (1) increase in any manner (including by means of acceleration of payment) the amount of salary, cash bonus, compensation or fringe benefits of, or pay any bonus to or grant severance or termination pay to any employee of Neoware or any of its subsidiaries, (2) commit to increase or increase any benefit payable under an employee plan of Neoware or any of its subsidiaries (including any severance plan), or make any contribution to an employee plan of Neoware or any of its subsidiaries, other than contributions required by law or the terms of such plans, (3) waive any stock repurchase rights, accelerate (other than by operation of the terms of the respective agreement as in effect on July 23, 2007), amend or modify (other than by operation of the terms of the respective agreement as in effect on July 23, 2007) options to acquire Neoware stock, or reprice any such options or authorize cash payments in exchange for any such options, (4) enter into any employment, severance, termination or indemnification agreement with any company employee or enter into any collective bargaining agreement, (5) make any oral or written representation with respect to any aspect of any employee plan of Neoware or any of its subsidiaries that is not materially in accordance with the existing written terms of such employee plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any person, or (7) enter into any agreement with any employee of Neoware or any of its subsidiaries the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of such employee upon the occurrence of a transaction involving company of the nature contemplated by the merger agreement;

•

grant any exclusive rights with respect to any Neoware intellectual property, divest any Neoware intellectual property, or modify Neoware’s standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of July 23, 2007 in any material manner that is adverse to Neoware or any of its subsidiaries;

•

enter into or renew any contracts containing, or that otherwise subject the surviving corporation or HP to, any non-competition, exclusivity or other material restrictions on Neoware, any of its subsidiaries, the surviving corporation or HP, or any of their respective businesses, following the closing of the merger;

•

enter into any agreement or commitment the effect of which would be to grant to a third party following the consummation of the merger any actual or potential right of license to any intellectual property owned by HP or any of its subsidiaries (other than the surviving corporation) except for non-exclusive licenses of intellectual property entered in the ordinary course of business and in a manner consistent with past practice;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Neoware or any of its subsidiaries (other than the merger or as expressly provided in the merger agreement);

•

hire or offer to hire employees, other than to (A) replace employees who leave the employ of Neoware or its subsidiaries after July 23, 2007 and (B) hire employees for which offers are outstanding on July 23, 2007.

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Neoware or any of its subsidiaries, guarantee any debt securities of another person, enter into any

“keep well” or other agreement to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing;

•

make any individual or series of related payments outside of the ordinary course of business in excess of $250,000 in the aggregate or make or commit to make capital expenditures beyond those contained in Neoware’s capital expenditure budget in effect on July 23, 2007;

•

enter into, modify or amend in a manner adverse in any material respect to Neoware or any of its subsidiaries, or terminate any lease, sublease or material contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to Neoware or any of its subsidiaries, other than entering into any new, or any modification, amendment or termination of any existing, material contract in the ordinary course of business, consistent with past practice;

•

permit employees of Neoware or any of its subsidiaries, to exercise their options to acquire Neoware stock with a promissory note or, to the extent not previously permitted by the applicable stock plan, through a net exercise;

•

enter into any contract requiring Neoware or any of its subsidiaries to pay in excess of an aggregate of $1,000,000 except for purchases of inventory in the ordinary course of business consistent with past practice; or

•	agree in writing or otherwise to take any of the actions described above.

Access to Information; Confidentiality

From July 23, 2007 to the effective time of the merger, or until termination of the merger agreement, Neoware will afford HP and HP’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, contracts, records (excluding source code) and personnel (including all persons involved in preparation of Neoware’s financial statements, internal controls, disclosure controls and procedures and financial reporting processes) except that Neoware can restrict the foregoing access to the extent required by applicable law. All information will be subject to the confidentiality agreement previously entered into by Neoware and HP.

Alternative Acquisition Proposals

No Solicitation. From and after July 23, 2007, Neoware has agreed that neither it nor any of its subsidiaries shall, directly or indirectly:

•

except as permitted during the go-shop period described below, solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making of, submission or announcement of, any acquisition proposal (as defined below);

•

except as permitted during the go-shop period, participate in any discussions or negotiations regarding, or provide non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•

terminate, amend or waive or fail to enforce any rights under any standstill or other similar agreement between Neoware or its subsidiaries, on one hand, and another person (other than HP), on the other hand;

•	take any action to exempt any person (other than HP, Merger Sub and their affiliates) from takeover or similar laws contained in the Delaware General Corporation Law; or

•	enter into any letter of intent or other agreement relating to any acquisition proposal or any transaction contemplated thereby.

As used in the merger agreement, an “acquisition proposal” means any offer or proposal, or indication of interest in making an offer or proposal, relating to any transaction or series of related transactions involving, directly or indirectly:

•	the purchase or acquisition by any person or group of more than a 15% interest in the total outstanding voting securities of Neoware or any of its subsidiaries;

•

any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Neoware or any of its subsidiaries;

•

any merger, consolidation, business combination or other transaction involving Neoware or any of its subsidiaries pursuant to which Neoware’s stockholders immediately preceding such transaction would hold less than 85% of the voting equity interests in the surviving or resulting entity of such transaction;

•

any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Neoware (including its subsidiaries taken as a whole) representing more than 15% of the aggregate fair market value of Neoware’s business immediately prior to such acquisition; or

•	any liquidation or dissolution (or the adoption of a plan pertaining to any liquidation or dissolution) of Neoware or the declaration or payment of an extraordinary dividend.

The merger and the transactions contemplated by the merger agreement will not be deemed an acquisition proposal.

Go-shop period. Notwithstanding Neoware’s non-solicitation obligations described above, from July 23, 2007 until 12:01 A.M. (New York City time) on August 18, 2007, which period is referred to as the go-shop period, Neoware, its subsidiaries and their respective representatives had the right under the merger agreement to, directly or indirectly, (a) solicit, initiate, encourage and facilitate the making or submission of any acquisition proposals and (b) participate in discussions and negotiations regarding, and furnish non-public information with respect to, and take any other action to facilitate inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, except that Neoware, its subsidiaries and their respective representatives may not engage in these actions with more than 8 third parties.

In no event may Neoware provide non-public information with respect to Neoware to any such third party unless Neoware receives from such third party an executed confidentiality agreement on terms that are at least as restrictive as the terms contained in the confidentiality agreement between Neoware and HP and, promptly after furnishing to any such third party any non-public information not previously made available to HP, Neoware will furnish copies of such non-public information to HP. In addition, Neoware must notify HP in writing of the identity of any such third party and the date of first contact between Neoware and such third party within 24 hours of such first contact.

Subject to exceptions contained in the merger agreement, at the expiration of the go-shop period, Neoware will immediately cease and cause to be terminated any existing solicitation, encouragement, facilitation, discussion, negotiation or other action permitted during the go-shop period conducted by Neoware, its subsidiaries or any representatives.

Superior Offers. As used in the merger agreement, a “superior offer” means any bona fide written acquisition proposal not solicited in breach of the merger agreement involving the acquisition, directly or indirectly, of all or substantially all of the assets of Neoware or a majority of Neoware’s outstanding shares, on terms that Neoware’s board of directors has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor) would be more favorable from a financial point of view to Neoware’s stockholders in their capacity as stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) than the terms of the merger agreement (in each case taking into account any changes to the terms of the merger agreement proposed by HP in response to such superior offer or otherwise) and is reasonably capable of being consummated without unreasonable delay.

Notwithstanding the restrictions described above, at any time from July 23, 2007 and prior to approval of the proposal to adopt the merger agreement if:

•

Neoware receives an unsolicited bona fide written acquisition proposal from a third party or a bona fide written acquisition proposal from a party solicited during the go-shop period, in each case that did not result from the breach by Neoware of its obligations under the merger agreement; and

•

the Neoware board of directors determines in good faith, following the receipt of the advice of its financial advisor and outside legal counsel, that such acquisition proposal is, or is reasonably likely to result in, a superior offer.

then, Neoware may furnish information with respect to Neoware and its subsidiaries to, and participate in discussions or negotiations with, that third party with respect to that acquisition proposal.

In such instances, Neoware must (a) give HP at least one business day prior written notice of Neoware’s intention to furnish non-public information to such third party, (b) obtain an executed confidentiality agreement from such third party, the terms of which are at least as restrictive as the terms of the confidentiality agreement between HP and Neoware and (c) give HP at least one business day prior notice of Neoware’s intention to enter into negotiations with such third party.

Neoware must provide HP with a list of all information provided to such third party and a copy of any such information furnished to such third party that was not previously furnished to HP. Neoware must also keep HP informed in all material respects of the status and details of any such acquisition proposal.

Changes of Recommendation. Subject to the terms of the merger agreement, neither Neoware’s board nor any committee will withdraw, amend or modify, or resolve to withdraw, amend or modify in a manner adverse to HP, the Neoware board’s recommendation of the merger.

Notwithstanding the limitation described immediately above, Neoware’s board may withdraw, amend or modify its recommendation with respect to the merger and, in the case of a superior offer that is a tender or exchange offer made directly to Neoware’s stockholders, may recommend that its stockholders accept the tender offer or exchange offer, if and only if all of the following conditions are met:

•	Neoware’s board receives an acquisition proposal not solicited in breach of the merger agreement that constitutes a superior offer and such superior offer has been made and has not been withdrawn;

•

Neoware has not breached any of its obligations under the merger agreement with respect to the special meeting of the stockholders, the inclusion in this proxy statement of the Neoware board’s recommendation or solicitations of acquisition proposals;

•

Neoware’s board has determined in good faith, after receipt of advice of its outside legal counsel, that, in light of the superior offer, the failure of the board to change its recommendation would be reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable law;

•

Neoware has delivered to HP written notice at least five business days prior to effecting any change of recommendation, which notice must (1) state expressly that Neoware has received an acquisition proposal which Neoware’s board has determined is a superior offer and that Neoware intends to effect a change of recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making the superior offer, the most current written draft agreement relating to the transaction that constitutes the superior offer and all related transaction agreements to which Neoware would be a party (any material amendment to the terms of the superior offer will require a new notice and a new 5 business day period); and

•

during any such five business day period, Neoware and its board have considered in good faith any counter-proposal made by HP and directed its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counter-proposal.

Under certain circumstances, Neoware will have the right to terminate the merger agreement and may have to pay a $10 million termination fee. See “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses; Termination Fee” beginning on pages 54 and 56, respectively.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

(1)	by mutual written consent of Neoware and HP;

(2)	by either HP or Neoware if:

(a)	the merger shall not have been consummated on or before January 23, 2008, except that either party may extend the date of termination until April 23, 2008 if the antitrust approvals are the only conditions to the merger agreement that remain to be satisfied (except the right to terminate the merger agreement for this reason shall not be available to any party whose breach of the merger agreement has been the principal cause of or resulted in any of the conditions to the merger agreement having failed to be satisfied on or before January 23, 2008 or April 23, 2008, as applicable);

(b)	any law or order issued by any court or agency of competent jurisdiction having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable; or

(c)	the special meeting of stockholders (including any adjournment thereof) is held and approval of the proposal to adopt the merger agreement has not been obtained from a majority of the holders of Neoware’s outstanding common stock entitled to vote on the proposal (except Neoware may not terminate the merger agreement for this reason if the approval was not obtained due to the action or failure to act by Neoware and such action or failure to act constitutes a breach of the merger agreement by Neoware).

(3)	by HP:

(a)	upon a breach of any covenant or agreement on the part of Neoware set forth in the merger agreement such that, as of the time of such breach, the condition to the consummation of the merger that Neoware shall have performed or complied in all material respects with each of its agreements and covenants required under the merger agreement to be performed or complied with at or prior to the consummation of the merger would not be satisfied;

(b)

Upon a breach of any representation or warranty on the part of Neoware or if the representations and warranties of Neoware (disregarding all materiality and material adverse effect qualifications in such representations and warranties) shall have become untrue and such failure to be true, in the aggregate, has had or would reasonably be expected to have a material adverse effect on Neoware (except that the representations relating to capital structure must be true in all but de minimis respects and the representations relating to board approval, takeover statutes and brokers’ fees and expenses must be true in all respects), and such breach is not cured after notice and during a specified cure period; or

(c)	if:

•	there occurs any change in the Neoware board’s recommendation for the merger;

•	Neoware has failed to include in this proxy statement the board’s recommendation for the merger;

•

Neoware’s board fails to reaffirm (publicly, if so requested by HP) the board’s recommendation for the merger within 10 calendar days after the date any acquisition proposal (or material modification thereto) is first publicly disclosed;

•

a tender or exchange offer relating to Neoware securities has been commenced by a person unaffiliated with HP and Neoware shall not have sent to its securityholders pursuant to Rule 14e-2 of the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement unconditionally reaffirming the board’s recommendation for the merger and unconditionally recommending that securityholders reject such tender or exchange offer; or

•

Neoware has breached in any material respect its obligations to call a special meeting of the stockholders to vote on the merger agreement, Neoware’s board has failed to unanimously recommend, or has withdrawn, amended or modified its recommendation, that Neoware stockholders vote in favor of adoption of the merger agreement, or Neoware has breached its obligations with regard to acquisition proposals.

(4)	by Neoware:

(a)	upon a material breach of any material covenant or agreement on the part of HP or Merger Sub, or if the representations and warranties of HP and Merger Sub (disregarding all materiality qualifications in such representations and warranties) shall have become untrue and such failures to be true, in the aggregate, would reasonably be expected to materially adversely affect the ability of HP to consummate the merger, and such breach is not cured after notice and during a specified cure period; or

(b)	immediately prior to entering into a definitive agreement with respect to a superior offer, provided that (A) Neoware received such superior offer other than as a result of a breach or violation of the merger agreement, (B) Neoware has not breached or violated the terms of the merger agreement relating to acquisition proposals, (C) the Neoware board has effected a change of its recommendation regarding the merger agreement in response to such superior offer in accordance with the merger agreement and has authorized Neoware to enter into such definitive agreement, (D) Neoware has notified HP in writing that Neoware intends to enter into such definitive agreement for such superior offer, which notice shall include the most current version of such definitive agreement and the identity of the person making such superior offer, (E) HP shall not have made, within five business days of being notified of such superior offer in accordance with the terms of the merger agreement a counter-offer or proposal that the Neoware board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders as such superior offer, and (F) prior to or simultaneous with such termination, Neoware pays HP a termination fee of $10 million, as described below under the heading “The Merger Agreement—Fees and Expenses; Termination Fee” on page 56.

Fees and Expenses; Termination Fee

Except for the termination fee described below, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby, whether or not the merger is consummated.

Under the merger agreement, Neoware shall pay HP a $10 million termination fee in immediately available funds if:

•

Neoware terminates the merger agreement to enter into a definitive agreement with respect to a superior offer pursuant to and in compliance with the merger agreement, in which case Neoware must pay the termination fee to HP immediately prior to or simultaneous with the termination of the merger agreement;

•

HP terminates the merger agreement if any of the events described in paragraph 3(c) under “The Merger Agreement—Termination” above shall have occurred, in which case, Neoware must pay the termination fee no later than two business days after the termination of the merger agreement; or

•	the merger agreement is terminated:

•	by either party because Neoware’s stockholders fail to approve the merger and following July 23, 2007 and prior to such termination there has been public disclosure of an acquisition proposal;

•

by HP pursuant to paragraph 3(a) or 3(b) under “The Merger Agreement—Termination” above, as a result of a breach on the part of Neoware of any representation, warranty, covenant or agreement set forth in the merger agreement and (x) there is a knowing or willful breach of the merger agreement by Neoware and (y) following July 23, 2007 and prior to such breach, there has been public disclosure of, or other communication to Neoware regarding, an acquisition proposal; or

•

by either party because the merger has not been consummated by January 23, 2008 or April 23, 2008, as applicable and following July 23, 2007 and prior to such termination there has been public disclosure of an acquisition proposal;

and, in each case, within 12 months following the termination of the merger agreement, (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Neoware pursuant to which its stockholders immediately preceding such transaction hold less than 60 percent of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by Neoware of assets representing in excess of 40 percent of the aggregate fair market value of Neoware’s business immediately prior to such sale, or (iii) the acquisition by any third party, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40 percent of the voting power of the then outstanding shares of capital stock of Neoware (in each case, other than the transactions contemplated by the merger agreement) is consummated or Neoware enters into an agreement providing for such transaction, in which case, Neoware must pay the termination fee prior to, and as a condition to consummating, such acquisition or entering into such agreement providing for an acquisition.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the terms of the merger agreement, HP has agreed that:

•

for six years after the effective time of the merger, HP will cause the surviving corporation and its subsidiaries to honor and fulfill in all respects the obligations of Neoware and its subsidiaries under any and all indemnification agreements in effect immediately prior to July 23, 2007, between Neoware or any of its subsidiaries, on one hand, and any of their respective current or former directors or officers, on the other hand;

•	for six years after the effective time of the merger, the bylaws and certificate of incorporation of the surviving corporation and its subsidiaries will contain provisions relating to indemnification, exculpation and liability of directors and officers that are no less favorable to the officers and directors than as set forth in the certificate of incorporation and bylaws of Neoware and its subsidiaries as of July 23, 2007;

•

the surviving corporation shall indemnify and hold harmless, and advance expenses as incurred by, to the fullest extent Neoware was permitted to do so under applicable law prior to the effective time of the merger, each present and former director and officer of Neoware and its subsidiaries against any liabilities incurred in connection with claims arising out of or related to any action or omission in such person’s capacity as a director or officer of Neoware or its subsidiaries occurring at or prior to the effective time of the merger, to the same extent as provided by Neoware’s bylaws and certificate of incorporation as of July 23, 2007; and

•

for a period of six years after the effective time of the merger, subject to limitations regarding the cost of coverage as set forth in the merger agreement, the surviving corporation shall maintain in effect Neoware’s current directors’ and officers’ insurance in respect of acts or omissions occurring on or before the effective time of the merger, in each case in amount and scope and on other terms no less favorable to such covered parties than those in effect as of July 23, 2007 under Neoware’s directors and officers insurance policies, except that the surviving corporation may elect at its option to (1) substitute Neoware’s policies for policies of HP, the surviving corporation or any of their respective subsidiaries containing terms and conditions no less favorable to the indemnified parties than the insurance that are with carriers with the same or better rating as the carrier of the insurance as of July 23, 2007, (2) request at least 10 business days prior to the effective time of the merger that Neoware obtain extended coverage under its existing directors and officers liability insurance policies for such six year period or (3) obtain and maintain “tail” policies for directors and officers liability insurance covering a period of at least six years from the effective time of the merger on terms no less favorable than Neoware’s directors and officers liability insurance policies in effect as of July 23, 2007, which tail policies will be prepaid and noncancellable.

Each present and former director and officer of Neoware and its subsidiaries may enforce such obligations in the merger agreement, and the indemnification provided for in the merger agreement shall not be deemed exclusive of any other rights to which such persons are entitled.

Publicity

Subject to certain identified exceptions, Neoware and HP have agreed to consult with each other before issuing any press release or other public announcement pertaining to the merger and the other transactions contemplated by the merger agreement, except as may be required by law or any listing agreement with or rules of the NASDAQ Global Select Market or the New York Stock Exchange.

Consents and Approvals; State Takeover Laws

HP, Merger Sub and Neoware have agreed to cooperate with one another and use their reasonable best efforts to take or cause to be taken all actions to effect all necessary notices, reports and other filings to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary in order to consummate the merger and any of the transactions contemplated under the merger agreement. Further, each of the parties have agreed to promptly file with the Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the Department of Justice, referred to as the DOJ, any notification required to be filed by it under the HSR Act with respect to the transactions contemplated by the merger agreement and to respond on a timely basis to any requests for additional information. In addition HP and Neoware have agreed that if any objections are asserted with respect to the merger under the HSR Act or any other antitrust laws or if any suit is instituted by any governmental authority or private party challenging the merger as violative of the HSR Act or any other antitrust laws, HP and Neoware will use reasonable best efforts to resolve such objections or challenges so as to permit the consummation of the merger. HP, Merger Sub and Neoware will cooperate with each other in making of all such filings or responses in connection with the merger.

Each of HP, Merger Sub and Neoware has agreed to use its reasonable efforts to resolve any objections or suits threatened or instituted by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any of the transactions contemplated by the merger agreement as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement. Neoware and its board of directors have agreed to use their reasonable best efforts to consummate the merger as promptly as practicable on the terms contemplated by the merger agreement and to eliminate or minimize the effect of any Delaware anti-takeover statute or regulation on the merger.

Notification of Certain Matters

Neoware and HP have agreed to give each other prompt written notice of any representation, warranty, covenant or agreement made by it contained in the merger agreement becoming untrue or inaccurate or not being complied with such that the conditions of the merger agreement would not be satisfied. HP will give prompt written notice to Neoware of any representation or warranty made by it or Merger Sub becoming untrue or inaccurate such that the conditions of the merger agreement would not be satisfied, or any failure of either HP or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

Employee Benefit Matters

Each employee of Neoware who becomes an employee of HP, one of its subsidiaries or the surviving corporation after the effective time of the merger, referred to as a continuing employee, will be eligible to receive benefits consistent with HP’s applicable human resources policies. Each continuing employee will receive credit for prior service with Neoware only for purposes of determining the vacation accrual rate pursuant to HP’s standard procedures. Each continuing employee’s service for all other purposes will be calculated based upon the date of hire by HP or one of its subsidiaries, except as otherwise required by law. Neoware will cash-out any accrued and unused vacation, sick leave or time off days prior to the closing date of the merger that HP determines are not able to be carried over. In addition, with respect to U.S. employees of Neoware and its subsidiaries that become eligible to participate in HP’s employee benefit plans, HP will (i) waive all limitations with respect to preexisting conditions and waiting periods, except to the extent such conditions would apply absent any changes in plan coverage and (ii) provide credit to each such employee for any co-payments and deductibles under such plans where paid by the employee prior to the change in coverage for the plan year in which the closing date of the merger occurs.

Neoware has agreed that prior to the effective time of the merger, it will terminate its 401(k) plan pursuant to resolutions of the Neoware board of directors.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation. The obligations of Neoware, HP and Merger Sub to effect the merger are subject to the satisfaction or waiver (where permitted by law) of each of the following conditions:

•

the merger agreement shall have been adopted at a special meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Neoware common stock entitled to vote on the proposal;

•	any applicable waiting periods under the HSR Act shall have expired or otherwise been terminated; and

•

no law or order issued by any court or agency of competent jurisdiction making the merger illegal or otherwise prohibiting the consummation of any transaction contemplated by the merger agreement, including the merger, shall have been enacted, issued, promulgated, enforced or entered.

Conditions to the Obligation of HP and Merger Sub. The obligation of HP and Merger Sub to effect the merger is subject to the satisfaction or waiver of each of the following additional conditions, any or all of which may be waived by HP and Merger Sub:

•

the representations and warranties of Neoware shall be true and correct on July 23, 2007 and as of the closing date of the merger as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except for any failure to be so true and correct that, individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect with respect to Neoware and its subsidiaries, taken as a whole, or on Neoware’s ability to consummate the merger (disregarding all materiality and material adverse effect qualifications in such representations and warranties, except for the representation that there has not been a material adverse effect), except that the representations relating to capital structure must be true in all but de minimis respects and the representations relating to board approval, takeover statutes and brokers’ fees and expenses must be true in all respects, and Neoware shall have provided an officers’ certificate to HP to this effect;

•

Neoware shall have performed or complied with in all material respects each of the agreements and covenants required to be performed by it under the merger agreement on or prior to the closing date of the merger, and Neoware shall have provided HP an officers’ certificate to this effect;

•

there shall not have occurred on or after July 23, 2007 any event, circumstance, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Neoware and its subsidiaries, taken as a whole, or on Neoware’s ability to consummate the merger and Neoware shall have provided HP an officer’s certificate to this effect;

•

no proceeding shall be pending by any governmental authority challenging or seeking to restrain or prohibit the consummation of the merger, seeking to prohibit or impose any limitations on the ownership or operation by HP or any of its subsidiaries of all or a portion of the business or assets of HP, Neoware or any of their respective subsidiaries, or seeking to compel HP to divest any assets; and

•

any applicable waiting period under any foreign antitrust law relating to the merger and the other transactions contemplated by the merger agreement shall have expired or otherwise been terminated, and the merger and the other transactions contemplated by the merger agreement shall have been approved by way of an express or implied decision (requiring no divestiture of assets) pursuant to any applicable foreign antitrust law that does not provide for such a waiting period.

Conditions to the Obligation of Neoware. The obligation of Neoware to complete the merger is subject to the following additional conditions, any or all of which may be waived by Neoware:

•

each of the representations and warranties of HP and Merger Sub shall be true and correct on July 23, 2007 and as of the closing date of the merger as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HP’s and Merger Sub’s ability to consummate the merger, and HP shall have provided Neoware an officer’s certificate to this effect; and

•

HP and Merger Sub shall have performed or complied with, in all material respects, each of the agreements and covenants required to be performed by them under the merger agreement on or prior to the closing date of the merger, and HP shall have provided Neoware an officer’s certificate to the effect set forth above.

Amendment

The merger agreement may be amended only by written agreement of HP, Merger Sub and Neoware at any time prior to the effective time of the merger. After the merger is approved by the Neoware stockholders, no term or condition in the merger agreement will be amended or modified in any manner that by law requires further approval by Neoware stockholders without first obtaining such further stockholder approval.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, waive compliance with any agreement or condition for the benefit of such party contained in the merger agreement. Any agreement by a party to any extension or waiver will be valid only if set forth in a written instrument signed by such party. No failure by any party in exercising any right under the merger agreement shall operate as a waiver of those rights.

Assignment

No party to the merger agreement may assign the merger agreement or any of its rights, interests or obligations under the merger agreement without the prior written consent of the other parties to the merger agreement. Any attempted assignment in violation of such requirement will be null and void.

OTHER IMPORTANT INFORMATION REGARDING NEOWARE

Price Range of Common Stock

Neoware common stock is quoted on the NASDAQ Global Select Market under the symbol “NWRE.” The following table sets forth for the periods indicated the high and low sale prices per share of Neoware common stock as reported on the NASDAQ Global Select Market, the principal market in which the common stock is traded.

	Market Prices
	High	Low
For the quarter ended:
September 30, 2005	$17.13	$10.30
December 31, 2005	25.31	14.85
March 31, 2006	30.50	21.53
June 30, 2006	30.95	11.37

For the quarter ended:
September 30, 2006	14.40	10.95
December 31, 2006	15.17	10.68
March 31, 2007	13.59	10.04
June 30, 2007	14.01	10.08

For the quarter ended:
September 30, 2007 (through August 23, 2007)	16.20	13.14

On July 20, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low sales prices of Neoware common stock were $15.69 and $14.14 per share, respectively, and the closing price was $15.24 per share. On August 23, 2007, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of Neoware common stock were $16.00 and $15.90, respectively, and the closing price was $15.92 per share. You are urged to obtain a current market price quotation for Neoware common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of Neoware common stock as of August 1, 2007 (unless otherwise noted), for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of Neoware common stock;

•	each of our current directors and executive officers;

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each person named in the table below is c/o Neoware, Inc., 3200 Horizon Drive, King of Prussia, Pennsylvania 19406, and, to Neoware’s knowledge, each beneficial owner named in the table has sole voting and sole investment power over the share indicated as owned by such person, subject to applicable community property laws. The percentages listed in the table for each of the directors and executive officers and all executive officers and directors as a group were calculated based on 20,206,243 shares of Neoware common stock outstanding on August 9, 2007. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

As of August 23, 2007, there were 20,204,510 shares of Neoware common stock outstanding held by approximately 52 holders of record.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,950,031	(1)	9.7

Central Securities Corporation 630 Fifth Avenue, Suite 820 New York, NY 10111	1,500,000	(2)	7.4

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,335,300	(3)	6.6

Putnam, LLC One Post Office Square Boston, MA 02109	1,001,240	(4)	5.0

Klaus P. Besier	73,500	(5)	*

Dennis Flanagan	13,750	(5)	*

David D. Gathman	46,350	(5)(6)	*

Leslie Hayman	-0-		*

John P. Kirwin, III	45,750	(5)	*

Christopher G. McCann	38,750	(5)	*

John M. Ryan	88,750	(5)	*

Eric N. Rubino	157,000	(5)	*

Keith D. Schneck	83,750	(5)	*

Peter Bolton	22,500	(5)	*

James W. Kirby	10,000	(5)	*

All executive officers and directors as a group (11 persons)	580,100	(5)	2.9

*	Less than 1%

(1)	FMR Corp. filed a Schedule 13G on January 10, 2007, upon which Neoware has relied in making this disclosure. Fidelity Management & Research Company, an investment advisor to various investment companies that comprise the Fidelity Funds that own the shares of Neoware’s common stock directly and a wholly-owned subsidiary of FMR Corp. beneficially owns 1,950,031 shares (or 9.7%) of Neoware’s common stock. Edward C. Johnson III, Chairman of FMR Corp., along with other members of his family, collectively own 49% of the voting power of FMR Corp. The power to vote or direct the voting of the shares of common stock held by the Fidelity Funds resides with the board of trustees of the Fidelity Funds. FMR Corp. through its control of Fidelity Management & Research Company and the Fidelity Funds, and Mr. Johnson each has sole power to dispose of 1,950,031 shares.

(2)	Central Securities Corporation filed a Schedule 13G on January 29, 2007, upon which Neoware has relied in making this disclosure.

(3)

T. Rowe Price Associates, Inc. filed a Schedule 13G on February 14, 2007, upon which Neoware has relied in making this disclosure. T. Rowe Price Associates, Inc. has sole voting power of 77,800 shares of

Neoware’s common stock and the sole power to direct the disposition of 1,335,300 shares (or 6.6%) of Neoware’s common stock.

(4)	Putnam, LLC (d/b/a/ Putnam Investments) filed a Schedule 13G on February 13, 2007, upon which Neoware has relied in making this disclosure. Putnam, LLC wholly owns two registered investment advisers—Putnam Investment Management, LLC., which is the investment adviser to the Putnam family of mutual funds and beneficially owns 529,198 (or 2.6%) of the shares of Neoware commons stock subject to the Schedule 13G, and The Putnam Advisory Company, LLC, which is the investment adviser to Putnam’s institutional clients and beneficially owns 482,060 (or 2.4%) of the shares of Neoware commons stock subject to the Schedule 13G. Both subsidiaries have dispositive power over 1,001,240 shares of Neoware’s common stock as investment managers, but each of the mutual fund’s trustees has voting power over the shares held by each fund, and The Putnam Advisory Company, LLC. has shared voting power over 305,160 shares of Neoware’s common stock held by the institutional clients.

(5)	Includes options exercisable within 60 days of August 1, 2007 to purchase Neoware’s common stock issued pursuant to Neoware’s equity incentive plans as follows: Mr. Besier, 72,500 shares; Mr. Flanagan, 13,750 shares; Mr. Gathman, 43,750 shares; Mr. Kirwin, 36,250 shares; Mr. McCann, 33,750 shares; Mr. Ryan, 33,750 shares; Mr. Rubino, 157,000 shares; Mr. Schneck, 83,750 shares; Mr. Bolton, 22,500 shares; Mr. Kirby, 10,000 shares; and all executive officers and directors as a group, 507,000 shares.

(6)	Mr. Gathman beneficially owns 2,600 shares of common stock jointly with his wife.

DISSENTERS’ APPRAISAL RIGHTS

Under the Delaware General Corporation Law, which we refer to as the DGCL, you have the right to demand appraisal of your shares of Neoware common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your shares, together with a fair rate of interest, as determined by the Delaware Court of Chancery, which we refer to as the Chancery Court. Neoware stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Neoware will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes Neoware’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to Neoware a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Neoware common stock as provided for in the merger agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of Neoware common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted FOR the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Corporate Secretary of Neoware at 3200 Horizon Drive, King of Prussia, Pennsylvania 19406, and must be delivered before the vote with respect to the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform Neoware of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Neoware common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Neoware. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Neoware common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Neoware stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of Neoware common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and presently has no intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, Neoware stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Neoware common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Neoware common stock not voted in favor of the merger and with respect to which demands for appraisal were received by Neoware and the number of holders of such shares. Such statement must be mailed to the stockholder within 10 days after the written request has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Neoware common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by Neoware’s financial advisors as described in summary fashion under the headings “The Merger—Opinion of Lehman Brothers Inc.” beginning on page 21. Although Neoware believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Neoware common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Neoware common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Neoware’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consider consulting their legal advisors.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2007 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders. If the merger is not completed and Neoware holds a 2007 annual meeting of stockholders, pursuant to Rule 14a-8(e) of the Exchange Act, a stockholder proposal must have been received by the Corporate Secretary of Neoware at 3200 Horizon Drive, King of Prussia, Pennsylvania 19406, by June 28, 2007 to be included in the board of director’s solicitation of proxies relating to such 2007 annual meeting. Stockholders who wish to submit a proposal for consideration at such 2007 annual meeting, if held, but who do not wish to submit the proposal for inclusion in Neoware’s proxy statement, must deliver a written copy of such proposal in accordance with Neoware’s bylaws no later than September 10, 2007.

OTHER MATTERS

Other Business at the Special Meeting

Management and the Neoware board of directors are not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other matter properly come before the special meeting, or any adjournment or postponement thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other matter in accordance with the recommendations of the board of directors of Neoware.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Neoware has received contrary instructions from one or more of the stockholders. Neoware will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to the Corporate Secretary of Neoware at Neoware, Inc., 3200 Horizon Drive, King of Prussia, Pennsylvania 19406, telephone: (610) 277-8300. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Neoware at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Neoware files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Neoware’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and Neoware’s investor relations website at investor.neoware.com/pages/sec-filings.html.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Neoware to Cameron Associates, 1370 Avenue of the Americas, New York, NY 10019, telephone: (212) 245-8800. If you would like to request documents, please do so by September 20, 2007, in order to receive them before the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 28, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEWLETT-PACKARD COMPANY,

NARWHAL ACQUISITION CORPORATION

AND

NEOWARE, INC.

i

(continued)

(continued)

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	5.3	(b)
Acquisition	7.3	(b)
Acquisition Proposal	5.3	(g)
Action of Divestiture	5.6	(f)
affiliate	8.3	(b)
Agreement	Preamble
Antitrust Laws	5.6	(e)
Appraisal Shares	1.6	(e)
beneficial ownership	8.3	(b)
beneficially own	8.3	(b)
business day	8.3	(b)
Certificate	1.6	(a)
Certificate of Merger	1.2
Change of Recommendation	5.3	(e)
Change of Recommendation Notice	5.3	(e)
Closing	1.2
Closing Date	1.2
COBRA	2.12	(e)
Code	1.7	(e)
Company	Preamble
Company Balance Sheet	2.4	(d)
Company Board	Recitals
Company Board Recommendation	2.3	(d)
Company Charter Documents	2.1	(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article II
Company Employee	2.12	(a)
Company Employee Agreement	2.12	(a)
Company Employee Plans	2.12	(a)
Company ERISA Affiliate	2.12	(a)
Company Intellectual Property Rights	2.7	(q)
Company International Plan	2.12	(c)
Company IP	2.7	(q)
Company IP Agreements	2.7	(e)
Company Material Adverse Effect	8.3	(b)
Company Material Contract	2.15	(a)
Company Options	2.2	(b)
Company Permits	2.8	(b)
Company Preferred Stock	2.2	(a)
Company Privacy Obligations	2.20
Company Privacy Policies	2.20
Company Products	2.7	(q)
Company Restricted Stock	5.9	(b)
Company SEC Documents	2.4	(a)
Company Securities	2.2	(b)
Company Source Code	2.7	(q)
Company Stock Awards	2.2	(b)
Company Stock Plans	2.2	(b)
Confidentiality Agreement	5.4	(a)
Consent	2.3	(c)

INDEX OF DEFINED TERMS

(continued)

Continuing Employee	5.9	(c)
Contracts	2.2	(b)
Copyrights	2.7	(q)
D&O Insurance	5.10	(c)
Derivative Work	2.7	(q)
DGCL	Recitals
DOJ	5.6	(a)
DOL	2.12	(c)
Domain Names	2.7	(q)
Effect	8.3	(b)
Effective Time	1.2
ERISA	2.12	(a)
Exchange Act	2.3	(c)
Exchange Fund	1.7	(b)
Expenses	7.3	(a)
Financial Advisor	2.10
Foreign Antitrust Laws	2.3	(c)
FTC	5.6	(a)
GAAP	2.4	(b)
Governmental Entity	2.3	(c)
Hazardous Material	2.14	(a)
Hazardous Materials Activities	2.14	(b)
HSR Act	2.3	(c)
Indemnified Parties	5.10	(a)
Initial End Date	7.1	(b)
Insurance Policies	2.17
Intellectual Property	2.7	(q)
Intellectual Property Rights	2.7	(q)
IRS	2.12	(c)
knowledge	8.3	(b)
Law	8.3	(b)
Licensed Company IP	2.7	(q)
Liens	2.1	(c)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	1.6	(c)
Option Consideration	5.9	(a)
Order	2.8	(a)
Outside Date	7.1	(b)
own beneficially	8.3	(b)
Owned Company IP	2.7	(q)
Parent	Preamble
Patents	2.7	(q)
Paying Agent	1.7	(a)
Pension Plan	2.12	(d)
Permits	2.8	(b)
Person	8.3	(b)
Proceeding	2.9

v

INDEX OF DEFINED TERMS

(continued)

Proxy Statement	2.16
Public Grants	2.19
Requisite Stockholder Approval	2.3	(a)
Representatives	2.16
Sarbanes-Oxley Act	2.4	(a)
SEC	2.3	(c)
Section 262	1.6	(e)
Securities Act	2.4	(a)
Share	Recitals
Solicitation Period End Date	5.3	(b)
Solicited Person	5.3	(b)
Stockholders’ Meeting	5.2	(a)
Subsidiary	2.1	(a)
Subsidiary Charter Documents	2.1	(b)
Subsidiary Securities	2.2	(d)
Superior Offer	5.3	(g)
Surviving Corporation	1.1
Tax	2.6	(a)
Tax Returns	2.6	(b)
Taxes	2.6	(a)
Terminating Plan	5.9	(d)
Termination Fee	7.3	(b)
the business of	8.3	(a)
Trade Secrets	2.7	(q)
Trademarks	2.7	(q)
Triggering Event	8.3	(b)
Voting Debt	2.2	(c)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 23, 2007, by and among Hewlett-Packard Company, a Delaware corporation (“Parent”), Narwhal Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Neoware, Inc., a Delaware corporation (“Company”).

RECITALS

A. It is proposed that Merger Sub will merge with and into Company (the “Merger”) and each share (a “Share”) of the Common Stock, par value $0.001 per share, of Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Merger (other than Shares held by Company or Parent or any direct or indirect wholly-owned Subsidiary of Company or of Parent immediately prior to the Effective Time) will thereupon be cancelled and converted into the right to receive cash in an amount equal to $16.25 per Share, without interest (the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein.

B. The Board of Directors of Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Company stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Delaware General Corporation Law (the “DGCL”) and (iii) determined to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement.

C. The board of directors of Merger Sub has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, in its capacity as the sole stockholder of Merger Sub, has adopted the “agreement of merger” set forth in this Agreement, in each case in accordance with the DGCL.

D. Parent, Merger Sub and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, New York, at 10 a.m., New York City time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the date on which the Closing occurs, the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 259 of the DGCL.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Neoware, Inc.” At the Effective Time, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any shares of capital stock of Company, the following shall occur:

(a) Company Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than any (i) Shares to be canceled pursuant to Section 1.6(b) and (ii) Appraisal Shares, will be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration upon surrender of the certificate representing such Share in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 1.9). At the Effective Time, such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Cancellation of Treasury and Parent Owned Stock. Each Share held by Company or Parent or any direct or indirect wholly-owned Subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or the payment of any consideration therefor.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Company Options outstanding under the Company Stock Plans shall be treated in accordance with Section 5.9.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.6(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.6(a). Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

1.7 Surrender of Certificates.

(a) Paying Agent. Parent shall select Computershare Trust Company of New York or another institution reasonably satisfactory to Company to act as the Paying Agent (the “Paying Agent”) in the Merger and, prior to the Effective Time, shall enter into an agreement with the Paying Agent reasonably satisfactory to Company.

(b) Parent to Provide Merger Consideration. Promptly after the Effective Time, Parent shall make available or cause the Merger Sub to make available to the Paying Agent, for payment in accordance with this Article I, funds for the benefit of the holders of Shares in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 1.6(a) upon surrender of Certificates, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund”.

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the amount of cash (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) and the Certificates so surrendered shall forthwith be canceled.

(d) Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person other than a Person in whose name in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Withholding. Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(g) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Parent look only to Parent for the Merger Consideration pursuant to Section 1.6(a), with respect to the Shares formerly represented thereby. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding anything to the contrary in this Section 1.7, neither Parent, Merger Sub, the Paying Agent nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.8 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Company, the Paying Agent or any of their respective representatives or agents with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the correspondingly numbered Section of the disclosure letter dated the date of this Agreement and delivered by Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), that specifically relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such section, Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (with respect to any Subsidiary organized under the Laws of any foreign jurisdiction, to the extent applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary”, when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(b) Charter Documents. Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, the “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents and no Subsidiary is in violation of any of its applicable Subsidiary Charter Documents.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter lists all of the Subsidiaries of Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued, were issued free of preemptive rights and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all pledges, claims, liens, mortgages, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

(d) Solvency. No bankruptcy, insolvency, judicial composition, foreclosure, execution or comparable Proceedings (whether voluntary or involuntary) have been initiated or applied for under any applicable Law against Company or any of its Subsidiaries, nor, to the knowledge of Company, have any Proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of Company or any of its Subsidiaries.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Company consists of: (i) 50,000,000 Shares and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on the day immediately preceding the date hereof: (i) 20,308,637 Shares were issued and outstanding, (ii) 100,000 Shares were issued and held by Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding or held by Company in its treasury. All of the outstanding shares of capital stock of Company are, and all shares of capital stock of Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of Company are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or any other agreement to which Company or any of its Subsidiaries is a party.

(b) Stock Awards.

(i) As of the day immediately preceding the date hereof, an aggregate of 2,256,393 Shares are subject to issuance pursuant to outstanding options or stock appreciation rights to purchase Shares (“Company Options”) or lapse of restrictions of restricted stock or stock units (“Company Stock Awards”) granted under Company’s 2004 Equity Incentive Plan and 1995 Stock Option Plan (collectively, the “Company Stock Plans”). Section 2.2(b) of the Company Disclosure Letter sets forth as of the date hereof a list of each outstanding Company Option or Company Stock Award granted under the Company Stock Plans, and (A) the particular Company Stock Plan (if any) pursuant to which such Company Option or Company Stock Award was granted, (B) the name of the holder of such Company Option or Company Stock Award, (C) the number and class of shares of Company capital stock subject to such outstanding Company Option or Company Stock Award, (D) the exercise price of such Company Option or purchase price or similar pricing of any Company Stock Award, (E) the date on which such Company Option or Company Stock Award was granted, (F) the applicable vesting schedule, and the extent to which such Company Option or Company Stock Award is vested and exercisable as of the date hereof, (G) the Company Option or Company Stock Award tax qualification, if any, (H) the date on which such Company Option expires, (I) the location of the option or award holder and (J) explanation of any acceleration provisions. All Shares subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

(ii) There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option or Company Stock Award as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation, rights to purchase or acquire Company Preferred Stock or other similar rights with respect to Company. Other than the Company Options, there are no outstanding (A) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of Voting Debt, capital stock, voting securities or other ownership interests in Company, (B) options, restricted stock warrants, rights or other agreements or commitments to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) Company, (C) obligations of Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Voting Debt, capital stock, voting securities or other ownership interests in Company (the items in clauses (A), (B) and (C), together with the capital stock of Company, being referred to collectively as “Company Securities”). All outstanding Shares, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance in all material respects with (1) all applicable securities and other Laws and (2) all requirements set forth in applicable contracts, subcontracts, agreements, commitments, notes, bonds, mortgages, indentures, leases, licenses, sublicenses or other instruments, obligations or binding arrangements or understandings of any kind or character, whether oral or in writing (“Contracts”).

(iii) There are no outstanding Contracts requiring Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities or (B) dispose of any Subsidiary Securities. Company is not a party to any voting agreement with respect to any Company Securities or Subsidiary Securities and, to the knowledge of Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any Company Securities or Subsidiary Securities.

(iv) Each Company Stock Award, or other right to acquire Shares or other equity of Company (A) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Option or other right was granted in accordance with all governing documents and in compliance with all applicable Law, (B) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other right and (C) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of Company that is “service recipient stock” (within the meaning of applicable regulations under Code Section 409A).

(c) Voting Debt. No bonds, debentures, notes or other indebtedness of Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of Company, is issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d) Subsidiary Securities. There are no outstanding (i) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of Company, (iii) obligations of Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of Company (the items in clauses (i), (ii) and (iii), together with the capital stock or other equity interests of such Subsidiaries, being referred to collectively as “Subsidiary Securities”).

2.3 Authority; Non-Contravention; Consents.

(a) Authority. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the approval and adoption of this Agreement and the approval of the Merger by Company’s stockholders, if required, and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote or consent of the holders of a majority of the outstanding Shares to approve and adopt this Agreement and approve the Merger (the “Requisite Stockholder Approval”) is the only vote or consent of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms.

(b) Non-Contravention. The execution and delivery of this Agreement by Company does not, and performance of this Agreement by Company will not: (i) conflict with or violate the Company Charter Documents or any of the Subsidiary Charter Documents, (ii) subject to compliance with the requirements set forth in clauses (i)—(iv) of Section 2.3(c) and, in the case of the consummation of the Merger and obtaining the Requisite Stockholder Approval, conflict with or violate any material Law applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination of, amendment, acceleration or cancellation, or require any consent under, any Contract or (iv) result in the creation of a Lien on any of the properties or assets of Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a domination position through merger or acquisition (“Foreign Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement, (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ Global Market or the New York Stock Exchange, and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Company stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company stockholders for adoption and (iv) determined to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

(e) Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar Law, will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

2.4 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. Company has timely filed with or furnished to the SEC all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2004 (the “Company SEC Documents”). Company has made available to Parent all such Company SEC Documents. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents was prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents, including each Company SEC Document filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and (iii) fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated; provided, that unaudited interim financial statements may not contain footnotes required by GAAP and are subject to normal and recurring year-end audit adjustments which are not, individually or in the aggregate, expected to be material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. Company and each of its Subsidiaries has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, including policies and procedures that provide reasonable assurance that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Company nor, to the knowledge of Company, its independent accountants has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by Company, (ii) any fraud, whether or not material, that involves management or other employees of Company who have a role in the preparation of financial statements or the internal controls over financial reporting utilized by Company or (iii) any claim or allegation regarding any of the foregoing.

(d) Undisclosed Liabilities. The balance sheet of Company dated as of March 31, 2007 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet”. Neither Company nor any of its Subsidiaries has any liabilities of any nature (whether absolute, accrued, contingent or otherwise) other than liabilities that (i) are reflected on the Company Balance Sheet, (ii) were incurred since March 31, 2007 in the ordinary course of business consistent with past practice, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) executory obligations under Contracts to which Company or any of its Subsidiaries is a party or is bound or (v) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Off-Balance Sheet Arrangements. Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any arrangement described in Section 303(a)(4) of Regulation S-K promulgated by the SEC.

(f) Sarbanes-Oxley Compliance. The chief executive officer and chief financial officer of Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder by the SEC; the statements contained in any such certifications are unqualified, complete and correct and have not been modified or withdrawn; and Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The NASDAQ Global Market. As of the date hereof, in the course of preparing the foregoing certifications, neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any of their respective officers or employees became aware of any complaint, allegation, assertion or claim, whether written or oral, that, if true, could have resulted in the certifying officers having been unable to truthfully make such required certifications. As of the date hereof, neither Company nor any of its officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its chief executive officer and chief financial officer.

(g) Ethical Practices. Company has made available to Parent complete and correct copies of Company’s code of ethics. To the knowledge of Company, there are no material violations of its Code of Ethics by Company, any of its Subsidiaries or any of its or their respective directors, officers, employees, contractors, consultants or other agents to whom such code apply.

2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date hereof, (a) the business of Company and each its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been: (i) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Company or any of its Subsidiaries of any of Company’s capital stock or any other securities of Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for cash dividends by a wholly-owned Subsidiary to its parent, (iii) any granting by Company or any of its Subsidiaries of any increase in compensation or fringe benefits, or any payment by Company or any of its Subsidiaries of any bonus, or any granting by Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by Company or any of its Subsidiaries into, or modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (iv) entry by Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business of Company consistent with past practice, (v) any amendment or consent with respect to any Company Material Contract in effect since the date of the Company Balance Sheet, (vi) any change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC, (vii) any change by Company in its Tax elections or accounting methods, or any closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, (viii) any material revaluation by Company or any of its Subsidiaries of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (ix) any communication from The NASDAQ Global Market or by Company with respect to any potential delisting of the Shares, (x) any cancellation by Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (xi) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (whether real, personal or mixed, tangible or intangible) by Company or any of its Subsidiaries, or (xii) any agreement, whether in writing or otherwise, to take any action described in this Section by Company or any of its Subsidiaries.

2.6 Taxes.

(a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) Company and each of its Subsidiaries have prepared and timely filed all material required federal, state, local and foreign returns, estimates, information statements and reports and any amendments thereto they were required to file (“Tax Returns”) relating to any and all Taxes concerning or attributable to Company, its Subsidiaries or their respective operations and such Tax Returns are true and correct and have been completed in accordance with applicable Law.

(ii) Company and each of its Subsidiaries have timely paid to the appropriate Taxing authority all material Taxes.

(iii) Neither Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or, to the knowledge of Company, proposed in writing against Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

(iv) No audit or other examination of any Tax Return of Company or any of its Subsidiaries is presently in progress, nor has Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v) Neither Company nor any of its Subsidiaries has any liabilities for unpaid Taxes, other than liabilities accrued or reserved on the Company Balance Sheet in accordance with GAAP or incurred since the date of the Company Balance Sheet in the ordinary course of business.

(vi) Company has made available to Parent or its legal counsel copies of all Tax Returns for Company and each of its Subsidiaries filed for all periods for which the applicable statute of limitations has not expired.

(vii) There are no Liens on the assets of Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. To the knowledge of Company, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any material Lien for Taxes on the material assets of Company or any of its Subsidiaries.

(viii) None of the assets of Company or any of its Subsidiaries is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) Neither Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries.

(x) Neither Company nor any of its Subsidiaries is a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code, nor has been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

(xi) No material adjustment relating to any Tax Return filed by Company or any of its Subsidiaries has been proposed formally or, to the knowledge of Company or any of its Subsidiaries, informally by any tax authority to Company or any of its Subsidiaries since January 1, 2002.

(xii) Neither Company nor any of its Subsidiaries (A) is, or since January 1, 2002, has been (1) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (2) a party to any Tax sharing, indemnification or allocation agreement, nor does Company or any of its Subsidiaries owe any amount under any such agreement that is not reflected on the Company Balance Sheet or (3) a party to any material joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes, or (B) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(xiii) Neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xiv) Neither Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed or reportable transaction, as set forth in Treas. Reg. § 1.6011-4.

(xv) To the knowledge of Company, Company and each of its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other or other Tax reduction agreement or order.

(xvi) To the knowledge of Company, Company and each of its Subsidiaries are and have at all times been resident for Tax purposes in its place of incorporation or formation and are not and have not at any time been treated as a resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). To the knowledge of Company, Company and each of its Subsidiaries are not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding.

(c) Certain Compensation Taxes. There is no Contract, plan or arrangement to which Company or any of its Subsidiaries is a party which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code or (ii) could require Parent or any affiliate of Parent to gross up a payment to any employee of Company or any of its Subsidiaries for Tax related payments or cause a penalty tax under Section 409A of the Code. Each Company Employee Plan or Company Employee Agreement that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code or to the extent of non-compliance, such non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.7 Intellectual Property.

(a) Section 2.7(a) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) as of the date hereof of all current and standard Company Products.

(b) Section 2.7(b) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents and (iii) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the knowledge of Company, none of the Owned Company IP is invalid or unenforceable, except for any such invalidity or unenforceability that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 2.7(c) of the Company Disclosure Letter contains a complete and accurate list of Company’s Domain Name registrations. Section 2.7(c) of the Company Disclosure Letter identifies, for each Domain Name registration, the named owner, and the registrar or equivalent Person with whom that Domain Name is registered. To the knowledge of Company, Company’s use and registration of its Domain Name registrations is not improper or inappropriate and, to the knowledge of Company, would not infringe any third party’s Intellectual Property Rights, except for any such infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. In the case in which Company or any of its Subsidiaries has acquired ownership of a Domain Name registration from another party, Company or its Subsidiary has made or procured a transfer of the Domain Name in accordance with the procedure of the registrar, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) In each case in which Company or any of its Subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights or Patents currently included in the Owned Company IP from another Person as set forth in Section 2.7(d) of the Company Disclosure Letter. Company or one of its Subsidiaries has recorded or caused to be recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Section 2.7(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts (i) under which Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, other than licenses and related services agreements for commercially available software that is used by Company or any of its Subsidiaries but not incorporated into any Company Products and that has not been substantially customized solely for use by Company or (ii) under which Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company IP or Company Intellectual Property Rights, other than customer licenses and other agreements entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company IP Agreements”). Except as set forth in any of the Company IP Agreements, neither Company nor any of its Subsidiaries has granted any exclusive license under any material Owned Company IP, Company Intellectual Property Rights or any licenses to use any material Company Source Code (other than source code licenses granted in connection with source code escrows). To the knowledge of Company and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) no third parties to the Company IP Agreements are in breach thereof, (2) there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements and (3) all Company IP Agreements are binding and are in full force and effect.

(f) To the knowledge of Company, the Owned Company IP, together with the Licensed Company IP, is sufficient for the conduct of the business of Company as currently conducted. Without limiting the foregoing, to the knowledge of Company, Company and its Subsidiaries have the right to use all material software development tools, library functions, or compilers that the Company and its Subsidiaries (i) use to create, modify, compile, or support any material Company Product or (ii) use to provide any material services provided by Company and its Subsidiaries.

(g) Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens other than (i) encumbrances, restrictions or other obligations arising under any of the Company IP Agreements and (ii) Liens that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(h) Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company IP, and to the knowledge of Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the knowledge of Company, all use and disclosure by Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or were otherwise lawful, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in Company’s standard form previously provided to Parent. Company and its Subsidiaries have enforced such policy, except where for any failures to enforce that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) To the knowledge of Company, neither Company nor any of its Subsidiaries nor any of its or their current products or services or other operation of Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party, except for any such infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating in any material respect any Owned Company IP.

(j) There is no Proceeding by a third party pending or, to the knowledge of Company, threatened with respect to, and Company has not been notified in writing of, any alleged infringement or other violation in any material respect by Company or any of its Subsidiaries or any of its or their current products or services or other operation of Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party. To the knowledge of Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP. Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company IP or Company Intellectual Property Rights, other than restrictions or impairments that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(k) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in (i) Company or its Subsidiaries granting to any third party any rights or licenses to any Company IP or Company Intellectual Property Rights, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) the imposition of any Lien on any Owned Company IP or (iv) after the consummation of the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which Company or any of its Subsidiaries is a party, to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ material Intellectual Property or material Intellectual Property Rights, except, in the case of each of clauses (i), (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(l) To the knowledge of Company, there are no design or other errors in the Company Products that permit unauthorized access to computers or systems of users through those Company Products and that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to try to prevent viruses and other disabling codes from entering Company Products. For the avoidance of doubt, any unauthorized access caused in whole or in part, by the operating systems, hardware or software of third parties, shall not be deemed to be caused by the Company Products.

(m) To the knowledge of Company, neither Company nor any of its Subsidiaries is in violation in any material respect of any Company IP Agreement under which it has licensed any software incorporated into a Company Product that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License).

(n) To the knowledge of Company, neither Company nor any Subsidiary has experienced any defects in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data, and that have had or would reasonably be expected to have a Company Material Adverse Effect.

(o) Company and its Subsidiaries have in place the disaster recovery plans and procedures described on Section 2.7(o) of the Company Disclosure Letter.

(p) To the knowledge of Company, none of the material Company Source Code for the Company Products has been published or disclosed by Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements or under source code escrow agreements with escrow agents that include appropriate non-disclosure provisions, or, to the knowledge of Company, by any other person except as authorized by Company under a non-disclosure agreement. To the knowledge of Company, no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code, other than conditions that relate to the solvency or financial condition of Company or any of its Subsidiaries or that relate to the involvement of Company or its Subsidiaries in any bankruptcy, assignment for the benefit of creditors, or other activity or Proceeding under any Law relating to insolvency or the protection of creditors. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code.

(q) For purposes of this Agreement, the following terms have the meanings set forth herein:

(i) “Company Products” means (i) all products and services distributed, marketed or sold by Company or its Subsidiaries, and all services made available commercially or for revenue by Company or its Subsidiaries since January 1, 2002 and (ii) all products or service offerings that Company expects or intends to make available commercially or for revenue that are in development as of the Closing Date.

(ii) “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iii) “Domain Names” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (1) domain names, uniform resource locators and other names and locators associated with the Internet; (2) product names and the like; and (3) any similar or equivalent rights to any of the foregoing (as applicable).

(iv) “Intellectual Property” shall mean any or all of the following: (1) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (2) business, technical and know-how information, non-public information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (3) works of authorship (including computer program, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools and (4) any similar or equivalent property of any of the foregoing (as applicable).

(v) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (1) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (2) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (3) industrial designs and any registrations and applications therefor; (4) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (5) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (6) any similar or equivalent rights to any of the foregoing (as applicable).

(vi) “Company Intellectual Property Rights” shall mean all Intellectual Property Rights that are used or held for use by Company or any of its Subsidiaries.

(vii) “Company IP” shall mean all Intellectual Property that is used or held for use by Company or any of its Subsidiaries.

(viii) “Company Source Code” shall mean source code for which the Intellectual Property and Intellectual Property Rights therein are part of the Owned Company IP.

(ix) “Licensed Company IP” means all Company IP and Company Intellectual Property Rights other than the Owned Company IP.

(x) “Owned Company IP” shall mean that portion of the Company IP and Company Intellectual Property Rights that are owned by Company or any of its Subsidiaries.

2.8 Compliance; Permits; FCPA.

(a) Compliance. Neither Company nor any of its Subsidiaries is or, since January 1, 2002, has been in conflict with, or in default or in violation of any Law applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for such conflicts, defaults and violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, (i) no material investigation or review by any Governmental Entity is pending or has been threatened against Company or any of its Subsidiaries and (ii) no notice or notification has been issued by any Governmental Entity that Company or its Subsidiaries are not in compliance with any Laws. There is no order, judgment, injunction, decision, decree, ruling, writ or assessment of any Governmental Entity, whether temporary, preliminary or permanent (“Order”), that is binding on Company or any of its Subsidiaries or any of its or their respective businesses or properties that has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its Subsidiaries, any acquisition of material property by Company or any of its Subsidiaries or the conduct of business by Company and its Subsidiaries in any material respect as currently conducted or that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

(b) Permits. Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, foreclosures, exemptions, authorizations and approvals from Governmental Entities (“Permits”), except for any Permits for which the failure to obtain or hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the Permits held by the Company and its Subsidiaries collectively referred to as “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened. Company and its Subsidiaries are and, since January 1, 2004, have been in compliance in all material respects with the terms of the Company Permits.

(c) Foreign Corrupt Practices Act. Neither Company nor any of its Subsidiaries (including any of their respective officers or directors) has taken or failed to take any action which would cause it to be in violation in any material respect with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.9 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Company, governmental investigation, inquiry or subpoena (each, a “Proceeding”), pending, or to the knowledge of Company, threatened against Company or any of its Subsidiaries or any their respective properties or assets, other than any such Proceeding that (a) does not involve an amount in controversy in excess of $250,000, (b) does not seek material injunctive or other non-monetary relief and (c) if resolved in accordance with plaintiff’s demands, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has not been since January 1, 2004 nor are there currently any internal investigations or inquiries being conducted by Company or any of its Subsidiaries, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.10 Brokers’ and Finders’ Fees. Except for fees payable to Lehman Brothers Inc. (the “Financial Advisor”) pursuant to an engagement letter dated July 15, 2007, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and Company has not entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

2.11 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, no event has occurred as of the date hereof that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.12 Employee Matters.

(a) Schedule. Section 2.12(a) of the Company Disclosure Letter contains an accurate and complete list of (i) each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”) which is or has been maintained, contributed to, or required to be contributed to, by Company or any Subsidiary of Company or any other Person under common control with Company or any Subsidiary of Company within the meaning of Section 414 of the Code (each, including each Subsidiary of Company, a “Company ERISA Affiliate”) for the benefit of any current or former employee, consultant or director of Company or any Company ERISA Affiliate (each a “Company Employee”), and with respect to which Company or any Company ERISA Affiliate has or may have any liability or obligation (collectively, the “Company Employee Plans”), and (ii) each employment, severance or consulting agreement (other than customary offer letters provided in the ordinary course) between Company or any Company ERISA Affiliate and any Company Employee (each a “Company Employee Agreement”). Neither Company nor any Company ERISA Affiliate has any plan or commitment (i) to establish, adopt or enter into any new Company Employee Plan or Company Employee Agreement, or (ii) to modify or amend any Company Employee Plan or Company Employee Agreement (except to the extent required by Law or as required by this Agreement).

(b) Documents. Company has made available to Parent correct and complete copies of all documents in Company’s possession embodying or otherwise relating to each Company Employee Plan and each Company Employee Agreement.

(c) Employee Plan Compliance. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code. Company and its Company ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan. All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS, no such determination letter has been revoked nor has revocation been threatened, and no such Company Employee Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to result in the loss of its qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Neither Company nor any Company ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, nor is any employee of Company subject to any penalty under Section 409A of the Code. Company and each Company ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Where applicable and to the knowledge of Company, each Company Employee Plan that is maintained in any non-U.S. jurisdiction (each, a “Company International Plan”) has been approved by the relevant taxation and Governmental Entity so as to enable Company and/or its Company ERISA Affiliate to enjoy the most favorable taxation status possible, and Company is not aware of any basis on which such approval may cease to apply. Except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, Company or any of its Company ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (“IRS”) or the Department of Labor (“DOL”), or any similar Governmental Entity with respect to any Company Employee Plan. No Company Employee Plan has assets that include securities issued by Company or a Company ERISA Affiliate. There are no Proceedings pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan.

(d) No Pension or Welfare Plans. Neither Company nor any Company ERISA Affiliate has ever maintained or contributed to (i) a “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a Pension Plan which is a “multiple employer plan” for purposes of ERISA, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a Company International Plan that is a defined benefit pension plan. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract. No Company International Plan has any material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.

(e) No Post-Employment Obligations. No Company Employee Plan currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Company nor any Company ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable statute. As used in this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(f) Health Care Compliance. Neither Company nor any Company ERISA Affiliate has, since January 1, 2002, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of foreign and state Laws applicable to Company Employees.

(g) Effect of Transaction.

(1) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of an individual’s termination of employment within one year prior to or three years following the transactions contemplated hereby), constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan with respect to any Company Employee that will or may result in (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or (ii) the payment or benefit of any amount which will or may be made by Company, its Subsidiaries or its Company ERISA Affiliates with respect to any Company Employee may be characterized or deemed as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(2) There is no Contract, plan or arrangement to which Company or any of its Company ERISA Affiliates is a party or by which it is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code or penalty taxes paid pursuant to Section 409A of the Code.

(h) Employment Law Matters. Company and each of its Company ERISA Affiliates: (i) is in compliance in all material respects with all applicable Laws, collective agreements, works agreements, rules and practices respecting employment, employment practices, terms and conditions of employment and wages and hours (including Orders and awards relevant to the Company Employees’ terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments, secondment and expatriation rules, applicable requirements in respect of staff representation and paid vacations) in each case, with respect to Company Employees; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no claims or actions against Company or any Company ERISA Affiliate under any worker’s compensation policy or long-term disability policy. Neither Company nor any Company ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(i) Labor. No work stoppage or labor strike against Company or any Company ERISA Affiliate is pending or, to the knowledge of Company, threatened or anticipated. None of the Company Employees are represented by a labor union, works council or trade union and, to the knowledge of Company, there are no any activities or proceedings of any labor union, trade union or works council to organize any Company Employees. There are no Proceedings, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Company nor any Company ERISA Affiliate is presently, or has been at any time since January 1, 2002, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Company Employees and no collective bargaining agreement is being negotiated with respect to Company Employees. Neither Company nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied. Neither Company nor any of its Company ERISA Affiliates are or have been a party to any redundancy agreements (including social plans or job protection plans).

(j) Employees. Section 2.12(j) of the Company Disclosure Letter sets forth a complete and accurate list of all persons employed by Company or any of its Subsidiaries in any country, indicating the country in which each such person is employed. Section 2.12(i) of the Company Disclosure Letter includes the name of any person entitled by local Law in any country to claim employment status or to assert any rights under any local statute or practice relating to acquired rights or the transfer of employment rights in connection with transfers of undertakings. To the knowledge of Company, no other person is entitled to claim that he has an indefinite term contract or right to continued employment with Company or its Subsidiaries or their respective successors.

2.13 Title to Properties.

(a) Properties. Neither Company nor any of its Subsidiaries owns any real property. Section 2.13(a) of the Company Disclosure Letter sets forth a complete and accurate list of all real property currently leased by Company or any of its Subsidiaries, the name of the lessor, the date of the lease, each amendment thereto and any security deposits, lease guarantees or letters of credit associated with any leased real property. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default) by Company or any of its Subsidiaries or, to the knowledge of Company, by any other party thereto.

(b) Valid Title. Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Liens imposed by Law in respect of obligations not yet due which are owed in respect of Taxes, except for such Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.14 Environmental Matters.

(a) Hazardous Material. To the knowledge of Company, there has been no production, processing, manufacture, generation, treatment, handling, storage or disposal of any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including but not limited to PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws, but excluding office and janitorial supplies (a “Hazardous Material”), at any property that Company or any of its Subsidiaries or affiliates has at any time owned, operated, occupied or leased; nor to the knowledge of Company are any Hazardous Materials present as a result of any actions of Company or, any third party, in, on or under any property, including the land and any improvements thereto, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. To the knowledge of Company, no underground or aboveground storage tanks, pipes, equipment, facilities, or other appurtenant devices of any kind which have been or may have been used for the storage, treatment or disposal of a Hazardous Material are located at, on or under any property or have been removed from any property that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. To the knowledge of Company, neither Company nor any of its Subsidiaries or affiliates has transported, stored, used, manufactured, disposed of, released or exposed any Company Employee or any third party to Hazardous Materials, or manufactured or distributed any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity in effect on or at any time before the Closing Date.

2.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which Company or any of its Subsidiaries is a party or any of the respective assets are bound

(excluding in any case any Contract that has expired or terminated in accordance with its terms or otherwise under which no party has any continuing rights or obligations):

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to Company and its Subsidiaries (whether or not filed by Company with the SEC);

(ii) any employment or consulting Contract with any executive officer or other Company Employee or member of the Company Board earning an annual salary from Company and its Subsidiaries in excess of the lowest annual base salary reported in Company’s most recent annual report on Form 10-K or definitive proxy statement for any of Company’s “named executive officers,” as such term is defined in Item 402(a)(3) of Regulation S-K of the Securities Act, other than those that are terminable by Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Company;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the announcement or consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any Contract providing for indemnification or any guaranty that is material to Company and its Subsidiaries, taken as a whole, other than any guaranty by Company of any of its wholly-owned Subsidiaries’ obligations or any Contract providing for indemnification entered into in connection with the distribution, sale or license or services or products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of customer agreements as made available to Parent;

(v) any Contract containing any covenant applicable to Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, would by its terms be applicable to Parent or any of its Subsidiaries) (A) limiting in any respect any such Person’s right to engage in any line of business or to operate in any geographic area or distribution channel, to make use of, disclose, enforce or assign any Intellectual Property or compete with any Person, (B) granting any exclusive rights or (C) otherwise prohibiting or limiting the right of any such Person to purchase, sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vi) any Contract relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than Company’s Subsidiaries;

(vii) any acquisition Contract pursuant to which Company or any of its Subsidiaries has any material continuing indemnification, “earn-out” or other contingent obligations;

(viii) any dealer, distributor, joint venture, joint marketing or joint development agreement, under which Company or any of its Subsidiaries have continuing obligations or costs in excess of $250,000 per year and which may not be canceled without penalty upon notice of 90 days or less; or any agreement pursuant to which Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property that will not be owned solely by Company or one of its Subsidiaries;

(ix) any Contract that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(x) any Contract to provide source code to any third party for any Company Product, including a Contract to put such source code in escrow;

(xi) any Contract containing (A) any material financial penalty for the failure by Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months, in each case with respect to (A) or (B), other than those obligations that are terminable by Company or any of its Subsidiaries on no more than twelve (12) months’ notice or otherwise without material liability or financial obligation to Company and its Subsidiaries, taken as a whole;

(xii) any Contract authorizing another Person to provide support or maintenance to Company’s customers on behalf of Company, including distributors or resellers that are obligated to provide such support or maintenance;

(xiii) any Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice, or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, where as borrower or lender, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case, in the ordinary course of business;

(xv)(A) any settlement agreement entered into since January 1, 2002 relating to Intellectual Property, and (B) any settlement agreement not relating to Intellectual Property entered into since January 1, 2004, other than (1) releases immaterial in nature or amount entered into with former employees or independent contractors of Company in the ordinary course of business consistent with past practice in connection with the routine cessation of such employee’s or independent contractor’s employment with Company or (2) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;

(xvi) any other Contract under which Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $1,000,000 in any individual case not described in clauses (i) through (xv) above;

(xvii) any Company IP Agreement; or

(xviii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would, individually or in the aggregate, be reasonably expected to have a material effect on any material Company Product or otherwise would reasonably be expected to have a Company Material Adverse Effect and is not described in clauses (i) through (xvii) above.

(b) Schedule of Material Contracts. Section 2.15(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all Company Material Contracts to which Company or any of its Subsidiaries is a party or is bound and identifies each subsection(s) of Section 2.15(a) that describes such Company Material Contract.

(c) No Breach. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, (ii) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract and (iii) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any third party is in breach of any Company Material Contract.

2.16 Proxy Statement. The letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, and any amendments thereto, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Proxy Statement, as supplemented or amended, if applicable, at the time of filing, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company stockholders and at the time of adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein supplied by Parent or any of its directors, officers, employees, affiliates, agents, investment bankers or other representatives (“Representatives”) expressly for inclusion or incorporation by reference in the Proxy Statement.

2.17 Insurance. Company and each of its Subsidiaries maintain Insurance Policies that Company believes are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by persons with businesses, operations, properties and locales similar to those of Company and its Subsidiaries. As of the date hereof, there is no material claim by Company or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All material insurable claims have been properly tendered to the appropriate insurance carrier in compliance with any applicable Insurance Policy notice provisions. All Insurance Policies referred to in this Section 2.17 are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect. For purposes of this Agreement, “Insurance Policies” shall mean insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations and employees of Company and its Subsidiaries.

2.18 Fairness Opinion. Company has received the opinion of the Financial Advisor to the effect that, as of the date hereof and subject to the qualifications and limitations stated therein, the Merger Consideration is fair, from a financial point of view to the holders of Shares, and will provide a copy of such opinion to Parent within three (3) business days of the date of this Agreement.

2.19 Public Grants. Section 2.19 of the Company Disclosure Letter contains a complete and correct list of all public subsidies, allowances, aids and other public grants, in particular, without limitation, within the meaning of Article 87 of the EC Treaty and applicable US statutes (collectively, the “Public Grants”) granted to Company or its Subsidiaries since January 1, 2002, specifying the type, amount and material terms of granting of the Public Grants. Company and its Subsidiaries have applied for, received and used all Public Grants only in accordance with applicable Laws. The Public Grants will remain in full force and effect and are available for use on identical terms and conditions as previously applicable and will, in particular, not have to be repaid as a result of the consummation of the transaction contemplated by this Agreement or due to any other circumstances. Neither Company nor any of its Subsidiaries is under any obligation to maintain a certain number of employees at any location or in any region, or to maintain any business at all or in any region, under the terms of any of the Public Grants. Neither Company nor any of its Subsidiaries has claimed or received any payment under any suretyship granted by any Governmental Entity that may constitute Public Grants.

2.20 Privacy. Company has made available to Parent correct and complete copies of all written policies maintained by Company or any of its Subsidiaries with respect to privacy and personal data protection relating to their respective employees, customers, suppliers, service providers or any other third parties from or about whom Company or any of its Subsidiaries has obtained personal data (the “Company Privacy Policies”). Company and each of its Subsidiaries has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any applicable Laws, Contracts, Company Privacy Policies or any other commitments, obligations or representations, concerning privacy and personal data protection relating to their employees, customers, suppliers, service providers, or any other third parties from or about whom Company or any of its Subsidiaries has obtained personal data (“Company Privacy Obligations”). To the knowledge of Company, the consummation of the transactions contemplated by this Agreement will not violate any Company Privacy Obligation, nor require Company or any of its Subsidiaries to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy. To the knowledge of Company, none of the Company Privacy Policies will impose any restrictions upon Parent’s ability to use, possess, disclose or transfer such personal data in the manner Company and its Subsidiaries have used, possessed, disclosed or transferred such or similar personal data prior to date hereof. Company has not received written notice of any claims or alleged claims that Company or any of its Subsidiaries have violated Company Privacy Obligations and, to the knowledge of the Company, no Governmental Entity is investigating to determine whether Company or any of its Subsidiaries has violated any Company Privacy Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company as follows:

3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to carry on its business as now being conducted.

3.2 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b) Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub do not, and performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents or the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in clauses (i)–(iv) of Section 2.3(c), conflict with or violate any material Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party, or give to others any rights of termination, amendment, acceleration or cancellation, under any Contract, or (iv) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Consents. No Consent with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such Consents as may be required under the HSR Act or Foreign Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement, (iv) such Consents as may be required under applicable state securities or “blue sky” laws, the securities laws of any foreign country, or The NASDAQ Global Market or the New York Stock Exchange, and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

3.3 Information Supplied. The information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to Company expressly for use in the Proxy Statement, at the time of the filing, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company stockholders and at the time of adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by Company or its Representatives for inclusion or incorporation by reference in the Proxy Statement.

3.4 Financial Capability. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earliest of the termination of this Agreement pursuant to its terms and the Effective Time, Company shall and shall cause each of its Subsidiaries to, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (i) carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws, (ii) use commercially reasonable efforts to pay its debts and Taxes when due, pay or perform other material obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (iii) use commercially reasonable efforts to maintain in full force and effect all Intellectual Property owned by Company and each of its Subsidiaries and (iv) use commercially reasonable efforts consistent with past practices and policies to (A) preserve intact its business organization as presently conducted and as proposed to be conducted, (B) keep available the services of its present executive officers and Company Employees and (C) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

(b) Required Consent. In addition to, and without limiting the generality of, Section 4.1(a), without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earliest of the termination of this Agreement pursuant to its terms and the Effective Time, Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Company Securities or Subsidiary Securities or split, combine or reclassify any Company Securities or Subsidiary Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Securities or Subsidiary Securities (except for cash dividends by a wholly-owned Subsidiary to its parent);

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any Company Securities or Subsidiary Securities, except (A) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof and (B) repurchases of outstanding stock of Company Subsidiaries, at cost, from parties other than Company;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any Company Securities or Subsidiary Securities, other than issuances of Shares upon the exercise of vested Company Options existing on the date hereof in accordance with their present terms;

(iv) Cause, permit or propose any amendments to Company Charter Documents or any of the Subsidiary Charter Documents of Company’s Subsidiaries;

(v) Acquire, offer or agree to acquire (whether by purchase, merger, consolidation or otherwise) any business or any Person or division thereof, or otherwise acquire or agree to acquire any business, assets or securities that are material, individually or in the aggregate, to the business of Company;

(vi) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance; provided, however, that this clause (vi) shall not prohibit Company and its Subsidiaries from entering into, in the ordinary course of business consistent with, and on terms similar to those used in, past practice (A) agreements with end-user customers or (B) agreements with distributors or sales representatives; provided, further, that nothing contained in this clause (vi) shall affect the restrictions upon Company set forth elsewhere in this Section 4.1;

(vii) Sell, lease, license, encumber or otherwise dispose of any properties, assets or any Subsidiary Securities except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company, (C) the sale of goods or non-exclusive licenses of Intellectual Property in the ordinary course of business and in a manner consistent with past practice or (D) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee advances for business expenses made in the ordinary course of business consistent with past practices provided such employee advances are in compliance with applicable Law;

(ix) Except as required by a change in Law or GAAP, make any material change in its methods, principles or practices of accounting since the date of the Company Balance Sheet or revalue any of its assets;

(x) Make or change any material Tax election or adopt or change any accounting method, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(xi)(A) Pay, discharge, settle or satisfy any claims (including any Tax claim), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of claims, liabilities, obligations or litigation (x) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims not in excess of $250,000 individually or $1,000,000 in the aggregate or (y) to the extent subject to reserves on the Company Balance Sheet, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

(xii) Except as required by applicable Law and disclosed in writing to Parent, take any of the following actions: (1) increase in any manner (including by means of acceleration of payment) the amount of salary, cash bonus, compensation or fringe benefits of, or pay any bonus to or grant severance or termination pay to any Company Employee, (2) commit to increase or increase any benefit payable under a Company Employee Plan (including any severance plan), or make any contribution to any Company Employee Plan, other than contributions required by Law or the terms of such plans, (3) waive any stock repurchase rights, accelerate (other than by operation of the terms of the respective agreement as in effect on the date hereof), amend or modify (other than by operation of the terms of the respective agreement as in effect on the date hereof) Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (4) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining agreement, (5) make any oral or written representation with respect to any aspect of any Company Employee Plan that is not materially in accordance with the existing written terms of such Company Employee Plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), or (7) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of the Company Employee upon the occurrence of a transaction involving Company of the nature contemplated hereby;

(xiii) Grant any exclusive rights with respect to any Company IP, divest any Company IP, or modify Company’s standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to Company or any of its Subsidiaries;

(xiv) Enter into or renew any Contracts containing, or that otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on Company, any of its Subsidiaries, the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xv) Enter into any agreement or commitment the effect of which would be to grant to a third party following the consummation of the Merger any actual or potential right of license to any Intellectual Property owned by Parent or any of its Subsidiaries (other than the Surviving Corporation) except for non-exclusive licenses of Intellectual Property entered in the ordinary course of business and in a manner consistent with past practice;

(xvi) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the Merger or as expressly provided in this Agreement);

(xvii) Hire or offer to hire employees, other than to (A) replace employees who leave the employ of the Company or its Subsidiaries after the date of this Agreement and (B) hire employees for which offers are outstanding on the date hereof;

(xviii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

(xix) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000 in the aggregate or make or commit to make capital expenditures beyond those contained in Company’s capital expenditure budget in effect on the date hereof, a copy of which is provided in Section 4.1(b)(xix) of the Company Disclosure Letter;

(xx) Enter into, modify or amend in a manner adverse in any material respect to Company or any of its Subsidiaries, or terminate any lease, sublease or Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to Company or any of its Subsidiaries, other than entering into any new, or any modification, amendment or termination of any existing, Company Material Contract in the ordinary course of business, consistent with past practice;

(xxi) Permit Company Employees to exercise their Company Options with a promissory note or, to the extent not previously permitted by the applicable Company Stock Plan, through a net exercise;

(xxii) Enter into any Contract requiring Company or any of its Subsidiaries to pay in excess of an aggregate of $1,000,000 except for purchases of inventory in the ordinary course of business consistent with past practice; or

(xxiii) Agree in writing or otherwise to take any of the actions described in (i) through (xxii) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement. As promptly as practicable following the date of this Agreement, Company shall prepare and, no later than the fifteenth (15th) business day immediately following the later of the date of the public announcement of this Agreement and the date upon which Parent provides to Company all information required to be provided by Parent for inclusion in the Proxy Statement, file with the SEC the preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, absent any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, Company shall file with the SEC the definitive Proxy Statement as promptly as practicable following the ten calendar day period specified in Rule 14a-6 of the Exchange Act or, if later, the date the Proxy Statement is cleared by the SEC, and shall cause the mailing of the definitive Proxy Statement to Company stockholders to occur on that day or as promptly as reasonably practicable thereafter. Each of Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent an opportunity to review and comment on such document or response and shall consider in good faith all comments reasonably proposed by Parent. If at any time prior to the Effective Time, any information relating to Company, Parent or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company.

5.2 Meetings of Stockholders; Board Recommendation.

(a) Meeting of Stockholders. Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold, a meeting of its stockholders, which meeting Company shall, absent any legal restraint or as otherwise agreed by Parent, cause to occur no later than the thirtieth (30th) calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement (the “Stockholders’ Meeting”), for the purpose of obtaining the approval and adoption of this Agreement and the approval of the Merger; provided, however, that Company may delay the Stockholders’ Meeting to the extent Company determines in good faith that such delay is required to comply with Section 5.1 or applicable Law.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(e), (i) the Company Board shall unanimously recommend that Company stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger, (ii) the Proxy Statement shall include the Company Board Recommendation and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

5.3 Acquisition Proposals.

(a) No Solicitation. Subject to Section 5.3(b) and Section 5.3(d), Company agrees that neither it nor any of its Subsidiaries nor any of the Representatives of it or any of its Subsidiaries shall, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) terminate, amend, or waive or fail to enforce any rights under any “standstill” or other similar agreement between Company or any of its Subsidiaries and any Person (other than Parent), (v) take any action to exempt any Person (other than Parent, Merger Sub and their affiliates) from the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) or (vi) enter into any letter of intent or other Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. On the date hereof, Company and each of its Subsidiaries and each of the Representatives of it or any of its Subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any Representative of Company or its Subsidiaries shall be deemed to be a breach of this Section 5.3(a) by Company.

(b) Solicitation Period. Notwithstanding anything to the contrary contained in Section 5.3(a), during the period beginning on the date of this Agreement and continuing until 12:01 am, New York City time, on August 18, 2007 (the “Solicitation Period End Date”), Company, its Subsidiaries and its and their respective Representatives shall be permitted to directly or indirectly (i) solicit, initiate, encourage and facilitate the making or submission of any Acquisition Proposals and (ii) participate in discussions and negotiations regarding, and furnish non-public information with respect to, and take any other action to facilitate inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal; provided that (A) Company shall not, and shall cause its Subsidiaries and its and their respective Representatives, not to provide any nonpublic information with respect to Company or any of its Subsidiaries to any Person unless (x) Company receives from such Person an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and (y) promptly after furnishing to any such Person any nonpublic information that has not been previously furnished or made available to Parent, Company furnishes Parent copies of such nonpublic information, (B) in no event shall Company, its Subsidiaries or its and their respective Representatives engage in any of the actions described in clause (i) or clause (ii) above with more than eight (8) Persons (each of such eight (8) Persons, a “Solicited Person”) and (C) Company shall notify Parent in writing, as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours of the initial contact with any Solicited Person), of the identity of each Solicited Person and the date of first contact. Subject to Section 5.3(d), on the Solicitation Period End Date, Company shall immediately cease any existing solicitation, encouragement, facilitation, discussion, negotiation or other action permitted by this Section 5.3(b) conducted by Company, its Subsidiaries or any of its and their respective Representatives.

(c) Notification of Acquisition Proposals. As promptly as reasonably practicable (and, in any event, within 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Company shall provide Parent as promptly as practicable (and, in any event within 24 hours) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall immediately provide to Parent a copy of all written materials subsequently provided to or by Company in connection with such Acquisition Proposal, request or inquiry.

(d) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a) or Section 5.3(b), at any time prior to receipt of the Requisite Stockholder Approval, in the event that Company receives (x) an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of Section 5.3(a) or (y) a bona fide written Acquisition proposal from a Solicited Person that did not result from a breach of Section 5.3(b) (or a breach of Section 5.3(a) after the Solicitation Period End Date), and the Company Board determines in good faith (following the receipt of the advice of its outside legal counsel and its financial advisor) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, Company may then take the following actions:

(i) Furnish non-public information to the third party making such Acquisition Proposal, provided that (A) (1) one business day prior to furnishing any such nonpublic information to such party, Company gives Parent written notice of its intention to furnish nonpublic information and (2) Company receives from the third party an executed Acceptable Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, Company furnishes Parent a list of such nonpublic information provided to such third party and, to the extent such nonpublic information has not been previously furnished to Parent, copies of such nonpublic information; and

(ii) Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that one business day prior to entering into discussions or negotiations with such third party, Company gives Parent written notice of the intention to enter into negotiations with such third party.

(e) Changes of Recommendation. Notwithstanding anything to the contrary contained in Section 5.2(b) or this Section 5.3, at any time prior to receipt of the Requisite Stockholder Approval, the Company Board may withhold, withdraw, amend or modify the Company Board Recommendation, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board or a committee thereof, together with any other public statement that makes it reasonably apparent that the Company Board or a committee thereof desires to take any of the following actions, a “Change of Recommendation”), if, and only if, all of the following conditions set forth in clauses (i) through (v) are met:

(i) The Company Board receives an Acquisition Proposal not solicited in breach of this Section 5.3 that constitutes a Superior Offer and such Superior Offer has been made and has not been withdrawn;

(ii) Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3;

(iii) The Company Board shall have determined in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable Law;

(iv) Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five (5) business days prior to effecting such Change of Recommendation, which notice shall (1) state expressly that Company has received an Acquisition Proposal which the Company Board has determined is a Superior Offer and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Superior Offer, the most current written draft agreement relating to the transaction that constitutes such

Superior Offer and all related transaction agreements to which Company would be a party; provided that any material amendment to the terms of such Superior Offer shall require a new notice and a new five (5) business day period; and

(v) during any such five (5) business day period, Company and the Company Board shall have considered in good faith any counter-proposal to such Superior Offer made by Parent and directed its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counter-proposal.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement; provided, further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by Company or the Company Board to the stockholders of Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a failure to make, or a withdrawal, amendment, modification or change of, all or a portion of the Company Board Recommendation. Without limiting the foregoing proviso, Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(e). Nothing contained in this Section 5.3(f) shall be interpreted to affect or otherwise qualify, limit or modify in any way the rights of Parent set forth in Article VII.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean any offer or proposal, or indication of interest in making an offer or proposal, relating to any transaction or series of related transactions involving, directly or indirectly: (A) the purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Company or any of its Subsidiaries, (B) any merger, consolidation, business combination or other transaction involving Company or any of its Subsidiaries pursuant to which the Company stockholders immediately preceding such transaction would hold less than eighty-five (85%) of the voting equity interests in the surviving or resulting entity of such transaction, (C) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Company (including its Subsidiaries taken as a whole) representing more than fifteen percent (15%) of the aggregate fair market value of Company’s business immediately prior to such acquisition, or (D) any liquidation or dissolution (or the adoption of a plan pertaining thereto) of Company or the declaration or payment of an extraordinary dividend (whether in cash or other property), provided, however, that the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case; and

(ii) “Superior Offer” shall mean any bona fide written Acquisition Proposal not solicited in breach of Section 5.3 involving the acquisition, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Company or a majority of the outstanding Shares, on terms that the Company Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (a) would be more favorable from a financial point of view to Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (in each case taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Offer or otherwise) and (b) is reasonably capable of being consummated without unreasonable delay.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that Company and Parent have previously executed a confidentiality agreement dated April 20, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. Company will afford Parent and Parent’s accountants, counsel and other Representatives reasonable access during normal business hours to its properties, books, contracts, records (excluding source code) and personnel (including all persons involved in preparation of Company’s financial statements, internal controls, disclosure controls and procedures and financial reporting processes) during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request, and, during such period, upon request Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable securities Laws; provided, however, that Company may restrict the foregoing access to the extent that any Law applicable to such party requires Company or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the Merger set forth in Article VI or any other obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Parent and Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as such party determines in good faith, following consultation with legal counsel, is required by Law or the rules and regulations of The NASDAQ Global Market or the New York Stock Exchange if it has used commercially reasonable efforts to consult with the other party prior thereto and provided, further, that, following a Change of Recommendation, no such consultation or agreement shall be required.

5.6 Regulatory Filings; Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Laws, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any consent necessary for the transactions contemplated by this Agreement, (iii) filings under any other Foreign Antitrust Laws, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws or the securities Laws of any foreign country, or any other Law relating to the Merger. Each of Parent and Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Laws.

(b) Exchange of Information. Parent, Merger Sub and Company (or their respective counsel) each shall promptly supply the other with any information that may be required in order to effectuate any filing or application pursuant to Section 5.6(a). Except where prohibited by applicable Laws, and subject to the Confidentiality Agreement, each of Company and Parent (or their respective counsel) shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any Proceedings in connection with this Agreement or the transactions contemplated hereby (including under the HSR Act or any Foreign Antitrust Law), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. Except to the extent prohibited by applicable Law, Parent and Company (or their respective counsel) shall consult with the other on the strategy for dealing with the FTC, DOJ, the European Commission or any other Governmental Entity with responsibility for reviewing the transactions contemplated by this Agreement with respect to antitrust or competition issues.

(c) Notification. Each of Parent and Company (or their respective counsel) will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this Section 5.6 and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws in connection with the transactions contemplated by this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or Company, as the case may be, will promptly inform the other (or its counsel) of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts. Subject to the terms of this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to the Merger set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers and Consents from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Proceeding by any Governmental Entity, (iii) the obtaining of all necessary Consents from third parties, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and the Company Board shall, if any takeover statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby.

(e) Antitrust Matters. In furtherance and not in limitation of the other provisions of this Section 5.6, subject to the terms and conditions hereof, each of Parent, Merger Sub and Company shall cooperate and use reasonable best efforts to obtain any governmental clearances or approvals required to consummate and make effective the transactions contemplated by this Agreement, including the Merger, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolizing or restraint of trade (collectively, “Antitrust Laws”), to respond to any governmental requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order

(whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law, including vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment. If any objections are asserted with respect to any of the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of Parent, Merger Sub and Company shall use reasonable best efforts to resolve such objections or challenge as such Governmental Entity or private party may have to such transactions under such Antitrust Law so as to permit the consummation of all of the transactions contemplated by this Agreement.

(f) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any of its Subsidiaries to take or agree to take any Action of Divestiture, and Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean agreeing, proposing or carrying out any agreement (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Company Common Stock), or to license divest, dispose of or hold separate any securities or all or any portion of Parent’s or any of its Subsidiaries’ businesses, assets or properties or of the business, assets or properties of Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of Parent, Merger Sub or any of their respective affiliates to conduct, own, operate or control all or any portion of any of their respective businesses, assets or properties or of the businesses, properties or assets of Company or any of its Subsidiaries.

5.7 Notification of Certain Matters.

(a) By Company. Company shall give prompt written notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied.

(b) By Parent. Parent shall give prompt written notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, or any failure of either Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied.

5.8 Third-Party Consents. As soon as practicable following the date hereof, Company and Parent will use commercially reasonable efforts to obtain any Consents under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.9 Equity Awards and Employee Benefits.

(a) Outstanding Company Options. Parent shall not assume any, or a portion of any, Company Option. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of Company Options, each Company Option shall be either exercised by the option holder or cancelled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation equal to the positive product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option (the “Option Consideration”). For the avoidance of doubt, each Company Option having a per share exercise price equal to or greater than the Merger Consideration shall at the Effective Time automatically be canceled and extinguished without the conversion thereof or the payment of any consideration therefor. The payment of the Option Consideration to the holder of a Company

Option shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. Prior to the Effective Time, Company shall take all action necessary to effect the terminations anticipated by this Section 5.9(a) under any outstanding Company Options, including, but not limited to, any actions required by the applicable Company Stock Plan.

(b) Conversion of Company Stock Awards Held by Certain Company Employees. Effective as of the Effective Time, each unvested share of Company Stock Awards granted under the Company Stock Plans or unvested Shares acquired through the early exercise of a Company Option (“Company Restricted Stock”) and held by a Company Employee who is employed by Company or one of its Subsidiaries immediately prior to the Effective Time and becomes an employee of Parent or one of its Subsidiaries immediately after the Effective Time shall cease to represent Shares and shall be converted automatically into a right to receive the Merger Consideration for each share of Company Restricted Stock in an amount, and subject to such terms and conditions, determined as provided below. Each such share of Company Restricted Stock so converted by Parent shall be subject to, and shall become vested upon, terms and conditions that are substantially similar to those currently applicable to such Company Restricted Stock, except that each converted share of Company Restricted Stock shall represent the right to receive an amount equal to the Merger Consideration as each share vests, subject to applicable withholding requirements, and continue to be subject to the other terms and conditions of the Company Stock Plan under which the Company Restricted Stock was granted, the applicable stock option agreement and the applicable restricted stock purchase agreement, as the case may be.

(c) Service Credit. Each employee of Company who becomes an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) after the Effective Time shall be referred to hereafter as a “Continuing Employee”. Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Each Continuing Employee shall receive credit for prior service with Company only for purposes of determining the vacation accrual rate pursuant to Parent’s standard procedures. Each Continuing Employee’s service for all other purposes shall be calculated based upon the date of hire by Parent or one of its Subsidiaries, except as otherwise required by Law. Company shall cash-out any accrued and unused vacation, sick leave or time off days prior to the Closing Date that Parent determines are not able to be carried over. In addition, with respect to U.S. employees of Company and its Subsidiaries that become eligible to participate in Parent’s employee benefit plans, Parent shall (i) waive all limitations with respect to preexisting conditions and waiting periods, except to the extent such conditions would apply absent any changes in plan coverage, and (ii) provide credit to each such employee for any co-payments and deductibles under such plans where paid by the employee prior to the change in coverage for the plan year in which the Closing Date occurs.

(d) Termination of Company 401(k) Plans. Effective as of no later than the day immediately preceding the Effective Time, each of Company and any Company ERISA Affiliate shall terminate Company Employee Plans that includes a Code Section 401(k) arrangement (a “Terminating Plan”) pursuant to resolutions of the Company Board substantially in the form provided in Section 5.9(d) of the Company Disclosure Letter. Company shall provide Parent with evidence that such Terminating Plan(s) have been terminated before the Effective Time, and shall take such other actions in furtherance of terminating such Terminating Plan(s) as Parent may reasonably require.

(e) Employee Communications. With respect to matters described in Section 5.9, Company will use commercially reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to Company Employees and Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

(f) No Third Party Beneficiaries. This Section 5.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9 or is intended to be an amendment to any Company Employee Plan.

5.10 Indemnification; Insurance.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the obligations of Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the date hereof between Company or any of its Subsidiaries, on one hand, and any of their respective current or former directors and officers, on the other hand, in and to the extent of their capacities as such and not as securityholders (collectively, the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to cause the Company Charter Documents and the Subsidiaries Charter Documents to contain provisions relating to indemnification, exculpation and the liability of directors and officers no less favorable than such provisions included in the Company Charter Documents or the Subsidiary Charter Documents, as applicable, in each case as of the date hereof, and during such six (6) year period, to not amend, repeal or otherwise modify such documents in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Company or any of its Subsidiaries, except as required by Law.

(b) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless and provide advancement of expenses to each of the Indemnified Parties to the fullest extent Company was permitted to do so under applicable Law prior to the Effective Time, against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Proceeding (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, fiduciary or agent of Company or any of its Subsidiaries, occurring on or before the Effective Time, to the same extent as provided in the Company Charter Documents as of the date hereof.

(c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring on or before the Effective Time, on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option:

(i) substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms and conditions no less favorable to the Indemnified Parties than the D&O Insurance that are with carriers with the same or better rating as the carrier of the D&O Insurance as of the date of this Agreement; or

(ii) request, at least ten (10) business days prior to the Effective Time, that Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time);

provided, further, however, that in satisfying its obligations under this Section 5.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by Company for coverage for its last full fiscal year (which premiums Company represents and warrants to be as set forth in Section 5.10(c) of the Company Disclosure Letter); provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of two hundred percent (200%) of such amount, the Surviving Corporation shall only be required to maintain as much coverage as can be obtained by paying aggregate premiums equal to two hundred percent (200%) of such amount. Notwithstanding the foregoing and in lieu of all obligations of the Surviving Corporation under the first sentence of this Section 5.10(c), Parent or, at Parent’s written direction, Company, may purchase a “tail” policy of directors and officers liability insurance covering a period of six years after the Effective Time, which policy (i) shall be on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of this Agreement and be written by a carrier with the same or better rating as the carrier of the D&O Insurance as of the date of this Agreement, (ii) shall be prepaid and non-cancelable, and (iii) shall have aggregate premiums not in excess of two hundred percent (200%) of the aggregate annual amounts paid by Company for coverage for its last full fiscal year; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of two hundred percent (200%) of such amount, Parent or Company shall obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to two hundred percent (200%) of such amount.

(d) This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

5.11 Section 16 Matters. Prior to the Effective Time, Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Article II and Section 5.9 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business that is not in connection with or incident to the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) HSR Act. Any waiting period (or any extension thereof) under the HSR Act relating to the Merger and the other transactions contemplated by this Agreement shall have expired or been terminated.

(c) No Order. No Law or Order shall have been enacted, issued, promulgated, enforced or entered that has the effect of making the Merger illegal or otherwise prohibits consummation of any of the transactions contemplated by the Agreement, including the Merger.

6.2 Additional Conditions to the Obligations of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Agreements and Covenants. Parent and Merger Sub each shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Certificate. Company shall have received a certificate with respect to the conditions in clauses (a) and (b) of this Section 6.2 signed by an authorized senior executive officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, except:

(i) for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties, except for the representations and warranties set forth in Section 2.5(b)(i), shall be disregarded); provided, however, that the representations and warranties contained in Section 2.2 (Capital Structure) shall be true and correct in all but de minimis respects and the representations and warranties contained in Section 2.3(d) (Board Approval), Section 2.3(e) (Takeover Statutes) and Section 2.10 (Brokers’ and Finders’ Fees) of the Agreement shall be true and correct in all respects; and

(ii) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in accordance with the applicable standard described in clause (i) above as of such particular date.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Effect shall have occurred following the execution of the Agreement that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate with respect to the conditions in clauses (a), (b) or (c) of this Section 6.3 above signed on behalf of Company by its chief executive officer or chief financial officer.

(e) Proceedings. No Proceeding shall be pending by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the businesses or assets of Parent, Company or any of their respective Subsidiaries or (iii) seeking to compel any Action of Divestiture.

(f) Foreign Antitrust Laws. Any applicable waiting period (or any extension thereof) under any Foreign Antitrust Law relating to the Merger and the other transactions contemplated by this Agreement shall have expired or been terminated, and the Merger and other transactions contemplated by this Agreement shall have been approved by way of an express or implied decision (requiring no Action of Divestiture) pursuant to any applicable Foreign Antitrust Law that does not provide for such a waiting period.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties:

(a) by mutual written consent duly authorized by Parent and Company;

(b) by either Company or Parent if:

(i) the Merger shall not have been consummated on or before January 23, 2008 (the “Initial End Date”); provided, however, that in the event a condition to the Merger set forth in Section 6.1(b) or Section 6.3(f) shall not have been satisfied on or prior to the Initial End Date and all of the other conditions to the Merger set forth in Article VI shall have been satisfied on or prior to the Initial End Date, either Parent or Company may elect to extend the Initial End Date, by written notice to the other prior to or on the Initial End Date, until April 23, 2008 (the “Outside Date”); and provided, further that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party hereto whose breach of this Agreement has been a principal cause of or resulted in any of the conditions to the Merger set forth in Article VI having failed to be satisfied on or before the Initial End Date or the Outside Date, as applicable;

(ii) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Law or Order is final and nonappealable; or

(iii) the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to Company where the failure to obtain the Requisite Stockholder Approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement;

(c) by Company:

(i) upon a material breach of any material covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if the representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications contained therein regarding materiality, shall have become untrue and such failures to be true, in the aggregate, would reasonably be expected to materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable within thirty (30) days through the exercise of commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(c)(i) prior to thirty (30) days following the receipt of written notice from Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure such breach through such thirty (30) day period; or

(ii) immediately prior to entering into a definitive agreement with respect to a Superior Offer, provided that (A) Company received such Superior Offer other than as a result of a breach or violation of the terms of Section 5.3, (B) Company has not breached or violated the terms of Section 5.3, (C) the Company Board has effected a Change of Recommendation in response to such Superior Offer in accordance with Section 5.3(e) and authorized Company to enter into such definitive agreement for such Superior Offer (which authorization may be subject to termination of this Agreement), (D) Company has notified Parent in writing that Company intends to enter into such definitive agreement for such Superior Offer, which notice shall include the most current version of such definitive agreement and the identity of the Person making such Superior Offer, (E) Parent shall not have made, within the five (5) business day period contemplated by Section 5.3(e)(iv) hereof, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders as such Superior Offer, and (F) prior to or simultaneous with such termination, Company pays to Parent the Termination Fee required by Section 7.3(b); or

(d) by Parent:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable within thirty (30) days through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(d)(i) prior to thirty (30) days following the receipt of written notice from Parent to Company of such breach, provided that Company continues to exercise commercially reasonable efforts to cure such breach through such thirty (30) day period; or

(ii) if a Triggering Event with respect to Company shall have occurred.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Payments.

(i) Payment by Company. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 7.1(b)(i), 7.1(b)(iii), Section 7.1(c)(ii) or Section 7.1(d), Company shall pay Parent a fee equal to $10 million in immediately available funds (the “Termination Fee”); provided, however, that:

(A) in the case of termination under Section 7.1(b)(i) or Section 7.1(b)(iii) such payment shall be made only if (x) following the date hereof and prior to such termination of this Agreement, there has been public disclosure of an Acquisition Proposal, and (y) within twelve (12) months following the termination of this Agreement (1) an Acquisition of Company is consummated or (2) Company enters into an agreement providing for an Acquisition of Company; and

(B) in the case of termination under Section 7.1(d)(i) such payment shall be made only (x) following a knowing or willful breach of this Agreement by Company, (y) if following the date hereof and prior to such breach, there has been public disclosure of, or other communication to Company regarding, an Acquisition Proposal and (z) within twelve (12) months following the termination of this Agreement (1) an Acquisition of Company is consummated or (2) Company enters into an agreement providing for an Acquisition of Company.

Such payment shall be made (1) prior to termination in the case of termination pursuant to Section 7.1(c)(ii), (2) promptly, but in no event later than two (2) business days after termination of this Agreement in the case of termination pursuant to Section 7.1(d)(ii) and (3) prior to, and as a condition to consummating an Acquisition or Company entering into an agreement providing for an Acquisition, as the case may be, in the case of termination pursuant to Section 7.1(b)(i), Section 7.1(b)(iii), or Section 7.1(d)(i).

(ii) Interest and Costs; Other Remedies. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(iii) Definition of Acquisition. For the purposes of this Section 7.3(b) only, “Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which Company stockholders immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by Company of assets representing in excess of forty percent (40%) of the aggregate fair market value of Company’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Company or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of Company.

7.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by Company stockholders. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Attention: General Counsel
Fax No.: 650-857-2012

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
Fax No.: 212-225-3999

(b)	if to Company, to:

Neoware, Inc.
3200 Horizon Drive
King of Prussia, Pennsylvania 19406
Attention: Klaus P. Besier President and Chief Executive Officer
Fax No.: 215-565-2532

With copies to:

Jones Day
1755 Embarcadero Road
Palo Alto, California 94303
Attention: Daniel R. Mitz
Sean M. McAvoy
Fax No.: 650-739-3900

and

McCausland, Keen & Buckman
Radnor Court, Suite 160
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5240
Attention: Nancy D. Weisberg
Fax No.: 610-341-1099

8.3 Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement:

(i) “affiliate” shall have the meanings given to such term in Rule 12b-2 promulgated under the Exchange Act;

(ii) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (phrases such as “beneficially own” or “own beneficially” have correlative meanings);

(iii) “business day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close;

(iv) “Company Material Adverse Effect” shall mean any change, event, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is materially adverse to (i) the business, assets, capitalization, condition (financial or otherwise) or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (i), none of the following shall be deemed to constitute a Company Material Adverse Effect: (A) stockholder class action litigation or derivative litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty (including any stockholder claims alleging any violations of state common or statutory law, state blue sky laws, federal securities laws or the regulations promulgated thereunder) relating to the negotiation, execution, delivery or performance of this Agreement and/or the consummation or proposed consummation of any of the transactions contemplated hereby, (B) any Effect that results from (1) changes affecting any of the industries in which Company operates generally or the economy generally, provided such changes do not have a materially disproportionate or unique Effect on Company, (2) acts of war, sabotage or terrorism, provided such acts do not have a materially disproportionate or unique Effect on Company, (3) the announcement or pendency of the transactions contemplated by this Agreement (including any action or inaction by any customers, suppliers, employees or competitors of Company or any of its Subsidiaries as a result of the announcement or pendency of such transactions), (4) changes resulting from any actions expressly requested in writing by Parent or Purchaser, (5) Company’s failure to take an action as a result of any restrictions set forth in clauses (xi), (xii), (xvii), (xviii), (xix), (xx), (xxii) of Section 4.1(b) with respect to which Parent has refused, upon Company’s written request, to grant a waiver, (6) a decline in the market price, or change in trading volume, of the Shares or (7) a failure to meet internal or public projections, forecasts or estimates of revenue or earnings in and of itself (for the avoidance of doubt, the exceptions in clauses (6) and (7) shall not prevent or otherwise affect a determination that the underlying cause of any such failure has had or would reasonably be expected to have a Company Material Adverse Effect);

(v) “knowledge” of a Person shall mean, with respect to any matter in question, the actual knowledge of any executive officer of such Person; provided, however, that such executive officers shall be deemed to have knowledge of matters of such executive officers would reasonably be expected to become aware of in the ordinary course of performance of their duties and responsibilities;

(vi) “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity:

(vii) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; and

(viii) a “Triggering Event” shall be deemed to have occurred if: (i) there occurs any Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the stockholders of Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, amendment, modification or change of the Company Board Recommendation), (ii) Company shall have failed to include in the Proxy Statement the Company Board Recommendation, (iii) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) calendar days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iv) a tender or exchange offer relating to Company securities shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that securityholders reject such tender or exchange offer, or (v) Company shall have breached in any material respect its obligations under Section 5.2 or Section 5.3 of this Agreement.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Effective Time and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware state court, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such Proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

HEWLETT-PACKARD COMPANY

By:	/s/ CHARLES N. CHARNAS
Name:	Charles N. Charnas
Title:	Vice President, Deputy General Counsel and Assistant Secretary

NARWHAL ACQUISITION CORPORATION

By:	/s/ CHARLES N. CHARNAS
Name:	Charles N. Charnas
Title:	President and Secretary

NEOWARE, INC.

By:	/s/ KLAUS P. BESIER
Name:	Klaus P. Besier
Title:	Chief Executive Officer and President

[Signature page to Agreement and Plan of Merger]

APPENDIX B

July 23, 2007

Board of Directors

Neoware, Inc.

3200 Horizon Drive

King of Prussia, PA 19406 USA

Members of the Board of Directors:

We understand that Neoware, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Hewlett Packard Company (“HP”) pursuant to which, among other things, Narwhal Acquisition Corporation, a wholly owned subsidiary of HP (“Merger Sub”), will merge with and into the Company with the Company surviving the merger. We further understand that, upon the effectiveness of the merger, each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to such effective time (other than shares of Company Common Stock held by the Company, HP and their respective subsidiaries and any appraisal shares) will be converted into the right to receive $16.25 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of July 23, 2007 by and among the Company, HP and Merger Sub (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by the management of the Company, (4) published estimates of independent research analysts with respect to the future financial performance of the Company, (5) a trading history of Company Common Stock from January 1, 2004 to July 20, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant and (8) the Company’s prior experience in negotiating a possible strategic transaction with another party. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In addition to using Management projections, we

B-1

performed sensitivity analysis on the financial projections of the Company to reflect more conservative assumptions regarding the growth rate of the Company’s revenues. In addition, we have also used published estimates of independent research analysts for the purpose of our analysis. We have discussed the forgoing with the management of the Company, and they have agreed with the appropriateness of, and consented to our reliance upon, such sensitized projections and published estimates in performing our analysis. We have further assumed, upon advice of the Company and its legal advisors, that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Proposed Transaction will be obtained within the constraints contemplated by the Agreement. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Additionally, we express no opinion as to the prices at which the shares of Company Common Stock may trade at any time following the announcement of the Proposed Transaction. Under the terms of our engagement, we were not requested by the Company to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon the delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and HP in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company and the equity and debt securities and loans of HP for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and loans.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Lehman Brothers

LEHMAN BROTHERS

B-2

APPENDIX C

DELAWARE CODE

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET OR TELEPHONE QUICK * * * EASY * * * IMMEDIATE

NEOWARE, INC.

Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Neoware, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on September 26, 2007.

Vote Your Proxy on the Internet:

Go to www.continentalstock.com.

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:

Call 1 (866) 894-0537.

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

Your shares will be voted as specified below. If no specification is made, the Proxies will vote FOR Proposals 1 and 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

Please mark your votes like this	☒

1. To adopt the Agreement and Plan of Merger, dated as of July 23, 2007, among Neoware, Inc., Hewlett-Packard Company and Narwhal Acquisition Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐	In their discretion the named proxies are authorized to vote on any other matter that may properly come before the special meeting or any adjournment or postponement of the special meeting.

2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger, dated as of July 23, 2007, among Neoware, Inc., Hewlett-Packard Company and Narwhal Acquisition Corporation.

	FOR ☐	AGAINST ☐	ABSTAIN ☐	IMPORTANT—PLEASE SIGN AND RETURN PROMPTLY.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                           Signature if held jointly                                          Date                                     , 2007.

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

NEOWARE, INC.

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Dennis P. Flanagan, Klaus P. Besier and Keith D. Schneck (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Special Meeting of Stockholders of Neoware, Inc. (the “Company”) to be held at the Valley Forge Suites Hotel, 888 Chesterbrook Blvd., Chesterbrook, Pennsylvania 19087 on September 27, 2007 at 10:00 A.M., Eastern Time, and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

(Continued, and to be marked, dated and signed, on the reverse side)